UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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Equitrans Midstream Corporation

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2022

Equitrans Midstream Corporation

2022 Proxy Statement &
Notice of Annual Meeting

Equitrans Midstream Corporation

2022 Proxy Statement

&

Notice of Annual Meeting

to be held

Tuesday, April 26, 2022

9:00 a.m. ET

Fellow Shareholders,
On behalf of the Board of Directors and management of Equitrans Midstream Corporation, I am pleased to invite you to participate in our annual meeting of shareholders on Tuesday, April 26, 2022, at 9:00 a.m. (ET), to be held virtually via live webcast at www.virtualshareholdermeeting.com/ETRN2022. Given the ongoing public health considerations associated with COVID-19, and because the health, safety, and well-being of our employees and shareholders is of utmost importance to us, conducting our meeting virtually will enhance shareholders’ ability to participate, vote, and ask questions during the annual meeting in a safe and efficient manner.
Equitrans Midstream began operations as an independent, public company in November 2018 and our common stock is traded on the New York Stock Exchange under the symbol “ETRN.” Your continued interest in and support of our Company is invaluable and receiving shareholder feedback is instrumental to our future success.
This year you will be asked to vote on several items at the annual meeting, including the election of directors, approval of our executive compensation program for 2021 (the say-on-pay vote), approval of the Equitrans Midstream Corporation Employee Stock Purchase Plan and ratification of the appointment of our independent registered public accounting firm for 2022. The proxy statement describes these items in more detail. Your vote is important — please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting.
Whether or not you plan to participate in the annual meeting, please vote as soon as possible — by telephone, via the Internet, or by completing and signing your paper proxy card or vote instruction form — to ensure that your shares are represented and voted.
Equitrans moves the energy that keeps America moving and our mission is simple — to provide safe, reliable, sustainable, and innovative infrastructure solutions for the energy industry. The principles that guide our behaviors and decisions are based on our five core values: safety, integrity, collaboration, transparency, and excellence. With these values in mind, we will continue to work diligently to:
➢
Create value for our shareholders

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Provide an engaging workplace for our employees

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Preserve and protect the environment

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Support the communities where we live and work

As an energy infrastructure company, we acknowledge the reality of climate change as one of the most critical issues of our time, requiring a concerted global effort to reduce greenhouse gas emissions, adapt and build resiliency to changes in the climate system, and effectively manage both risks and opportunities as society transitions to a lower-carbon economy. As such, Equitrans Midstream must aggressively pursue climate change mitigation and adaptation, while also balancing the immediate and increasing need for energy in our country, now and in the future. I look forward to reporting on our progress and many successes, most particularly our efforts to enhance our Environmental, Social, and Governance performance.
Thank you for your investment in Equitrans Midstream Corporation and your participation in our annual meeting of shareholders.
Thomas F. Karam
Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders
To Be Held April 26, 2022
WHEN:   The annual meeting of shareholders of Equitrans Midstream Corporation (the Company or Equitrans Midstream) will be held on Tuesday, April 26, 2022, at 9:00 a.m. (Eastern Time) virtually via live webcast at www.virtualshareholdermeeting.com/ETRN2022.
RECORD DATE:   Our Board of Directors has established the close of business on February 18, 2022 as the record date for determining shareholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of the meeting.
ITEMS OF BUSINESS:   The following matters will be voted on at the meeting:
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Election of eight directors, each for a one-year term expiring at the 2023 annual meeting of shareholders;

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Approval, on an advisory basis, of the compensation of Equitrans Midstream’s named executive officers for 2021;

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Approval of the Equitrans Midstream Corporation Employee Stock Purchase Plan;

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Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream’s independent registered public accounting firm for 2022; and

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Such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

VOTING:   Please consider the issues presented in the attached proxy statement and vote your shares as soon as possible by following the voting instructions included in the proxy statement.
PARTICIPATING IN THE MEETING:   Due to the ongoing public health considerations associated with the coronavirus disease 2019 (COVID-19), we will be holding our 2022 annual meeting of shareholders solely via webcast. You will be able to participate in the meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ETRN2022. To participate in the meeting, you will need the 16-digit control number on your notice of Internet availability of proxy materials, your voting instruction form or your proxy card. If you plan to participate in the meeting, please follow the instructions under “Additional Information — Participating in the Annual Meeting” on page 66 of the proxy statement.
On behalf of the Board of Directors,
Nathaniel D. DeRose
Deputy General Counsel & Corporate Secretary
March 9, 2022
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held April 26, 2022:
This notice and proxy statement and our annual report on Form 10-K for the year ended December 31, 2021 are also available online at http://www.proxyvote.com.

We commenced providing our proxy materials, or a notice of Internet availability providing access to such materials, on or about March 9, 2022.

PROXY STATEMENT SUMMARY
OUR COMPANY

Equitrans Midstream Corporation is one of the largest natural gas gatherers in the United States, with a premier asset footprint in the Appalachian Basin. Our Annual Report on Form 10-K for the year ended December 31, 2021 describes our company and the assets and liabilities that comprise our business.

This summary highlights information about Equitrans Midstream Corporation and the upcoming 2022 annual meeting of shareholders. This summary does not contain all the information you should consider. You should read the entire proxy statement before you vote. We sometimes refer to Equitrans Midstream Corporation in this proxy summary and proxy statement as Equitrans Midstream, the Company, we, or us.

ANNUAL MEETING

Time and Date:	9:00 a.m. (Eastern Time) on Tuesday, April 26, 2022
Place:	Online at www.virtualshareholdermeeting.com/ETRN2022
Record Date:	February 18, 2022
Participation:
You are entitled to participate in the virtual annual meeting if you were an Equitrans Midstream shareholder as of the close of business on the record date. See “Additional Information — Participating in the Annual Meeting” on page 66 of this proxy statement for additional information and instructions.

VIRTUAL ANNUAL MEETING

Due to the ongoing public health considerations associated with COVID-19, and because the health, safety and well-being of our employees and shareholders is of utmost importance to us, we will be holding our 2022 annual meeting of shareholders solely via webcast. We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other shareholder rights advocates that have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Accordingly, we have designed the procedures for our virtual meeting format to enhance, rather than constrain, shareholder access, participation and communication, allowing a shareholder to participate fully and equally from any location at no cost to the shareholder. For example, the online format allows shareholders to communicate with us during the meeting so they can ask appropriate questions of our Board of Directors or management in accordance with the rules of conduct for the meeting and the format also allows shareholders to vote electronically. See “Participating in the Annual Meeting” for additional information.

Equitrans Midstream Corporation – 2022 Proxy Statement   i

MATTERS TO BE VOTED UPON

	Board Voting Recommendation	Page for More Information
Item No. 1: Election of eight directors, each for a one-year term expiring at the 2023 annual meeting of shareholders	FOR EACH NOMINEE	1
Item No. 2: Approval, on an advisory basis, of the compensation of Equitrans Midstream’s named executive officers for 2021 (Say-on-Pay)	FOR	53
Item No. 3: Approval of the Equitrans Midstream Corporation Employee Stock Purchase Plan	FOR	54
Item No. 4: Ratification of the appointment of Ernst & Young LLP as Equitrans Midstream’s independent registered public accounting firm for 2022	FOR	60

ii   Equitrans Midstream Corporation – 2022 Proxy Statement

BOARD AND BOARD COMMITTEES

Name, Principal Occupation & Current Other Public Company Board Service	Age	Director Since	Independent	Equitrans Midstream Board Committee Membership
				AC	CGC	MDCC	HSSE
Vicky A. Bailey President, Anderson Stratton Enterprises, LLC Current Other Public Company Boards: Cheniere Energy, Inc., PNM Resources, Inc.	69	2018			Chair
Sarah M. Barpoulis President, Interim Energy Solutions, LLC Current Other Public Company Boards: South Jersey Industries, Inc.	56	2020
Kenneth M. Burke Retired Partner, Ernst & Young LLP Current Other Public Company Boards: None	72	2018		Chair
Patricia K. Collawn* Chairman, President and Chief Executive Officer, PNM Resources, Inc. Current Other Public Company Boards: PNM Resources, Inc., Cheniere Energy, Inc.	63	2020
Margaret K. Dorman** Retired Executive Vice President, Chief Financial Officer and Treasurer, Smith International, Inc. Current Other Public Company Boards: Range Resources Corporation	58	2018				Chair
Thomas F. Karam (Chairman) Chairman and Chief Executive Officer, Equitrans Midstream Corporation Current Other Public Company Boards: None	63	2018
D. Mark Leland Retired Interim Chief Executive Officer, Deltic Timber Corporation and former Executive Vice President and Chief Financial Officer, El Paso Corporation Current Other Public Company Boards: PotlatchDeltic Corporation, Kinetik Holdings Inc.	60	2020
Norman J. Szydlowski Retired President and Chief Executive Officer, SemGroup Corporation Current Other Public Company Boards: None	70	2018					Chair
Robert F. Vagt (Lead Independent Director) Retired President, The Heinz Endowments Current Other Public Company Boards: Kinder Morgan, Inc.	75	2018
AC	Audit Committee	MDCC	Management Development and Compensation Committee
CGC	Corporate Governance Committee	HSSE	Health, Safety, Security and Environmental Committee

*
Ms. Collawn tendered her resignation from the board of directors of EVgo Inc., which resignation is to be effective March 31, 2022.

**
Ms. Dorman is not standing for re-election when her term expires at the annual meeting.

Equitrans Midstream Corporation – 2022 Proxy Statement   iii

GOVERNANCE HIGHLIGHTS

BUSINESS HIGHLIGHTS

While the COVID-19 pandemic is continuing, the outbreak has had, and continues to have, a minimal direct impact on the Company’s overall operations. The Company continues to actively manage its response to the COVID-19 pandemic in collaboration with relevant parties and, given that the situation surrounding COVID-19 remains fluid, a number of Company-wide measures undertaken in response to COVID-19 remain in effect to continue to promote the safety and health of field and office-based employees and contractors.
On November 4, 2021, the U.S. Department of Labor’s Occupational Safety and Health Administration (OSHA) issued an Emergency Temporary Standard (ETS) and to carry out President Biden’s executive order requiring all employers with at least 100 employees ensure that their employees are fully vaccinated or require unvaccinated workers to produce a negative test result at least once a week. On January 13, 2022, the U.S. Supreme Court granted an application to stay the ETS pending disposition of the applicants’ petitions for review in the U.S. Court of Appeals for the Sixth Circuit. Effective January 26, 2022, OSHA withdrew the ETS as an enforceable emergency temporary standard, but did not withdraw the ETS as a proposed rule. Should the ETS, or a similar state or local requirement, take effect in the future, the Company expects it would be subject to such regulation concerning COVID-19 vaccination or testing. In that case, the Company may be required to implement a requirement that many or most employees get vaccinated, subject to limited exceptions, or be tested, resulting in additional costs to the Company. At this time, it is not possible to predict the impact that a vaccine or testing requirement would have on the Company or its workforce. Any such mandate may result in increased costs, operational disruptions or employee attrition for the Company.

iv   Equitrans Midstream Corporation – 2022 Proxy Statement

Notwithstanding the outbreak’s minimal direct impact to date on the Company’s overall operations, the Company acknowledges that the COVID-19 pandemic is still ongoing and therefore the Company cannot predict that the pandemic, or further developments regarding variants of COVID-19 or other governmental action, will not have any impact in the future on the Company’s business, results of operations or financial position.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS

The Company recognizes that the long-term interests of shareholders are served by managing ESG matters important to the Company’s stakeholders and working to be resilient and appropriately positioned in any environment, including a lower-carbon economy. The Company has, throughout its corporate history, embraced conducting business in a socially responsible and ethical manner by respecting all stakeholders and is focused on identifying and executing on ESG and sustainability initiatives while further integrating corporate responsibility and ESG concerns into its business strategy and decision-making throughout the organization.

Commitement to Environment, Social and Governance (ESG)
equitrans Midstream
Equitrans Midstream Corporation (ETRN) Launches as a Standalone Company November 12, 2018
Joined ONE Future Coalition November 2019
Appointed two new female independent directors; 50% of independent directors are female February — April 2020
Named Chief Sustainability Officer May 2020
Launched diversity and inclusion program focused on employee education and talent recruitment July 2020
Published 2020 CSR in accordance with SASB and GRI July 2020
ETRN Foundation grants were $555,000, which included employee matching gifts program, and corporate giving totaled more than $165,000 Full year 2020
Announced Climate policy and interim targets; goal of Net Zero by 2050 January 2021
Established methane emissions mitigation targets in 2021 short-term incentive plan February 2021
Signed CEO Pledge offered by CEO Action for Diversity and Inclusion Coalition April 2021
Published 2021 CSR In accordance with SASB and GRI July 2021
Received a “BBB” rating in the MSCI ESG Ratings assessment (a two-grade increase from prior rating) September 2021
ETRN Foundation grants were more than $918,738, which included employee matching gifts program, and corporate giving totaled more than $556,580 Full year 2021
Received a “B-” rating in the CDP Climate Change Rating December 2021

COMPENSATION HIGHLIGHTS

The Management Development and Compensation Committee (Compensation Committee) of the Company’s Board of Directors adopted a compensation philosophy and developed programs and practices that seek to (i) align total direct compensation (TDC) for our named executive officers (NEOs) using market comparables and other relevant factors; and (ii) deliver transparency and fairness to shareholders, employees and other stakeholders while encouraging sound business strategy and execution that leads to long-term and sustainable shareholder value. At our 2021 annual meeting, our say-on-pay proposal received support from over 98% of our shares voted, leading the Compensation Committee to believe our compensation programs and practices have strong shareholder support. The primary components of our 2021 compensation program were:

Equitrans Midstream Corporation – 2022 Proxy Statement   v

*
See Appendix C for important information regarding the non-GAAP financial measures Economic Adjusted EBITDA (defined below) and free cash flow.

The compensation program is designed to provide an appropriate mix of fixed and variable pay to encourage retention and promote creation of long-term and sustainable shareholder value. The program is weighted towards variable pay that requires the Company to achieve well defined performance metrics in order for NEOs to realize performance-based annual and long-term incentives. The charts below reflect the fixed and at-risk components of the 2021 compensation for (i) Mr. Karam, our Chief Executive Officer, and (ii) our other NEOs. The amounts for each component of TDC set forth in the charts below were calculated in accordance with Securities and Exchange Commission (SEC) rules. TDC, which is not a substitute for the total compensation as reported in the Summary Compensation Table on page 41 of this proxy statement, omits certain other compensation (e.g., 401(k) contributions and perquisites) that is reflected in the Summary Compensation Table. For additional information, including information regarding how total compensation is calculated under SEC rules, see the footnotes accompanying the Summary Compensation Table.
*
Amounts shown above reflect the core components of our 2021 executive compensation program and do not include the special, one-time, performance-based Mountain Valley Pipeline-related awards described later in the section “Compensation Discussion and Analysis.”

vi   Equitrans Midstream Corporation – 2022 Proxy Statement

IMPORTANT DATES FOR 2023 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted for inclusion in Equitrans Midstream’s 2023 proxy statement under SEC rules must be submitted in writing and received by Equitrans Midstream’s Corporate Secretary on or before November 9, 2022.

Under Equitrans Midstream’s Third Amended and Restated Bylaws (the Bylaws), if a shareholder would like to present a matter not included in Equitrans Midstream’s proxy statement in person at the 2023 annual meeting of shareholders, including nominations for director candidates, advance notice must be submitted in writing and received by Equitrans Midstream’s Corporate Secretary no earlier than the close of business on December 27, 2022, and no later than the close of business on January 26, 2023.

Under Equitrans Midstream’s proxy access Bylaws provision, a shareholder, or group of twenty or fewer shareholders, owning continuously for at least three years as of both the date the notice is received by us and the record date for the annual meeting, shares of Equitrans Midstream representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in Equitrans Midstream’s proxy statement director nominees constituting the greater of  (i) two and (ii) 20% of the Board of Directors of Equitrans Midstream provided that such nominations are submitted in writing and received by our Corporate Secretary no earlier than the close of business on October 10, 2022 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and no later than the close of business on November 9, 2022 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting).

For additional information, see “Additional Information — Shareholder Proposals and Director Nominations” on page 67 of this proxy statement.

Equitrans Midstream Corporation – 2022 Proxy Statement   vii

ITEM NO. 1 — ELECTION OF DIRECTORS
The Board of Directors recommends a vote FOR each nominee for the Board of Directors.
Our Board of Directors, sometimes referred to in this proxy statement as the Board or our Board, is presenting eight nominees for election as directors at our annual meeting. All nominees currently serve on our Board of Directors and their current terms will expire at the 2022 annual meeting. Mses. Vicky A. Bailey, Sarah M. Barpoulis, and Patricia K. Collawn, and Messrs. Kenneth M. Burke, Thomas F. Karam, D. Mark Leland, Norman J. Szydlowski, and Robert F. Vagt, have been nominated to serve for a term of one year to expire at the 2023 annual meeting, or until their earlier removal or resignation or a successor is duly elected and qualified. Ms. Dorman has notified the Company that she will not stand for re-election when her term expires at the 2022 annual meeting. Each nominee consents to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve. If any nominee is unable to stand for election for any reason, then the shares represented at our annual meeting will be voted by the persons named as proxies for substitute nominees proposed by the Board, unless the Board decides to reduce its size.
The Board, following the recommendation of the Corporate Governance Committee, selected our eight nominees based on a review of the attributes discussed on page 14 under “Corporate Governance and Board Matters — Director Nominations.” Our Board believes that the nominees, individually and as a whole, possess qualifications consistent with our desired attributes and are providing and will continue to provide management with strong independent oversight as we implement our strategic objectives.
Each of our director nominees brings a unique skillset to the Board of Directors. Notably, all eight of our director nominees:
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are experienced in Energy, Regulatory, Utility and/or Government;

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have experience in the fields of finance, accounting and/or audit and internal control; and

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have prior experience on the boards of other publicly traded companies.

The following charts provide an overview of the attributes represented on our Board of Directors by our director nominees, in addition to each director nominee’s competencies included in the director profiles on the following pages.

Equitrans Midstream Corporation – 2022 Proxy Statement   1

Knowledge, Skills & Experience	Bailey	Barpoulis	Burke	Collawn	Karam	Leland	Szydlowski	Vagt
Industry
Public Company (Director)
Public Company (C-Suite)
Human Capital
Environmental & Sustainability
Strategic Planning
Operational Experience
Risk Management
Financial
Capital Markets
Governmental & Regulatory
Investor Management
Each nominee must be elected by a majority of the votes cast FOR that director’s election, and votes may not be cumulated. The persons named as proxies will vote FOR the nominees named, unless you vote against, or abstain from voting for or against, one or more of them.
In addition, under our Bylaws, each nominee has submitted an irrevocable conditional resignation to be effective if the nominee receives a greater number of votes against than votes FOR his or her election in an uncontested election. If this occurs, the Board will decide whether to accept the tendered resignation no later than 90 days after certification of the election. The Board’s determination shall be made without the participation of any nominee whose resignation is under consideration with respect to the election. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K furnished to the SEC.

2   Equitrans Midstream Corporation – 2022 Proxy Statement

Director Nominees
Vicky A. Bailey	Age 69	Director since November 2018
Ms. Bailey has served as President, Anderson Stratton Enterprises, LLC (strategic consulting and government relations), since November 2005, and was previously Vice President and owner, BHMM Energy Services, LLC (a certified minority owned energy facility management company), from January 2006 to 2013. Ms. Bailey has been a director of Cheniere Energy, Inc. (an energy company primarily engaged in liquefied natural gas related businesses) since March 2006 where she serves as a member of the Audit and Governance and Nominating Committees and a director of PNM Resources, Inc. (an investor-owned holding company with two regulated utilities providing electricity and electric services in New Mexico and Texas) (PNM) since January 2019 where she serves as a member of the Audit and Ethics Committee and Chair of the Nominating and Governance Committee. She was a director of EQT Corporation from June 2004 until November 12, 2018, when EQT spun out Equitrans Midstream into a separate publicly traded company (the Separation), and of Cleco Corporation (an energy services company with regulated utility and wholesale energy businesses) from June 2013 through March 2016.
Qualifications:Ms. Bailey has substantial regulatory and senior management experience in the energy industry, having previously served as a commissioner of the Federal Energy Regulatory Commission, President of Cinergy/PSI Energy, Inc. (a regulated utility) (now part of Duke Energy) and commissioner of the Indiana Utility Regulatory Commission. These experiences enable her to provide valuable insights into issues facing the Company’s regulated transmission business, particularly with respect to interacting with regulatory agencies. In addition, Ms. Bailey provides leadership to the Board with respect to energy policy issues, owing to her previous experience as Assistant Secretary for the Office of Domestic Policy and International Affairs at the Department of Energy. Ms. Bailey also draws upon public company board experience in supporting the Company’s strategic efforts.
Ms. Bailey is Chair of the Corporate Governance Committee and a member of the Health, Safety, Security and Environmental (HSSE) Committee.

Sarah M. Barpoulis	Age 56	Director since February 2020
Ms. Barpoulis is the founder and President of Interim Energy Solutions, LLC (an advisory service firm providing asset management and risk management consulting, and litigation support services to the energy sector) since 2003. She has served as a director of South Jersey Industries, Inc. (a publicly traded energy services holding company) since April 2012 where she serves as a member of the Audit Committee (serving as Chair since 2017), the Executive Committee, the Strategy and Finance Committee and the Nominating and Governance Committee. She previously served as a director of SemGroup Corporation (a publicly traded provider of gathering, transmission, storage, distribution, marketing and other midstream services) (SemGroup) from October 2009 through the sale of SemGroup to Energy Transfer, LP in December 2019.
Qualifications: Ms. Barpoulis brings nearly 30 years of experience in the energy industry, significant executive-level leadership experience as well as valuable risk management, business planning and commercial expertise through her work as an energy advisor and consultant through Interim Energy Solutions, LLC and her varied roles of increasing responsibility over more than a decade with PG&E National Energy Group, a company that, among other things, developed, built, owned and operated electric generating and natural gas pipeline facilities. Ms. Barpoulis also brings significant public company board experience from her service on the boards of directors of a number of public companies. Ms. Barpoulis is National Association of Corporate Directors (NACD) Directorship CertifiedTM and is a Board Leadership Fellow, demonstrating her commitment to the highest standards of board leadership.
Ms. Barpoulis is a member of the Corporate Governance Committee and a member of the HSSE Committee.

Equitrans Midstream Corporation – 2022 Proxy Statement   3

Kenneth M. Burke	Age 72	Director since November 2018
Mr. Burke was a Partner at Ernst & Young LLP (EY) (a Big Four accounting firm) from October 1982 through June 2004. Mr. Burke served on the board of directors of Nexeo Solutions, Inc. (a publicly traded global chemical distributor) from November 2011 until its acquisition in March 2019. Mr. Burke also was appointed to the boards of directors of the general partners of EQM Midstream Partners, LP (EQM) and EQGP Holdings, LP (EQGP), both of which were publicly traded master limited partnerships controlled by the Company, in September 2018, serving in such capacities until the Company’s acquisitions of the outstanding public common units of each of EQM and EQGP in June 2020 and January 2019, respectively (the acquisition of outstanding public common units of EQM in June 2020, the EQM Merger). Mr. Burke also served on and chaired the Audit Committees of the boards of directors of the general partners of EQM and EQGP. Mr. Burke served as a director of EQT Corporation from January 2012 until the Separation.
Qualifications: Mr. Burke brings over three decades of experience focused on the energy industry, primarily oil and gas. Mr. Burke retired from EY in 2004, where he held a number of leadership positions, including National Energy Industry Director and Partner-in-Charge of the Houston Energy Services Group. He also co-authored the book “Oil and Gas Limited Partnerships: Accounting, Reporting and Taxation.” During his years at EY, Mr. Burke served as audit partner for numerous companies in the oil and gas industry. Mr. Burke also has substantial experience as a director of both public and private companies where he has served on and chaired a number of committees.
Mr. Burke is Chair of the Audit Committee and a member of the Corporate Governance Committee.

Patricia K. Collawn	Age 63	Director since April 2020
Ms. Collawn has served as President and Chief Executive Officer of PNM since 2010. She has also served as a director of PNM since 2010 and was appointed Chairman of its board of directors in 2012. Ms. Collawn joined PNM in 2007 and served as President and Chief Operating Officer and President, Utilities of PNM prior to her promotion to President and Chief Executive Officer in 2010. In addition to serving on the board of directors of PNM, Ms. Collawn has served as the Lead Independent Director of EVgo, Inc. (a provider of a public fast charging network for electric vehicles) since July 2021, where she serves as the chair of its Audit Committee and as a member of its Compensation Committee and Nominating and Corporate Governance Committee. Ms. Collawn tendered her resignation from the board of directors of EVgo Inc., which resignation is to be effective March 31, 2022. Ms. Collawn also has served as an independent director of Cheniere since July 2021, where she serves as a member of its Audit Committee and Compensation Committee. Ms. Collawn was also an independent director of CTS Corporation (a publicly traded designer and manufacturer of sensors, actuators and electronic components for various industries) from 2003 to May 2021, most recently serving as the Chair of the Compensation Committee and a member of the Nominating and Governance Committee.
Qualifications: As a senior executive in the power utilities sector for more than 25 years, Ms. Collawn has an in-depth understanding of the complex regulatory structure of the utility industry, as well as substantial operations experience, having also served as President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary and operating utility engaged primarily in the generation, purchase, transmission, distribution, and sale of electricity. Additionally, she previously served as chairman of the Electric Power Research Institute (an independent, non-profit center for public interest energy and environmental research, including sustainability and carbon reduction matters), as well as the first female chairman of the board of directors of the Edison Electric Institute (a national association of investor-owned electric companies). Along with her executive leadership experience and a focus on corporate governance, cybersecurity, and environmental and sustainability matters, Ms. Collawn brings both commercial and operational expertise through her work in the public utility sector.
Ms. Collawn is a member of the Compensation Committee and a member of the HSSE Committee.

4   Equitrans Midstream Corporation – 2022 Proxy Statement

Thomas F. Karam	Age 63	Director since November 2018
Mr. Karam was appointed Chairman of the Board of Directors and Chief Executive Officer of Equitrans Midstream in July 2019. Prior to that, Mr. Karam served as President and Chief Executive Officer of Equitrans Midstream since September 2018 and a member of the Board of Equitrans Midstream since November 2018. Prior to Equitrans Midstream, he served as Senior Vice President, EQT Corporation and President, Midstream from August 2018 until the Separation in November 2018. Mr. Karam also served as the Chairman and Chief Executive Officer of EQM’s general partner from July 2019 until the closing of the EQM Merger, and previously served as Chairman, President and Chief Executive Officer, from October 2018 to July 2019, and as President, Chief Executive Officer and director, from August 2018 to October 2018. In addition, Mr. Karam served as Chairman, President and Chief Executive Officer of EQGP’s general partner from October 2018 through the closing of the Company’s acquisition of the outstanding public common units of EQGP in January 2019, as well as President, Chief Executive Officer and director from August 2018 to October 2018. Mr. Karam served on EQT’s board of directors from November 2017 until the Separation. Mr. Karam was the founder and served as Chairman of Karbon Partners, LLC, which invests in, owns, constructs and operates midstream energy assets, from April 2017 to August 2018. Mr. Karam was the founder and previously served as Chairman and Chief Executive Officer of PennTex Midstream Partners, LP, a publicly traded master limited partnership with operations in North Louisiana and the Permian Basin (PennTex), from 2014 until the sale of its general partner to Energy Transfer Partners in 2016.
Qualifications: Mr. Karam has been a senior executive and entrepreneur in the midstream energy sector for more than 25 years. Preceding PennTex, he was the founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC (Laser), one of the first independent natural gas gathering systems in the northeast Marcellus Shale, from 2010 until 2012 when it was acquired by Williams Partners L.P. Prior to Laser, Mr. Karam was the President, Chief Operating Officer and director of Southern Union Company, where he led its successful transformation from a large local distribution company to one of the largest pipeline companies in the United States at the time. Prior to Southern Union Company, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises and PG Energy, a natural gas utility in central and northeastern Pennsylvania, until its acquisition by Southern Union Company. He began his professional career in investment banking with Legg Mason Inc. and Thomson McKinnon.

Equitrans Midstream Corporation – 2022 Proxy Statement   5

D. Mark Leland	Age 60	Director since January 2020
Mr. Leland served as Interim Chief Executive Officer of Deltic Timber Corporation from October 2016 to March 2017, prior to the company’s merger with Potlatch Corporation to form PotlatchDeltic Corporation (a publicly traded timberland real estate investment trust) (PotlatchDeltic) in February 2018. Mr. Leland has served as a director of PotlatchDeltic since February 2018 where he serves as a member of its Audit Committee and its Executive Compensation and Personnel Policies Committee. Mr. Leland has also served as a director and Chair of the Conflicts Committee and a member of the Audit Committee of Altus Midstream Company (and its predecessor) (a publicly traded midstream company providing gathering processing and transportation services in the Permian Basin) from April 2016 until the company’s merger with BCP Raptor Holdco LP in February 2022 forming Kinetik Holdings Inc. (a publicly traded fully integrated midstream business in the Delaware basin) (Kinetik). Mr. Leland has served as a director of Kinetik since February 2022, where he serves as Chair of its Audit Committee and a member of its Corporate Governance and Nominating Committee. Previously, he served as a director and Chair of the Audit Committee of Deltic Timber Corporation from June 2016 to February 2018 and the general partner of Rice Midstream Partners LP (RMP) from December 2014 until its merger with EQM in July 2018. Mr. Leland served on the board of directors of the general partner of Oiltanking Partners, L.P. (a publicly traded company providing terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas) from June 2012 to February 2015 and on the board of directors of KiOR, Inc. (a publicly traded renewables fuel company) from June 2013 to March 2015.
Qualifications: Mr. Leland brings extensive operational and financial experience in the midstream energy industry, having served as President of El Paso Corporation’s (El Paso) midstream business unit from October 2009 to May 2012, and as director of El Paso Pipeline Partners, L.P. from its formation in 2007 to May 2012. Among other senior-level roles at El Paso, Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso from August 2005 to October 2009. This experience as well as experience on the boards of numerous publicly traded and private energy companies provide significant contributions to the Board.
Mr. Leland is a member of the Audit Committee and a member of the Compensation Committee.

Norman J. Szydlowski	Age 70	Director since November 2018
Mr. Szydlowski served as President and Chief Executive Officer of SemGroup from November 2009 through June 2014, and director of SemGroup from November 2009 through April 2014. Mr. Szydlowski served as a director of EQT from November 2017 until the Separation and as a director of the general partner of 8point3 Energy Partners, LP (a publicly traded joint venture formed to own and operate solar generation assets) from June 2015 until its acquisition by Capital Dynamics, Inc. in June 2018. He also served as a director of the general partner of JP Energy Partners LP (a publicly traded oil and natural gas company) from July 2014 through March 2017, a director of Transocean Partners, LLC (a publicly traded offshore drilling contractor) from November 2014 through December 2016, and a director of the general partner of NGL Energy Partners LP (a publicly traded company specializing in transportation, storage, blending and marketing of crude oils, natural gas, refined products, renewables and water solutions) from November 2011 through April 2014.
Qualifications: Mr. Szydlowski’s experience at SemGroup and before that as Chief Executive Officer of Colonial Pipeline Company (a refined pipeline system) and elsewhere provides him with significant executive and operational midstream experience. In particular, Mr. Szydlowski has a thorough understanding of the midstream business and midstream customers.
Mr. Szydlowski is Chair of the HSSE Committee and a member of the Compensation Committee.

6   Equitrans Midstream Corporation – 2022 Proxy Statement

Robert F. Vagt	Age 75	Director since November 2018
Mr. Vagt currently serves as the Lead Independent Director of Equitrans Midstream. Mr. Vagt served as President of Davidson College (an independent liberal arts college) from July 1997 through August 2007, and served as President of The Heinz Endowments (a private philanthropic foundation) from January 2008 through January 2014. Mr. Vagt served as a director of EQT from November 2017 until the Separation. Mr. Vagt was a director of Rice Energy Inc. (Rice Energy), serving as that board’s independent Chair, Chair of its Health, Safety and Environmental Committee, and a member of the Audit and Nominating and Governance Committees, from January 2014 through EQT’s acquisition of Rice Energy in November 2017. From January 2014 to July 2018, Mr. Vagt also served on the board of directors of the general partner of RMP (acquired by EQM in July 2018), serving as board Chair from December 2014 through November 2017. Mr. Vagt has served as a director of Kinder Morgan, Inc. (a publicly traded energy infrastructure company) since May 2012, where he serves as a member of the Audit Committee and Chair of its Environmental, Health and Safety Committee.
Qualifications: Prior to his service to The Heinz Endowments and Davidson College, Mr. Vagt had significant executive and operational oil and gas industry experience, having served as President and Chief Operating Officer of Seagull Energy Corporation (an oil and gas exploration and production company) from 1996 to 1997, as President, Chairman and Chief Executive Officer of Global Natural Resources (a producer of oil and natural gas) from 1992 to 1996 and as President and Chief Operating Officer of Adobe Resources Corporation (an oil and natural gas production company) from 1989 to 1992. Mr. Vagt also served as a director of El Paso Corporation (a provider of natural gas and related energy products) (now part of Kinder Morgan, Inc.) from May 2005 to 2012, where he was a member of the Compensation and Health, Safety and Environmental Committees. Mr. Vagt’s professional background, including operations and management experience in both the public and private sectors, makes him an important advisor and member of Equitrans Midstream’s Board. In addition, Mr. Vagt provides the Board with diversity of perspective gained from service as the President of The Heinz Endowments, as well as from service as the President of Davidson College.
Mr. Vagt is a member of the Audit Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Meetings and Committees
The Board currently has four standing Committees: Audit, Management Development and Compensation, Corporate Governance, and Health, Safety, Security and Environmental. The Board may from time to time form new Committees, disband an existing Committee and delegate additional responsibilities to a Committee. Our Committees report on their activities to the Board on a routine basis and also make recommendations regarding matters to be approved by the Board. The responsibilities of the Committees are included in written charters, which are reviewed at least annually by the Committees and the Board. All charters may be viewed on the Company’s website at www.equitransmidstream.com by clicking on “About” on the main page and then on “Governance.”
The Company does not have a formal policy of requiring its directors to attend the annual meeting, but the Company encourages them to do so. All of our directors participated in the 2021 annual meeting.
In 2021, our Board held 10 meetings, with regular communication between meetings, and each of our directors serving on the Board during 2021 attended at least 95% of the aggregate meetings of our Board and the Committees on which he or she served. The following charts summarize each Committee’s primary responsibilities, membership and number of meetings held in 2021.

Equitrans Midstream Corporation – 2022 Proxy Statement   7

Audit Committee
Members Kenneth M. Burke (Chair) D. Mark Leland Robert F. Vagt	Meetings Held in 2021: 10

Primary Responsibilities:   The Audit Committee assists the Board by overseeing:
➢
the accounting and financial reporting processes of the Company and related disclosure matters;

➢
the audits of the Company’s financial statements;

➢
the integrity of the Company’s financial statements;

➢
the qualifications, independence, and performance of the Company’s registered public accountants;

➢
the qualifications and performance of the Company’s internal audit function; and

➢
compliance with legal and regulatory requirements, including with the Company’s code of business conduct and ethics.

Independence:   Each member of the Committee is independent under the Company’s corporate governance guidelines and applicable New York Stock Exchange (NYSE) listing standards and SEC rules. Each member of the Committee is financially literate. The Board has determined that each of Messrs. Burke, Leland and Vagt qualify as an audit committee financial expert as defined under SEC rules. The designation as an audit committee financial expert does not impose any duties, obligations, or liabilities that are greater than those generally imposed upon a director who is a member of the Committee and the Board. As audit committee financial experts, Messrs. Burke, Leland and Vagt also have accounting or related financial management experience under applicable NYSE listing standards.

Management Development and Compensation Committee
Members Margaret K. Dorman (Chair) Patricia K. Collawn D. Mark Leland Norman J. Szydlowski	Meetings Held in 2021: 9

Primary Responsibilities:   The Compensation Committee:
➢
assists the Board in the discharge of its fiduciary responsibilities relating to agreements with, and the fair and competitive compensation of, the CEO and other executive officers;

➢
designs, administers and makes awards (or, as applicable, makes recommendations to the Board to make awards) under the Company’s incentive compensation and equity-based plans;

➢
provides oversight for and, as required, administers the Company’s benefit plans;

➢
oversees the Company’s management development program for the Company’s executive officers and other key members of management;

➢
oversees such aspects of the Company’s policies, programs and strategies related to corporate social responsibility and sustainability, including management development and compensation matters identified as part of the Company’s evaluation of ESG concerns; and

➢
prepares a report for inclusion in the Company’s proxy statement for the annual meeting of shareholders.

The Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, outside legal counsel or other personnel. It may also obtain advice and assistance from internal legal, accounting, human resources and other advisors. Pursuant to its Charter, the Committee may delegate authority and responsibilities to subcommittees as it deems proper provided that no subcommittee shall consist of less than two members.
Independence:   Each member of the Committee meets the independence requirements of the NYSE or any other national securities exchange on which the securities of the Company are listed and applicable federal securities law, including the rules and regulations of the SEC.

8   Equitrans Midstream Corporation – 2022 Proxy Statement

Corporate Governance Committee
Members Vicky A. Bailey (Chair) Sarah M. Barpoulis Kenneth M. Burke Margaret K. Dorman	Meetings Held in 2021: 5

Primary Responsibilities:   The Corporate Governance Committee is responsible for:
➢
establishing and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as directors;

➢
identifying individuals qualified to become Board members consistent with criteria approved by the Board;

➢
recommending to the Board the director nominees for each annual meeting of shareholders;

➢
reviewing and recommending to the Board any updates to the Company’s corporate governance guidelines;

➢
recommending Committee membership, including a Chair, for each Committee;

➢
recommending an appropriate compensation structure for the directors, including administration of stock-based plans for the directors;

➢
reviewing plans for management succession for all executive officers other than the CEO (which is overseen by the Board);

➢
recommending director independence determinations to the Board;

➢
providing oversight for the corporate governance of the Company, including in connection with the corporate governance aspects of the Company’s policies, programs and strategies related to corporate social responsibility and sustainability and governance-related factors identified as part of the Company’s evaluation of ESG concerns; and

➢
reviewing related person transactions under the Company’s related person transaction approval policy.

Independence:   Each member of the Committee is independent under the Company’s corporate governance guidelines and applicable NYSE listing standards.

Health, Safety, Security and Environmental Committee
Members Norman J. Szydlowski (Chair) Vicky A. Bailey Sarah M. Barpoulis Patricia K. Collawn	Meetings Held in 2021: 6

Primary Responsibilities:   The HSSE Committee:
➢
provides input and direction to management and the Board about the Company’s approach to health, safety, security (including cybersecurity), and environmental policies, programs and initiatives, including HSSE aspects of the Company’s policies, programs and strategies related to corporate social responsibility and sustainability (and HSSE-related factors identified as part of the Company’s evaluation of ESG concerns) and reviews the Company’s activities in those areas;

➢
reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company, including, without limitation, the Company’s emergency response preparedness and HSSE matters relating to corporate social responsibility and sustainability and HSSE-related factors identified as part of the Company’s evaluation of ESG concerns;

➢
periodically reviews reports from management with respect to significant risk exposures related to HSSE (including, without limitation, risks relating to energy transition, emissions and climate change, as well as biodiversity matters) and advises the Board on management’s procedures for monitoring, controlling and reporting on such exposures;

➢
reviews the Company’s disclosures regarding the Committee’s role in the oversight of the Company’s HSSE-related risk management; and

➢
ensures that appropriate HSSE goals are in place and evaluates the Company’s progress toward those goals.

Equitrans Midstream Corporation – 2022 Proxy Statement   9

Compensation Process
In discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, the Compensation Committee recommends, and the Board approves, the target TDC for NEOs by establishing base salaries and setting short-term (bonus) and long-term incentive targets. This process includes consideration of the items discussed in more detail in the section titled “Compensation Discussion and Analysis — Determination of Target Total Direct Compensation (TDC)” below. When appropriate, the Compensation Committee also provides certain limited perquisites and other benefits to executive officers and other key employees.
The Compensation Committee, with the approval of the Board,establishes the plan designs and performance metrics for all of the Company’s short-term and long-term incentive programs. The Compensation Committee also sets target and maximum metrics and related payouts under the Company’s programs for executive officers and reviews the appropriateness of these for all other Company personnel. After completion of the performance period, the Compensation Committee reviews actual performance in comparison to established metrics to determine the amount of short-term and long-term incentive awards earned for each executive officer and for other Company personnel in total.
The Compensation Committee has retained the services of Mercer (US) Inc. (Mercer) as its independent consultant to aid the Compensation Committee in performing its duties. Representatives of Mercer provided the Compensation Committee with market data and counsel regarding executive officer compensation programs and practices, discussed in more detail in the section titled “Compensation Discussion and Analysis” below. Representatives of Mercer do not make recommendations on, or approve, the amount of compensation for any executive officer. The Company has affirmatively determined that no conflict of interest has arisen in connection with the work of Mercer as compensation consultant for the Compensation Committee.
The Company’s compensation process includes discussions among the members of the Compensation Committee, other independent directors of the Board, management and Mercer. The Compensation Committee always seeks approval of the Board with respect to the total direct compensation for each executive officer.
Certain executive officers may review information with the Compensation Committee during meetings and may present management’s views or recommendations. Our executive team occasionally consults with Willis Towers Watson, its own compensation consultant, when developing its views or recommendations regarding executive compensation matters. The Compensation Committee evaluates these recommendations including, if desired, in consultation with its independent compensation consultant, and takes them into consideration when making the Compensation Committee’s decisions and recommendations. When establishing TDC for executive officers and reviewing actual performance against established metrics, the Compensation Committee considers the CEO’s compensation recommendations. The CEO does not participate in Compensation Committee or Board deliberations about his compensation.
The Compensation Committee has delegated limited authority to Mr. Karam, in his capacity as a director of the Company, to issue special bonus payments and grant certain long-term incentive awards under the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan (as amended, the ETRN LTIP). These awards must follow established guidelines, are reviewed by the Compensation Committee on a quarterly basis, and include New Hire, CEO, Retention and Discretionary New Hire Awards.
The Compensation Committee has approved a pre-established basket to provide for off-cycle New Hire awards pursuant to the following guidelines:
➢
Individuals hired after the annual grant date who would have qualified for a grant may be awarded restricted shares or units in an amount not to exceed the median target for the position. Under this limited authorization, individual grants may not exceed $75,000 and would not apply to newly hired executive officers or direct reports of the CEO.

➢
The aggregate award value of all awards under this basket as of the date of any grant may not exceed $725,000.

10   Equitrans Midstream Corporation – 2022 Proxy Statement

The Compensation Committee has also approved a pre-established basket to provide for CEO Awards, Retention Awards, and Discretionary New Hire Awards to individuals, in each case, other than executive officers and direct reports of the CEO pursuant to the following guidelines:
➢
CEO Awards are for the purpose of recognizing individual performance achievement as follows:

◦
Individuals that have received ETRN LTIP grants as part of the annual award cycle are eligible to receive cash awards limited to $20,000 per employee per grant.

◦
Individuals that have not received ETRN LTIP grants as part of the annual award cycle are eligible to receive ETRN restricted units, cash or any combination thereof with the award value limited to $20,000 per employee per grant.

➢
Retention Awards are for the purpose of addressing compensation for key personnel that have been offered employment outside the company with more favorable equity-based compensation arrangements.

➢
Discretionary New Hire Awards consisting of restricted stock units may be made to newly hired employees not otherwise entitled to a New Hire award discussed above on the condition that no award exceeds $25,000 per employee per grant.

➢
In each case, the aggregate award value of all awards under this basket granted as of the date of any grant may not exceed $200,000.

The Compensation Committee has not delegated its authority to award equity to any other executive officer.
We provide additional information regarding the Compensation Committee and the Company’s policies and procedures regarding executive compensation below under “Compensation Discussion and Analysis.”

Equitrans Midstream Corporation – 2022 Proxy Statement   11

Board Leadership Structure
As described in the Company’s corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the CEO but that both functions may be effectively performed by the same individual. From time to time, generally in connection with succession planning, the Board will consider whether the Chairman and the CEO should be separate, and if separate, whether the Chairman should be an outside director or an inside director. In July 2019, the Board concluded that combining the functions of Chairman and CEO was the most effective leadership structure for the Company and appointed Mr. Karam as the Chairman of the Board. The Board reaffirmed its conclusion in April 2021 and, based on a recommendation of the Corporate Governance Committee, reappointed Mr. Karam as Chairman of the Board for a term expiring at the Board’s 2022 annual meeting. The Board believes the present structure provides the Company and the Board with strong leadership and appropriate independent
Our Lead Independent Director:

➢
convenes, presides over and sets agendas for regularly scheduled and special executive sessions of independent/non-management directors (which typically occur at each regularly scheduled meeting of the Board), and calls a meeting of the independent/non-management directors if requested by any other director;

➢
presides over any meeting at which the Chairman is not present;

➢
consults with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviews meeting agendas;

➢
facilitates an assessment process with respect to the Board as a whole as well as for individual directors; and

➢
serves as the designated director to speak with shareholders (when requested) and to receive communications from interested parties.

oversight of management, with a strong Lead Independent Director in Mr. Vagt and a board structure that is 89% independent. In addition, a combined Chairman and CEO allows the Company to communicate its business, strategy and value to shareholders, investors, employees, other stakeholders, regulators and the public with a single voice.
Under the Company’s corporate governance guidelines, when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director. The Lead Independent Director’s exclusive duties are described in the box on this page.
A Lead Independent Director’s term is generally for one year, but an individual may serve multiple consecutive terms as the Lead Independent Director if recommended by the Corporate Governance Committee and approved by the Board.
In April 2021, the Board, based on a recommendation from the Corporate Governance Committee, re-elected Mr. Vagt to serve as Lead Independent Director of the Board for a one-year term. Mr. Vagt has held this position since the Separation.

12   Equitrans Midstream Corporation – 2022 Proxy Statement

Board’s Role in Risk Oversight
The Board
➢ Reviews the major risks facing the Company and delegates oversight of certain major risks to applicable Board Committees ➢ Reviews the options for mitigating major risks facing the Company

Audit Committee
➢
Discusses the Company’s process for assessing major risk exposures and the guidelines and policies management has implemented to monitor and control such exposures, including the Company’s financial risk exposures, including financial statement risk and such other risk exposures as may be delegated by the Board to the Committee for oversight, and the Company’s risk management guidelines and policies

➢
Reviews the integrity of the Company’s financial statements

➢
Reviews the qualifications, independence and performance of the Company’s registered public accountants

➢
Reviews the qualifications and performance of the Company’s internal audit function

Corporate Governance Committee
➢
Oversees governance of the Company, including its director compensation structure, and is committed to governance that is in full compliance with law, reflects good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company

➢
Identifies board nominees of the highest possible caliber to provide insightful, intelligent, and effective guidance to management

➢
Reviews plans for management succession

➢
Reviews periodically and makes such recommendations regarding the Company’s risks as may be delegated to the Committee by the Board

Management Development and Compensation Committee
➢
Oversees the performance of an annual risk assessment of the Company’s compensation policies and practices

➢
Reviews periodically and makes recommendations regarding the Company’s risks as may be delegated to the Committee by the Board

Health, Safety, Security and Environmental Committee
➢
Provides input and direction to management and the Board about the Company’s approach to HSSE policies, programs and initiatives (including those relating to cybersecurity and, in conjunction with other Board Committees, corporate social responsibility and sustainability matters), and reviews the Company’s activities in those areas

➢
Reviews the overall adequacy of, and provides oversight with respect to, HSSE policies, programs, procedures and initiatives of the Company

➢
Reviews periodically and makes recommendations regarding the Company’s HSSE risks (including, without limitation, risks relating to energy transition, emissions and climate change, as well as biodiversity matters) and other risks as may be delegated to the Committee by the Board

Equitrans Midstream Corporation – 2022 Proxy Statement   13

Management

➢
The Company’s Enterprise Risk Committee, composed of certain executive officers and other members of management who oversee day-to-day risk management, meet periodically throughout the year to review, prioritize and address the Company’s major risk exposures and consider new or emerging risks, the results of which are reported to the Board on a regular basis.

Director Nominations
The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board for approval the requisite skills and characteristics to be found in individuals who will serve as members of the Board. The Committee strives to ensure that the Board consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the Board for approval the slate of directors to be recommended for nomination for election at the Company’s annual meeting of shareholders.
When assessing new director candidates for nomination, regardless of who recommends the candidate for consideration, the Corporate Governance Committee will consider the background, diversity, personal characteristics and business experience of the candidate against the ideal attributes identified below. Candidates generally possessing these attributes are further evaluated against the current needs of the Company to determine the appropriate fit in light of overall Board composition. The Corporate Governance Committee reviews the attributes from time to time and recommends revisions for approval by the Board as the Corporate Governance Committee considers appropriate.

Individual Attributes

Character | **Leadership** | **Experience** | **Network** | **Commitment**

Our ideal candidates...

- ✓ Possess integrity, competence, insight, creativity, and dedication
- ✓ Are able to work in a collegial manner, while constructively engaging board members to enhance decision making
- ✓ Have experience as a board member or as a senior executive of a public company or a significant private entity
- ✓ Possess broad business experience
- ✓ Have a strong network of business and industry contacts
- ✓ Have ability to exercise seasoned business judgment on significant issues facing the Company
- ✓ Have experience in the Company's industry or experience relevant to the Company's needs
- ✓ Are willing to spend the time and effort required to learn critical aspects of the operations of the Company and to function effectively as a director
- ✓ Have no conflict of interest
- ✓ Meet the applicable standards of independence and other regulatory qualifications
- ✓ Possess attributes deemed to be appropriate given the then current needs of the Board

Board Composition

Diverse | **Experienced** | **Effective**

Our Board as a whole...

- ✓ Benefits from diversity of background, perspective, business experience, and skills
- ✓ Includes diversity of ethnicity, gender, and age

14   Equitrans Midstream Corporation – 2022 Proxy Statement

As indicated in the Corporate Governance Committee’s charter, the Corporate Governance Committee will consider, in its normal course, submissions from shareholders in making its recommendations for director nominees. Any shareholder desiring to recommend an individual to serve as a director of the Company should submit the information listed below to the Corporate Governance Committee Chair, care of the Corporate Secretary. The Corporate Governance Committee will consider recommendations received no earlier than the close of business on December 27, 2022, and no later than the close of business on January 26, 2023.
A submitting shareholder must provide the following:
➢
The information required by Sections 1.09 and 1.10 of the Company’s Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s timely written notice; (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary; and (iv) the nominee’s executed irrevocable conditional resignation letter.

➢
Updates and supplements to any information previously submitted to the Corporate Secretary.

➢
In addition, the Company may require the shareholder to provide such further information as the Company may reasonably request.

Additionally, as set forth in Section 1.11 of the Company’s Bylaws, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by the Company and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in the Company’s proxy statement director nominees constituting the greater of  (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by the Company’s Corporate Secretary not earlier than the close of business on October 10, 2022 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and not later than the close of business on November 9, 2022 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting) and include the following:
➢
The information required by Sections 1.09 and 1.10 of the Company’s Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s timely written notice; (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made; (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary; and (iv) the nominee’s executed irrevocable conditional resignation letter.

➢
The information required by Section 1.11 of the Company’s Bylaws, including, but not limited to, (i) all other questionnaires required of the Company’s directors; and (ii) such additional information as is necessary to permit the Board to determine that the director nominee is independent and that the nominee’s service as a member of the Board would not violate any applicable law, rule or regulation, or the NYSE listing standards.

Please see “Corporate Secretary Contact Information” under the caption “Additional Information” on page 63.

Equitrans Midstream Corporation – 2022 Proxy Statement   15

Contacting the Board
Interested parties may communicate directly with the Lead Independent Director (and with independent directors, individually or as a group, through the Lead Independent Director) by sending an email to ETRNPresidingDirector@equitransmidstream.com. You may also write to the Lead Independent Director, the
ETRN Board of Directors
ETRNPresidingDirector@equitransmidstream.com
Equitrans Midstream Corporation Attn: Lead Independent Director C/O Corporate Secretary 2200 Energy Drive Canonsburg, Pennsylvania 15317
entire Board, any Board Committee, or any individual director by addressing such communication to the applicable director or directors, care of the Corporate Secretary, at Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, Pennsylvania 15317. The Corporate Secretary will open the communication and promptly deliver it to the Lead Independent Director or the named director, unless the communication is junk mail or a mass mailing.
Governance Principles
The Company maintains a corporate governance page on its website that includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics, and charters for each Committee of the Board. The corporate governance page can be found at www.equitransmidstream.com, by clicking on the “About” link on the main page and then on the “Governance” link. The Company will provide copies of its corporate governance guidelines, code of business conduct and ethics, and any of the Board Committee charters upon request by a shareholder to the Corporate Secretary. See “Corporate Secretary Contact Information” under the caption “Additional Information.”

16   Equitrans Midstream Corporation – 2022 Proxy Statement

The Board is committed to strong corporate governance practices. Through the Corporate Governance Committee, the Board monitors its corporate governance policies and practices against evolving best practices. Below are highlights of some of our corporate governance policies and practices.
Corporate Governance Highlights

➢
The Board has adopted corporate governance guidelines

➢
Our directors are elected annually for a term of one year

➢
We have a Lead Independent Director with defined duties

➢
Eight of the nine members of the Board and seven of our eight director nominees are independent of the Company and its management

➢
The Board’s independent/non-management directors meet regularly in executive session, and the Lead Independent Director presides over and sets the agenda for sessions of the independent/non-management directors

➢
All members of each of the Audit, Compensation, Corporate Governance and HSSE Committees are independent of the Company and its management

➢
Each of the Audit, Compensation, and Corporate Governance Committees has a charter that meets applicable legal requirements and reflects good corporate governance

➢
The HSSE Committee has a charter that reflects good corporate governance

➢
The Board and each Board Committee engage in annual self-assessments

➢
The Company’s directors are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the Company provides funding for such activities

➢
The Company has a code of business conduct and ethics applicable to all employees and directors of the Company

➢
Our Bylaws require that any nominee for election to the Board who does not receive a majority of the votes cast in favor of that director’s election to the Board in an uncontested election must tender his or her conditional resignation to the Board

➢
The Company has robust stock ownership requirements for executive management and the members of the Board

➢
A director may not be nominated for re-election to our Board after the director has 12 years of service on our Board or reaches the age of 76

➢
Our Bylaws provide that shareholders meeting certain requirements may submit candidates for director to be included in our proxy statement

➢
The Compensation Committee has adopted a robust clawback policy, applicable to current and former executive officers of the Company

➢
In 2021, following shareholder approval, we removed the supermajority voting requirements from our Articles of Incorporation and Bylaws

Shareholder Engagement
We value feedback from our shareholders and are committed to engaging in an active dialogue with our shareholders year-round. During 2021, our management team spent a significant amount of time meeting and speaking to our shareholders. We welcome feedback from our shareholders and strive to maintain the best governance, compensation and oversight practices.
Sustainability and Corporate Responsibility
Throughout our corporate history, we have embraced conducting business in a socially responsible and ethical manner, and we believe that our continued focus and execution on ESG and sustainability initiatives over time

Equitrans Midstream Corporation – 2022 Proxy Statement   17

will serve to distinctly position us and create value. We are committed to continuing to operate with integrity, accountability and transparency by respecting all stakeholders, and are focused on identifying and executing on ESG and sustainability initiatives while further integrating corporate responsibility and ESG concerns into our business strategy and decision-making throughout the organization. We have highlighted below certain important steps that we have taken to further communicate, structure, and embed within our operations our sustainability practices.
➢
Continued Enhanced Transparency Through Sustainability Reporting.   In 2021, we published our second annual corporate sustainability report (CSR), in accordance with the Global Reporting Initiative (GRI) Core option and the Sustainability Accounting Standards Board (SASB) Oil & Gas — Midstream Standards. Our 2021 CSR highlights our top-tier ESG topics and external stakeholder engagement. Our 2021 CSR builds and expands on our 2020 CSR by adding five new ESG topic areas and refined management and reporting on the topics of biodiversity, ecosystems, and environmental resources. We also have expanded content disclosure in several areas, including community engagement, diversity and inclusion, and occupational health and safety. The 2021 CSR outlines our continued success in improving our environmental, health, and safety metrics and covers our social policies and programs. The report outlines our progress towards our commitment to reducing methane emissions from our natural gas pipeline assets and other initiatives to reduce greenhouse gas emissions (GHG) from our operations.

We also submitted and received a score for our first CDP Climate Change questionnaire response, which provides additional transparency about our climate governance, strategy, risks, and opportunities. Providing this information to our investors, customers, and other stakeholders demonstrates our focus on mitigating our climate impact and preparing for the transition to a lower-carbon economy.
➢
Clear Board and Executive Oversight of, and Enhanced Internal Resources Focused on Sustainability and Corporate Responsibility.   Our Board of Directors, acting through its committees, oversees our policies, programs, and strategies related to corporate social responsibility and sustainability, including ESG matters and related risks and opportunities, such as those related to climate change, and regularly receives reports from our Chief Sustainability Officer (CSO) and broader management. Our management-level Enterprise Risk Committee is responsible for reviewing, prioritizing and addressing our major risk exposures and considering new or emerging risks, including related to ESG. To further realize opportunities and manage risk, we established a management level ESG Committee and six ESG Working Groups in 2021 to help implement and manage the day-to-day efforts and actions related to material ESG and sustainability topics, including a research and development committee that evaluates new technologies that may enable us to further incorporate aspects of sustainability into our operations. The ESG Working Groups are directly overseen by our CSO through the ESG Committee.

Sustainability-focused risks and opportunities are incorporated into our strategic and capital spending decision processes. For example, among other initiatives, in 2021 we made investments to replace high-bleed pneumatic devices with low-bleed pneumatic devices and replace gas-driven pneumatics with instrument air systems to reduce methane emissions relative to 2019 baseline levels in support of our publicized climate policy (discussed below) and GHG reduction goals. We expect to continue to pursue strategic sustainability initiatives as appropriate, including in respect of climate change.
➢
Publication of Our Climate Policy, Human Rights Policy and Biodiversity Statement.   In January 2021, we published our initial Climate Policy, which acknowledges the reality of climate change as one of the most critical issues today and outlines our commitment and aspirations to reduce our carbon footprint. We have implemented programs designed to reduce GHG emissions from our operations to meet our voluntary reduction targets. Our efforts to reduce GHG emissions have initially targeted methane emissions reductions including: conducting leak detection and repairs at facilities; reducing blowdowns by scheduling multiple maintenance activities during a single shutdown period; replacing high-bleed pneumatic devices with low-bleed pneumatic devices; and replacing gas-driven pneumatics with air-driven systems. In addition, we are reviewing operational practices that can be implemented to reduce emissions as well as evaluating other existing technologies and emerging technologies that can reduce our carbon impact. Additionally, in 2021, we continued to develop and refine our 2019 GHG inventory, which serves as the baseline for measurement of our progress towards the emission reduction aspirations outlined in our Climate Policy. Lastly, we supported industry methane reduction efforts by formally opposing the United States Environmental Protection Agency’s proposed rollback of methane regulations in 2020 and reaffirmed our opposition in 2021.

18   Equitrans Midstream Corporation – 2022 Proxy Statement

In 2021, we also released additional policies and statements to outline our commitment to incorporating sustainability throughout our operations, including our Human Rights Policy, Supplier Code of Conduct, Stakeholder Engagement and Community Investment Plan, and a Biodiversity Statement. Upholding human rights is critical for creating sustainable value for us and the communities in which we operate, and our Human Rights Policy affirms our commitment to upholding dignity and respect for all people throughout our value chain. To further our commitment to our value chain, we implemented a Supplier Code of Conduct to outline environmental, social, and governance expectations for organizations and individuals in our value chain. Our Stakeholder Engagement and Community Investment Policy describes our strategy to support local communities through financial and non-financial contributions. Our Biodiversity Statement acknowledges our obligation to operate in a manner that promotes the protection, conservation, and sustainable use of biologically diverse ecosystems and habitats while providing a reliable energy infrastructure.
➢
Linking Compensation to Meaningful Safety and Sustainability Goals.   Building on our continued emphasis of safe operations — above all else — and to further emphasize our commitment to sustainability, the Compensation Committee set safety- and sustainability-related performance goals in our 2021 short-term incentive plan (STIP), including metrics for incidents with serious potential and observations and methane emission mitigation. Our emphasis on sustainability through our STIP target enabled us to achieve a meaningful reduction in methane emissions from pneumatic devices relative to 2019 baseline levels.

More information regarding our sustainability initiatives is available on our website (www.equitransmidstream.com) by selecting the “Sustainability” tab on the main page. Information included on our website, including the CSR, CDP Climate Change Questionnaire Response, Climate Policy, Human Rights Policy, Supplier Code of Conduct, Stakeholder Engagement and Community Investment Plan, and Biodiversity Statement, is not incorporated into this proxy statement.
Independence and Related Person Transactions
Director Independence
The NYSE listing standards and our governance documents require a majority of our directors and each member of our Audit, Compensation and Corporate Governance Committees to be independent. For a director to be considered independent, the Board must annually determine that he or she has no material relationship with the Company except as a director. To assist it in determining director independence, the Board established guidelines that meet or exceed the independence requirements under the NYSE listing standards. These corporate governance guidelines may be found on the Company’s website at www.equitransmidstream.com by clicking on “About” on the main page and then on “Governance.”
The Board considers all relevant facts and circumstances in making an independence determination. Any relationship involving a Company director that complies with the independence standards included in the Company’s corporate governance guidelines and is not otherwise a related person transaction under the Company’s related person transaction approval policy (the related person transaction policy) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence. In the first quarter of 2022, our Board, in coordination with our Corporate Governance Committee, made an independence determination for each of our directors and affirmatively determined that all of our directors are independent, other than Mr. Karam.
Director ownership of Company stock is encouraged and is not in itself a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit Committee if its magnitude is sufficient to make the director an affiliated person of the Company as described in the Audit Committee charter. See “Equity-Based Compensation” under the caption “Directors’ Compensation” below for a description of the stock ownership guidelines for directors.
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a related person transaction policy. Under the policy, it is the responsibility of the Corporate Governance Committee to conduct a prior review of Related Person Transactions (as defined below) not otherwise approved by the independent members of the Board. Company management, with the assistance

Equitrans Midstream Corporation – 2022 Proxy Statement   19

of the Company’s legal department, is responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction. This determination is based on a review of the facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires. If it is determined that a transaction is a Related Person Transaction that has not been approved by the Board, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review. The Corporate Governance Committee, or in certain cases the Chair of the Corporate Governance Committee followed by a report to the Corporate Governance Committee, determines whether to approve, revise, reject, or take other action with respect to the Related Person Transaction.
Under the related person transaction policy, a Related Person Transaction is generally a transaction in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest in the transaction. A Related Person is generally any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and any immediate family member (as defined by the SEC) of any of the foregoing persons.
Under the policy, the following transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval:
➢
transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer was approved by the Compensation Committee;

➢
transactions involving compensation and benefits paid to a director for service as a director of the Company;

➢
transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as (i) an employee or executive officer, (ii) a director, or (iii) a beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of  $1,000,000 or 2% of the other company’s consolidated gross revenue;

➢
transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the Company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis (e.g., payment of dividends);

➢
transactions where the rates or charges involved are determined by competitive bids;

➢
transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation;

➢
transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

➢
charitable contributions, grants or endowments by the Company or the Company’s charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person’s only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of  $1,000,000 or 2% of the recipient’s consolidated gross revenue.

The related person transaction policy does not limit or affect the application of the Company’s code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors’ or executive officers’ duties to the Company. Such policies require all directors and executive officers to report and fully disclose the nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.
Related Person Transactions with Directors and Executive Officers
No reportable transactions between the Company and any of its directors or executive officers occurred during 2021, and there are no such proposed transactions.
Related Person Transactions with EQT
A discussion of related person transactions with EQT is attached on Appendix B to this Proxy Statement.

20   Equitrans Midstream Corporation – 2022 Proxy Statement

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as an officer or employee of Equitrans Midstream at any time. During 2021, no Equitrans Midstream executive officer served as a member of the compensation committee or on the board of directors of any company at which a member of Equitrans Midstream’s Compensation Committee or Board of Directors served as an executive officer.

Equitrans Midstream Corporation – 2022 Proxy Statement   21

DIRECTORS’ COMPENSATION
The Corporate Governance Committee reviews and the Board approves director compensation on an annual basis. No compensation is paid to employee directors for their service as directors. The Corporate Governance Committee engaged Mercer to review director compensation. Mercer performed a review of the compensation paid to our non-employee directors relative to the Compensation Peer Group (defined below) and a group of industry peer companies identified by Mercer. In light of the non-employee directors’ roles and responsibilities and after considering director compensation at relevant peer group companies, Mercer recommended the following non-employee director cash and equity-based compensation, which was approved by our Board for the 2021 calendar year.
Compensation Feature
Annual cash retainer — Board member	$100,000
Annual cash retainer — Committee Chair	Audit: $20,000 Compensation: $20,000 All other Committees: $15,000
Annual cash retainer — Committee member (excluding the Chair)	Audit: $7,500 Corporate Governance, Compensation, HSSE: None
Annual retainer — Chairman of the Board and Lead Independent Director	Chairman: $0 Lead Independent Director: $25,000
Deferred stock units	Value equal to $150,000
Equity-Based Compensation
The Company grants to each non-employee director, on an annual basis, stock units under the ETRN LTIP, the payouts of which are deferred under Equitrans Midstream’s Amended and Restated Directors’ Deferred Compensation Plan (the Director Plan). Each deferred stock unit vests upon award and will be payable upon termination of service as a director of Equitrans Midstream. Each deferred stock unit is equal in value to one share of Equitrans Midstream common stock and does not have voting rights. The deferred stock unit awards are automatically deferred into the Director Plan, and dividends thereon are credited quarterly in the form of additional deferred stock units.
Newly elected non-employee directors of Equitrans Midstream are generally expected to receive an equity grant upon joining the Board equal to the pro-rata amount of the then applicable annual grant.
Deferred Compensation
The Company maintains the Director Plan. Under the Director Plan, in addition to the automatic deferral of deferred stock unit awards, non-employee directors are permitted to elect to defer up to 100% of their retainers and any fees into the Director Plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds. Prior to the deferral, plan participants are required to irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments. Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock will be distributed in shares of Company common stock. Distributions will be made or, if applicable, commence following termination of service as a director. The directors’ deferred compensation accounts are unsecured obligations of the Company. Mr. Szydlowski and Ms. Collawn deferred fees under the Director Plan during 2021.

22   Equitrans Midstream Corporation – 2022 Proxy Statement

Stock Ownership Guidelines
The non-employee directors are subject to stock ownership guidelines which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to five times the annual cash retainer. Under the guidelines, directors have up to five years from joining the Board to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet the stock ownership guidelines. Each of the Company’s non-employee directors satisfies the stock ownership guidelines or is within the five-year grace period.
Other
➢
All directors are eligible to participate in the Matching Gifts Program of the Equitrans Midstream Foundation on the same terms as Company employees. Under this program, the Equitrans Midstream Foundation will match gifts of at least $100 made by a director to eligible charities, up to an aggregate total of  $50,000 per director in any calendar year.

➢
The Company reimburses directors for their travel and related expenses in connection with attending Board and Committee meetings and related activities. The Company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

2021 Directors’ Compensation Table
The table below shows the total 2021 compensation of the Company’s non-employee directors.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Ms. Bailey	115,000	150,026	80,019	345,045
Ms. Barpoulis	100,000	150,026	27,259	277,285
Mr. Burke	120,000	150,026	42,074	312,100
Ms. Collawn	100,000	150,026	17,074	267,100
Ms. Dorman	120,000	150,026	42,074	312,100
Mr. Leland	107,500	150,026	21,102	278,628
Mr. Szydlowski	115,000	150,026	82,722	347,748
Mr. Vagt	132,500	150,026	67,722	350,248

(1)
Includes annual cash retainers and committee chair fees, some of which have been deferred at the election of the director.

(2)
This column reflects the aggregate grant date fair values determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for the deferred stock units awarded to each director during 2021. On January 1, 2021, the Company granted 18,660 deferred stock units with a grant date fair value of $150,026 to each non-employee director serving at that time. The grant date fair value is computed as the number of deferred stock units awarded on the grant date multiplied by the closing stock price of the Company’s common stock on the business day prior to the grant date, which was $8.04 on December 31, 2020.

(3)
This column reflects (i) accrued dividends on Company deferred stock units; (ii) annual premiums paid for life insurance and travel accident insurance policies ($48.74 per director); and (iii) the following matching gifts made to qualifying organizations under the Equitrans Midstream Foundation’s Matching Gifts Program: Ms. Bailey — $26,627; Ms. Barpoulis — $6,000; Mr. Szydlowski — $50,000; and Mr. Vagt — $35,000.

Equitrans Midstream Corporation – 2022 Proxy Statement   23

EQUITY OWNERSHIP
Stock Ownership of Significant Shareholders
The following shareholders reported to the SEC or, in the case of the Series A Preferred Shares, to the Company, that they owned more than 5% of the Company’s (i) outstanding common stock or (ii) outstanding Series A Preferred Shares as of December 31, 2021:
Name and Address	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding	Shares of Series A Preferred Stock Beneficially Owned	Percent of Series A Preferred Stock Outstanding
Capital International Investors(1) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	50,477,217	11.7%	—	—
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	47,381,345	11.0%	7,125,591	23.7%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	41,644,691	9.6%	—	—
EQT Corporation(4) 625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222	22,796,026	5.3%	—	—
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	21,697,668	5.0%	—	—
GSO Equitable Finance LP 345 Park Avenue, 31st Floor New York, NY 10154	—	—	7,125,591	23.7%
D.E. Shaw Galvanic Portfolios, L.L.C.(6) 1166 Avenue of the Americas New York, NY 10036	—	—	6,038,028	20.1%
NB Burlington Aggregator LP(7) 1290 Avenue of the Americas, 24th Floor New York, NY 10104	—	—	3,752,308	12.5%
CEQM Holdings, LLC 520 Madison Avenue, 38th Floor New York, NY 10022	—	—	2,501,537	8.3%

(1)
Information based on Amendment No. 3 to Schedule 13G filed with the SEC on February 11, 2022 reporting that Capital International Investors has sole voting power over 48,564,874 shares and sole dispositive power over 50,477,217 shares.

(2)
Information regarding ownership of shares of common stock is based on Amendment No. 5 to Schedule 13G filed with the SEC on January 27, 2022, reporting that BlackRock, Inc. has sole voting power over 46,290,145 shares and sole dispositive power over 47,381,345 shares.

(3)
Information based on Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2022 reporting that The Vanguard Group has sole dispositive power over 40,950,328 shares, shared voting power over 383,388 shares, and shared dispositive power over 694,363 shares.

(4)
Information based on Amendment No. 4 to Schedule 13G filed with the SEC on February 4, 2022 reporting that EQT had sole dispositive power over 22,796,026 shares. In connection with the Separation, EQT and the Company entered into a Shareholder and Registration Rights Agreement, pursuant to which EQT granted to the Company a proxy to vote the shares of Company common stock owned by EQT immediately after the Separation in proportion to the votes cast by the Company’s other shareholders. As a result, EQT does not exercise voting power over any of the shares of Company common stock that it beneficially owns.

24   Equitrans Midstream Corporation – 2022 Proxy Statement

(5)
Information based on Schedule 13G filed with the SEC on February 14, 2022 reporting that T. Rowe Price Associates, Inc. (Price Associates) had sole dispositive power over 21,697,668 shares and sole voting power over 8,478,249 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
D. E. Shaw Galvanic Portfolios, L.L.C. holds 6,038,028 Series A Preferred Shares. D. E. Shaw Galvanic Portfolios, L.L.C. has the power to vote or to direct the vote of  (and the power to dispose or direct the disposition of) the Series A Preferred Shares directly owned by it. D. E. Shaw & Co., L.P. (DESCO LP), as the managing member of D. E. Shaw Adviser II, L.L.C. (Adviser II), which in turn is the investment adviser of D. E. Shaw Galvanic Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares. D. E. Shaw & Co., L.L.C. (DESCO LLC), as the managing member of D. E. Shaw Manager II, L.L.C. (Manager II), as the manager of D. E. Shaw Galvanic Portfolios, L.L.C., may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Series A Preferred Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (DESCO Inc.), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares. D. E. Shaw & Co. II, Inc. (DESCO II Inc.), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares. None of DESCO LP, DESCO LLC, Adviser II, Manager II, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Series A Preferred Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose or direct the disposition of) the Series A Preferred Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Series A Preferred Shares. David E. Shaw disclaims beneficial ownership of the Series A Preferred Shares.

(7)
NB Alternatives Advisors LLC has sole voting and dispositive power over all 3,752,308 shares held by NB Burlington Aggregator LP.

Equity Ownership of Directors and Executive Officers
The table below provides the number of shares of Company common stock beneficially owned by the Company’s directors and NEOs and all directors and executive officers of the Company as a group as of February 11, 2022, determined under SEC rules, which include Company shares they had the right to acquire within 60 days after February 11, 2022. At the close of business on February 11, 2022, Equitrans Midstream had 434,323,189 shares of common stock outstanding. None of the executive officers or directors of the Company beneficially own any Series A Preferred Shares of the Company. Under SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all Company common stock beneficially owned by them, subject to community property laws where applicable. None of the shares of Company common stock are subject to a pledge.
Name	Common Stock (1)	Percent of Class (2)
Non-Employee Directors:
Vicky A. Bailey	87,126	*
Sarah M. Barpoulis	51,352	*
Kenneth M. Burke	127,894	*
Patricia K. Collawn	65,172	*
Margaret K. Dorman	131,526	*
D. Mark Leland	107,977	*
Norman J. Szydlowski	114,573	*
Robert F. Vagt	97,632	*

Equitrans Midstream Corporation – 2022 Proxy Statement   25

Name	Common Stock (1)	Percent of Class (2)
Executive Officers:
Thomas F. Karam(3)	1,088,658	*
Diana M. Charletta(4)	235,831	*
Stephen M. Moore	110,392	*
Kirk R. Oliver(5)	132,848	*
Brian P. Pietrandrea	28,483	*
Directors and Executive Officers as a Group: (13 individuals)	2,379,464	*

*
Indicates ownership or aggregate voting percentage of less than 1%.

(1)
This column reflects shares held of record and shares owned through a bank, broker or other nominee, including shares owned through the Company’s 401(k) plan. For the directors, this column includes deferred stock units, including accrued dividends, to be settled in Company common stock, and over which the directors have no voting or investment power prior to settlement, in the following amounts: Ms. Bailey — 84,686 units; Ms. Barpoulis — 51,352 units; Mr. Burke — 84,686 units; Ms. Collawn — 44,083 units; Ms. Dorman — 84,686 units; Mr. Karam — 4,080 units; Mr. Leland — 51,080 units; Mr. Szydlowski — 71,263 units; and Mr. Vagt — 71,263 units. For Ms. Collawn and Mr. Szydlowski, this column also includes 21,089 and 43,310 deferred stock units, including accrued dividends, respectively, that will be settled in common stock in connection with the deferral of director fees, over which Ms. Collawn and Mr. Szydlowski have sole investment but no voting power prior to settlement.

(2)
This column reflects for each of the NEOs and directors, as well as all executive officers and directors as a group, the total Company shares beneficially owned as a percentage of the sum of the Company’s outstanding shares at February 11, 2022, and all deferred stock units (including accrued dividends) that will be settled in Company common stock upon termination of the directors’ service.

(3)
Shares beneficially owned include (i) 541,000 shares that are held in E.T. Associates, L.P., of which Mr. Karam has sole voting and shared investment power; (ii) 20,000 shares that are held by Mae Rose Partners, LP, of which Mr. Karam shares voting and investment power; and (iii) 25,000 shares that are held by Lakeside Drive Associates, Inc., of which Mr. Karam shares voting and investment power.

(4)
Shares beneficially owned include 9,198 shares owned by Ms. Charletta’s husband, of which 77 shares are held in his personal individual retirement account.

(5)
Shares beneficially owned include 18,650 shares that are held in a trust of which Mr. Oliver is a co-trustee and in which he shares voting and investment power.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and anyone holding 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2021 all reporting persons filed the required reports on a timely basis under Section 16(a), except that a late Form 4 was filed for Ms. Collawn on January 6, 2021 in connection with her 2021 phantom unit grant and her deferral of director compensation due to a technical issue with the Company’s filing software.

26   Equitrans Midstream Corporation – 2022 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis (CD&A) describes the objectives, principles and components of the material elements of our compensation program for our named executive officers (NEOs). This CD&A focuses on the programs and related compensation for our NEOs in 2021.
Our 2021 Named Executive Officers
As of December 31, 2021, our NEOs were:
➢
Thomas F. Karam, Chairman and Chief Executive Officer

➢
Kirk R. Oliver, Senior Vice President and Chief Financial Officer

➢
Diana M. Charletta, President and Chief Operating Officer

➢
Stephen M. Moore, Senior Vice President and General Counsel

➢
Brian P. Pietrandrea, Vice President and Chief Accounting Officer

Our NEOs have significant experience in the energy industry and possess the necessary skills and business acumen to continue to better position and grow our business as an independent midstream company.
This CD&A is divided into the following sections:

Equitrans Midstream Corporation – 2022 Proxy Statement   27

Executive Summary
COMPENSATION PHILOSOPHY AND OVERVIEW
➢
The Management Development and Compensation Committee (and for purposes of this CD&A, the Committee) functions independently from management in determining and overseeing compensation programs and practices.

➢
The compensation program includes three key elements (base salary, annual incentives and long-term incentives) and seeks to align total direct compensation (TDC) for our NEO positions with our peers using market comparables and other relevant information.

➢
The program is designed to pay for performance and is weighted towards variable pay which requires the Company to achieve well-defined performance metrics in order for NEOs to realize performance-based annual and long-term incentives.

➢
Except as set forth below under the sections “Health Benefits” and “Limited Perquisites,” retirement and other benefit programs are the same for all employees and executive perquisites are limited.

➢
The program delivers transparency and fairness to shareholders, employees and other stakeholders while encouraging sound business strategy and execution that leads to long-term and sustainable shareholder value.

COMPANY HIGHLIGHTS IN 2021
➢
Delivered 2021 net cash provided by operating activities of  $1,169 million and 2021 free cash flow (defined below) of  $488 million.

➢
Achieved record gathered volumes of 8,314 TBtu/day during 2021.

➢
Furthered our progress on sustainability by publishing our Climate Policy, undertaking additional reporting on our corporate responsibility activities and achieving notable recognition in connection with such reporting (e.g., the Company received a “BBB” rating in the MSCI ESG Ratings assessment, a two-grade increase from prior rating).

➢
Established a methane emissions mitigation compensation goal for the 2021 Executive Short-Term Incentive Plan (ESTIP) and achieved a 51.76% annualized reduction in pneumatic methane emissions relative to 2019 amounts (excluding the Mountain Valley Pipeline (MVP) and Eureka Midstream Holdings, LLC (Eureka Midstream)).

➢
Executed a 10-year mixed-use water services agreement with EQT, our largest customer, which provides the Company with a minimum annual revenue commitment of  $40 million per year for the first five years, and $35 million per year for the last five years.

➢
Continued to capture capital efficiencies from system integrations and commercial transactions, with annual gathering capital expenditures in 2021 being approximately $120 million lower than 2020.

➢
Achieved an 83% improvement in our Observations with Serious Potential rate over 2020 and our non-injury incident reporting increased by 197% over 2020, which led to 496 proactive corrections of potential safety issues and contributed to a 49% reduction in our Incidents with Serious Potential rate.

➢
Realized an 81% decrease in our Preventable Vehicle Accident rate, due in part to our Company-wide distracted driving initiative implemented during 2021.

➢
Improved our contractor Days Away, Restricted or Transferred rate (DART) by 64%, with only one contractor DART injury reported in 2021.

➢
Continued to manage the business safely and with minimal impact from COVID-19.

28   Equitrans Midstream Corporation – 2022 Proxy Statement

HOW DID WE PAY OUR NEOS IN 2021?
➢
Performed a market comparison and made minor revisions to our Compensation Peer Group (defined below) for our executive pay program to ensure our pay practices remain competitive and aligned with best practices.

➢
Made corresponding adjustments where necessary to our NEOs’ fixed and incentive pay opportunities as merited by the Committee’s evaluation of the executive’s performance and evaluation of competitive pay practices.

➢
Retained our historical annual incentive program design under our ESTIP, but adjusted the performance metrics consistent with feedback received from our shareholders to (1) substitute Free Cash Flow for controllable costs, and (2) add the use of a sustainability-focused factor.

➢
Amounts earned under the 2021 plan year for the ESTIP were based on achievement of three performance metrics: Economic Adjusted EBITDA (defined below), Free Cash Flow and health, safety and environmental (HSE) metrics. The Company achieved a 2021 ESTIP payout of 183% of target, and the awards were paid in early 2022.

➢
Continued to provide long-term incentive opportunities to our NEOs, increasing the weighting of at-risk, performance-based restricted stock units (PRSUs — 70%) to time-based restricted stock awards (RSAs — 30%), which cliff vest after three years, and maintained, with certain adjustments, the performance portion of our program focusing solely on the Company’s Relative TSR versus our TSR Peer Group (defined below) over a three-year period.

➢
No payouts were earned under the Equitrans Midstream Corporation 2019 Performance Share Unit Program (the 2019 PSUP), the performance period for which ended on December 31, 2021.

➢
We did not pay any discretionary bonuses to our NEOs in 2021.

➢
Implemented a special, one-time companywide performance program for all employees, which includes our NEOs, that would reward them for the successful completion of our most complex, strategic project, the MVP project, that will be critical to our Company’s long-term success and generation of shareholder value.

This CD&A, the “Narrative Disclosure to Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” contain references to 2021 Adjusted EBITDA, 2021 Economic Adjusted EBITDA and Free Cash Flow, financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), which also are referred to as non-GAAP supplemental financial measures. Attached as Appendix C are reconciliations of 2021 Adjusted EBITDA, 2021 Economic Adjusted EBITDA and Free Cash Flow to 2021 Company net income and net cash provided by operating activities, respectively, the most directly comparable GAAP financial measures, as well as other important disclosures regarding non-GAAP financial measures.
Compensation Philosophy and Practices
In designing the 2021 compensation structure, the Committee utilized the following guidelines as the foundation for the program:
➢
The program should aid in the recruitment and retention of management and key personnel.

➢
The program should encourage sound business strategy and execution that leads to long-term and sustainable shareholder value.

➢
The program should establish key elements of compensation (base salary, annual short-term incentive and long-term incentive targets) that approximate the 50th percentile of the Company’s Compensation Peer Group’s TDC amounts.

➢
The program should ensure all short-term incentives and the majority of long-term incentives are performance-driven based on Company-wide, well-defined metrics and should avoid individual metrics for executives or subjective judgments in determining payments.

➢
The program should limit executive perquisites to basic programs that are minimal in amount and number and are consistent with market practices.

➢
The program should encourage a culture of integrity, safety and collaboration and seek to emphasize favorable ESG behavior.

Equitrans Midstream Corporation – 2022 Proxy Statement   29

➢
The program should be transparent and take into account the distinct interests of shareholders, stakeholders and employees.

➢
The Committee should receive periodic feedback from management to assess the program’s effectiveness in supporting the Company’s business objectives.

What We Do ✓

- ✓ Align our NEO pay with performance and grant incentive awards based on actual results and achievements
- ✓ Provide an appropriate mix of fixed and variable pay to encourage retention and increases in long-term and sustainable shareholder value
- ✓ Use appropriate peer group comparisons when determining compensation
- ✓ Maintain an independent compensation committee, advised by an independent compensation consultant, that approves (or, as applicable, recommends to the Board for approval) NEO compensation
- ✓ Require NEOs to maintain a meaningful equity ownership position via stock ownership guidelines
- ✓ Maintain a robust clawback policy to prevent unjust enrichment
- ✓ Mitigate undue business risk in compensation programs and perform an annual compensation risk assessment

What We Don't Do ✗

- ✗ Provide tax "gross ups" to any of our NEOs
- ✗ Provide excessive perquisites or personal benefits to our NEOs
- ✗ Allow short-selling, hedging or pledging of Company securities
- ✗ Provide Company funded tax-deferred executive-only retirement benefits to our NEOs
- ✗ Provide for prepayment of dividends on unearned RSAs or PRSUs
- ✗ Pay discretionary bonuses to our NEOs

In addition to what we do and do not do, we maintain the following compensation policies to provide accountability to our Company and our shareholders.

30   Equitrans Midstream Corporation – 2022 Proxy Statement

How We Determine Executive Compensation
Our Core Compensation Program is Based on Three Key Elements of Compensation
The Company’s compensation program is based on three key elements of compensation:
➢
base salary

➢
annual short-term incentives (ESTIP)

➢
long-term incentives (LTIP)

Each element is determined with a view toward offering competitive TDC versus similar peer group positions while also providing compensation levels that aid in the retention of high-performing executives. The following table describes each element and outlines the Committee’s objectives in using each element of compensation.
Compensation Element	Description	Objectives
Base Salary	Fixed compensation that is reviewed annually and is based on performance, experience, responsibilities, skillset and market value.	➢ Provide a base level of compensation that corresponds to position and responsibilities. ➢ Attract, retain, reward and motivate qualified and experienced executives.
Annual Incentive Program (ESTIP)	“At-risk” compensation measured against clearly-defined annual financial and operational goals, including Economic Adjusted EBITDA, HSE metrics & Free Cash Flow.	➢ Incentivize executives to achieve near-term goals that ultimately contribute to long-term Company growth and shareholder returns.
Long-Term Incentive Program (LTIP)
Mix of long-term target compensation consisting of PRSUs and time-based RSAs.
In 2021, PRSUs were granted and may be earned at zero to 200 percent of target units based on three-year TSR vs. an established performance peer group.
RSAs subject to three-year cliff vesting.

➢
Align executives’ interests with those of Company shareholders.

➢
Promote stability among leadership via incentives to remain with the Company long-term.

➢
Incentivize executives to achieve goals that drive Company performance and shareholder value over the long-term.

➢
Pay-for-performance structure that results in no payout for PRSUs in the event of poor relative performance versus peers.

A majority of our NEO compensation is at-risk and is issued in the form of both short- and long-term incentives. Individuals in a position to influence the growth of shareholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. The charts below reflect the fixed and at-risk elements of the 2021 compensation for (i) Mr. Karam, our Chief Executive Officer, and (ii) for our other NEOs. The amounts for each component of TDC set forth in the charts below were calculated in accordance with SEC rules. TDC, which is not a substitute for the total compensation as reported in the Summary Compensation Table on page 41 of this proxy statement, omits certain other compensation (e.g., 401(k) contributions and perquisites) that is reflected in the Summary Compensation Table. For additional information, including information regarding how total compensation is calculated under SEC rules, see the footnotes accompanying the Summary Compensation Table.

Equitrans Midstream Corporation – 2022 Proxy Statement   31

*
Amounts shown above reflect the core components of our 2021 executive compensation program and do not include the special, one-time, performance-based MVP awards described later in this CD&A.

Determination of Target Total Direct Compensation (TDC)
For 2021, the Committee developed the target TDC for our NEOs by establishing base salaries and setting annual and long-term incentive targets which were then recommended to, and approved by, the Board.
When establishing target TDC for each NEO, the Committee considered:
➢
the compensation philosophy and practices articulated above;

➢
the market median target compensation elements of the Company’s Compensation Peer Group as developed by the Committee in consultation with its independent compensation consultant;

➢
the scope of the executive’s responsibility, internal pay equity, succession planning and industry-specific technical skills and abilities that may be difficult to replace;

➢
the CEO’s compensation recommendations (with respect to NEOs other than the CEO); and

➢
input from the other independent directors of the Board.

In evaluating the amount and type of each component of compensation, the Committee considers the effect of each element on all other elements, as well as the allocation of target TDC between fixed and at-risk pay and cash and equity. The Committee is committed to providing that a significant portion of each NEO’s TDC opportunity take the form of performance-based awards that only pay out upon attainment of performance goals that drive Company results over the long-term.
As noted above, one of the several factors the Committee considers in determining TDC is the relationship of such TDC with a group of peer companies selected by the Committee in consultation with its independent compensation consultant. For 2021, the Compensation Peer Group was composed of the following ten companies that are generally similar to the Company with respect to business activity and at the time of selection were of a similar size as measured by market capitalization, total assets and earnings before interest, taxes, depreciation and amortization (EBITDA):
➢ Crestwood Equity Partners LP	➢ National Fuel Gas Company
➢ DCP Midstream, LP	➢ ONEOK Inc.
➢ Enable Midstream Partners, LP	➢ Plains All American Pipeline, L.P.
➢ EnLink Midstream, LLC	➢ Targa Resources Corp.
➢ Magellan Midstream Partners, L.P.	➢ Western Midstream Partners, LP
In consultation with the Committee’s independent compensation consultant, the Committee added National Fuel Gas Company and Plains All American Pipeline, L.P. to the 2021 Compensation Peer Group based on their significant midstream businesses and, with respect to National Gas Fuel Company, its geographic overlay with the Company’s operations and competition for talent in the Appalachian Basin.

32   Equitrans Midstream Corporation – 2022 Proxy Statement

Determination of Final Total Compensation for Performance-Based Elements
Throughout the year, the Committee reviews performance against the established ESTIP and LTIP program performance metrics. Once the fiscal year has ended, the Committee determines achievement of the performance goals for the ESTIP and, after the completion of the performance period, the applicable LTIP awards, determines the actual amount to be paid under the ESTIP and each PRSU award, as applicable, and recommends such amounts to be paid under the ESTIP and each PRSU award, as applicable, to the Board.
Role of Independent Compensation Consultant
The Committee has the sole authority to hire, terminate and approve fees for compensation consultants, outside legal counsel and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities. The Committee retained the services of Mercer as its independent compensation consultant to aid the Committee in performing its duties and designing the compensation philosophy and structure for the Company. During 2021, representatives of Mercer provided the Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:
➢
competitive benchmarking;

➢
peer group identification and assessment;

➢
advice and market insight as to the form of and performance measures for annual and long-term incentives;

➢
marketplace compensation trends in the Company’s industry and generally; and

➢
a risk assessment of the Company’s compensation programs.

Representatives of Mercer do not make recommendations on, or approve, the amount of compensation for any executive officer. The Committee has affirmatively determined that no conflict of interest has arisen in connection with the work of Mercer as compensation consultant for the Committee.
Shareholder Engagement and Say-on-Pay Results
Shareholders holding more than 98% of our outstanding shares voted at our 2021 annual shareholders’ meeting to approve our say-on-pay proposal regarding our NEOs’ 2020 compensation. Based on these results, the Committee concluded that the compensation programs and practices specifically designed to our Company’s needs have strong shareholder support. Nonetheless, the Committee did undertake a thorough analysis of its compensation programs and made appropriate modifications as described below.
2021 Compensation Program Elements
The following discussion outlines the targeted 2021 executive compensation program and what we actually paid our NEOs in 2021.
2021 Base Salaries
After reviewing the market data based upon the Compensation Peer Group, the Committee recommended and our Board approved increases to Mr. Karam’s, Ms. Charletta’s, Mr. Moore’s and Mr. Pietrandrea’s respective base salaries during 2021, as described below, to ensure that our compensation program remained market-competitive.
Name	Title	2020 Base Salary	2021 Base Salary	Percentage Increases
Thomas F. Karam	Chairman and Chief Executive Officer	$675,000	$715,000	6%
Kirk R. Oliver	Senior Vice President and Chief Financial Officer	$500,000	$500,000	0%
Diana M. Charletta	President and Chief Operating Officer	$450,000	$485,000	8%
Stephen M. Moore	Senior Vice President and General Counsel	$375,000	$405,000	8%
Brian P. Pietrandrea	Vice President and Chief Accounting Officer	$224,000	$255,000	14%

Equitrans Midstream Corporation – 2022 Proxy Statement   33

2021 Annual Incentives (ESTIP)
Our ESTIP focuses our NEOs’ attention to achieving key near-term goals that drive long-term performance for our Company. In 2021, our ESTIP’s performance goals and results were as shown:
ESTIP Metrics
Our 2021 ESTIP generally followed from prior years’ annual short-term incentive programs; however, the Committee made several important adjustments that it believes improve the program by refining performance metrics to more closely align with key drivers of our business and continuing the Company’s ESG efforts by linking pay directly to successful outcomes.

First, the Committee determined that 60% of our ESTIP should be payable based on the Company’s Economic Adjusted EBITDA, which is generally the sum of our Adjusted EBITDA (defined below) and any Deferred Revenue (defined below). The Committee believes Economic Adjusted EBITDA best reflects the Company’s economic performance as it removes non-recurring, non-operational gains, losses and impairments and eliminates the potential for deferred revenue amounts to lead to either outsized or diminished incentive payments.
Second, for 2021, our Committee recognized the importance investors place on our Company’s ability to generate free cash flow since the closing in June 2020 of the EQM Merger and, accordingly, determined to include free cash flow as a metric to incentivize executives’ performance.
Finally, our Committee also recognized shareholders’ and other stakeholders’ increasing focus on ESG and sustainability matters, particularly in respect of climate change, and the Company’s publication of its Climate Policy in January 2021. Accordingly, our Committee determined to include methane emissions mitigation as a metric to reduce our carbon footprint as the economy transitions to a lower-carbon state, incentivize sustainable business practices and emphasize, including for employees and other stakeholders, the importance placed by the Company on such practices.
In connection with incorporating these metrics as part of the 2021 ESTIP, our Committee decided to remove Controllable Costs and Controllable Erosion and Sediment Rate as elements of the 2021 ESTIP given the Company’s significant progress made in these areas and long-standing nature of Company practices that promote continued focus on these matters, notwithstanding their non-inclusion as ESTIP elements.
Metric	What it Measures	What it Does
Economic Adjusted EBITDA	• Key business indicator used by management to evaluate overall performance.	✓ Rewards our NEOs based on our annual financial results.
Free Cash Flow	• Demonstrates cash flow available to shareholders after all obligations have been met and provides a view of the overall health of the business.	✓ Focuses our NEOs on working capital management, optimizing capital spending, and liquidity.
Health, Safety and Environmental	• Determines performance against stringent safety and environmental goals.	✓ Promotes a culture where safety, health and the environment is embedded into all aspects of our decision-making.

34   Equitrans Midstream Corporation – 2022 Proxy Statement

2021 ESTIP Performance
Category	Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	2021 Results	2021 Payout
Financial ($ in millions)	Economic Adjusted EBITDA	60%	$1,260	$1,363	$1,465	$1,436(1)	172%
	Free Cash Flow	15%	$(175)	$(123)	$ (71)	$96(2)	200%
HSE(3)	ISP	10%	1.07	0.88	0.46	0.43
	Adj. ISP	5%	If Actual Rate ‘≥4’ — Matches ISP Rate Payout			23.9	200%
	Methane Emission Mitigation	10%	30% Annual Reduction	40% Annual Reduction	50% Annual Reduction	52%
Total 2021 ESTIP Payout							183%

(1)
As described above, Economic Adjusted EBITDA is calculated as the sum of Adjusted EBITDA and Deferred Revenue. As provided under the ESTIP, the 2021 Economic Adjusted EBITDA calculation excludes non-recurring, non-operational gains, losses and impairments. See Appendix C for a reconciliation of Economic Adjusted EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

•
Adjusted EBITDA means, as applicable, net income (loss), plus income tax expense (benefit), net interest expense, loss on extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets, equity method investment, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense  and  less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments and adjusted EBITDA attributable to noncontrolling interest.

•
Deferred Revenue is the difference between the cash received from the contractual minimum volume commitment under the February 2020 Gas Gathering and Compression Agreement with EQT (EQT Global GGA) and the revenue recognized over the 15-year contract term.

(2)
Free Cash Flow is calculated as net cash provided by operating activities plus principal payments received on the Preferred Interest and less net cash provided by operating activities attributable to noncontrolling interest, premiums paid on extinguishment of debt, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka Midstream capital expenditures), capital contributions to MVP JV (defined below) and dividends paid to Series A Preferred shareholders. As provided under the ESTIP, the 2021 Results Free Cash Flow excludes specified circumstances or events that occurred during the 2021 plan year. See Appendix C for a reconciliation of Free Cash Flow to net cash provided by operating activities, the most directly comparable GAAP financial measure.

(3)
HSE metrics defined as:

•
Incidents with Serious Potential (ISP) Rate: Measures events with precursors that can lead to serious injuries and fatalities thereby promoting awareness and allowing prevention of the injuries.

•
Adjusted Incidents with Serious Potential Rate: ISP rate is adjusted by the rate of Observations with Serious Potential (OSP). An OSP is an observation of an activity with precursors that has the potential to become an ISP before the event occurs.

•
Methane Emission Mitigation: Measures annualized reduction of pneumatic methane emissions, relative to 2019 amounts, excluding MVP and Eureka Midstream.

2021 NEO ESTIP Opportunities and Payments
The Board, upon recommendation of the Committee, increased the target percentages for Messrs. Karam’s and Pietrandrea’s respective short-term incentive plan opportunities for the 2021 plan year, to better align the targets with the market median, based on our Compensation Peer Group. The NEOs’ short-term incentive opportunities for 2021 were as follows:
NEO	2020 Target	2021 Target	2021 Threshold	2021 Target	2021 Maximum	2021 ESTIP Award Earned
Thomas F. Karam	100%	120%	$429,000	$858,000	$1,716,000	$1,570,140
Kirk R. Oliver	90%	90%	$225,000	$450,000	$900,000	$823,500
Diana M. Charletta	100%	100%	$242,500	$485,000	$970,000	$887,550
Stephen M. Moore	80%	80%	$162,000	$324,000	$648,000	$592,290
Brian P. Pietrandrea	45%	50%	$63,750	$127,500	$255,000	$233,325

Equitrans Midstream Corporation – 2022 Proxy Statement   35

Long-Term Incentive Program (LTIP)
Our LTIP aligns our NEOs’ interests with those of our shareholders by providing the opportunity to earn incentive compensation based on the Company’s long-term success.
Both RSAs and PRSUs awarded to our NEOs are paid in Company stock, further aligning their interests with those of our shareholders. For 2021, the Committee, in consultation with its independent consultant, increased the allocation to PRSUs from 60% to 70%, consistent with the Committee’s pay-for-performance compensation philosophy.

Time-Based RSAs
The time-based RSAs issued under the 2021 LTIP program cliff vest after three years of continuous service following the vesting commencement date, which was January 1, 2021. The grant of time-based RSAs helps align our NEOs’ interests with those of our shareholders and provides a powerful retention incentive that assists us in maintaining continuity among our senior executive team.
Performance-Based RSUs (PRSUs)
For purposes of the 2021 LTIP, the Committee, with input from other members of the Board and the Committee’s independent compensation consultant, undertook a thorough review of the design and performance metrics used for the Company’s performance-based program. The Committee elected to retain the Relative TSR metric used in the 2020 program, but decided to return to the three-year performance period structure. Upon review of market data, the Committee believed that the three-year performance period structure was more prevalent among our peer companies. The Committee recommended, and the Board approved, the above modifications for the 2021 long-term performance-based incentive design.
By basing our PRSUs on Relative TSR performance over the 2021-2023 performance period, we align our NEOs’ interests with those of our shareholders by tying compensation outcomes to our performance relative to our TSR Peer Group (discussed below) and to delivering shareholder value.
The table below summarizes the Relative TSR performance goals and potential payouts:
2021-2023 PRSUs — Relative TSR*
Threshold	Target	Maximum
25th Percentile	50th Percentile	75th Percentile or Above
50% Payout	100% Payout	200% Payout

*
TSR performance between points will be determined by straight-line interpolation.

Our 2021 TSR Peer Group consists of a subset of similarly-sized C-corporations with market values in excess of  $3 billion included in the Alerian US Midstream Energy Index (AMUS), as well as all members of the Compensation Peer Group. The Committee selected the TSR Peer Group in consultation with Mercer, its independent compensation consultant. The 2021 TSR Peer Group represents an increase in the number of peer companies from our 2020 peer group, based upon the inclusion of the two companies added to the Compensation Peer Group (as discussed above) and the inclusion of Hess Midstream Partners LP as a result of Committee’s determination to include all of the C-corporations within the Alerian US Midstream Energy Index (AMUS) with market values in excess of  $3 billion for the 2021 TSR Peer Group. The Committee believes this larger peer group (as compared to the Compensation Peer Group) is appropriate as it is designed to serve as a suitable group of peers from which to measure TSR performance.

36   Equitrans Midstream Corporation – 2022 Proxy Statement

➢ Antero Midstream Corporation	➢ Magellan Midstream Partners, L.P.
➢ Cheniere Energy, Inc.	➢ National Fuel Gas Company
➢ Crestwood Equity Partners LP	➢ ONEOK Inc.
➢ DCP Midstream, LP	➢ Plains All American Pipeline, L.P.
➢ Enable Midstream Partners, LP*	➢ Targa Resources Corp.
➢ EnLink Midstream, LLC	➢ The Williams Companies, Inc.
➢ Hess Midstream Partners LP	➢ Western Midstream Partners, LP
➢ Kinder Morgan, Inc.

*
Enable Midstream Partners, LP (Enable Midstream) was acquired in December 2021. In January 2022, the Committee determined to remove Enable Midstream from the TSR Peer Group.

To determine Relative TSR we utilize the 15-day average closing price of our stock prior to the beginning of the performance period and the 15-day average closing price of our stock at the end of the performance period.
The target long-term incentive awards to the NEOs were made consistent with the Committee’s methodology described above and the target percentage opportunities were increased for all NEOs from the target long-term incentive awards approved for the NEOs in 2020 as a result of market comparisons with our Compensation Peer Group (other than Mr. Karam, whose target long-term incentive award percentage was decreased in light of market comparison information). The targets and number of RSAs and PRSUs awarded to the NEOs were as follows:
NEO	2020 Target	2021 Target	2021 Time-Based RSAs Awarded	2021 PRSUs Awarded
Thomas F. Karam	600%	575%	153,410	357,950
Kirk R. Oliver	160%	220%	41,050	95,780
Diana M. Charletta	300%	320%	57,920	135,130
Stephen M. Moore	193%	220%	33,250	77,580
Brian P. Pietrandrea	89%	100%	9,520	22,210

*
Table above reflects the core components of our 2021 executive compensation program and does not include the special, one-time, performance-based MVP awards described below.

MVP Performance Awards
In addition to our traditional LTIP, we implemented, following the approval of our Board of Directors upon the recommendation of the Committee, a special, one-time, performance award program designed to reward all employees should our most complex and strategically significant project, our MVP project, be placed in-service. The MVP is an estimated 300-mile, 42-inch diameter natural gas interstate pipeline that will extend from our existing transmission and storage system in Wetzel County, West Virginia to Pittsylvania County, Virginia. Upon completion, MVP would provide access to the growing Southeast demand markets. As such, the MVP project, which we have undertaken through a joint venture (MVP JV) with affiliates of each of NextEra Energy, Inc., Consolidated Edison, Inc., AltaGas Ltd. and RGC Resources, Inc., represents a transformative opportunity for our Company and is expected to create significant shareholder value. Despite unprecedented and continuous opposition over a number of years by industry opponents, including through litigation, involvement in regulatory proceedings and other means, and events affecting the project outside of our control, all of our employees have continued to work steadily and collaboratively, including with federal and state authorities, to realize the value of this unique opportunity for our stakeholders and the regions MVP is to serve. Our Board recognizes and appreciates the magnitude of these ongoing efforts.

Equitrans Midstream Corporation – 2022 Proxy Statement   37

We granted an MVP award to each of our active employees as of November 1, 2021, including our NEOs. The MVP awards made to our NEOs, as well as certain other senior leaders, were granted in the form of stock-settled Performance Share Units (PSUs) and contain more stringent vesting, service and post-vesting holding requirements than the awards granted to our other program participants. Each PSU represents the right to earn one share of our common stock.
With respect to our NEOs, the Board, upon recommendation of the Committee, approved the MVP awards evidenced in the table, which vest and are paid in shares of our common stock, contingent on the MVP JV being authorized by the Federal Energy Regulatory Commission to commence service on the MVP (such authorization date, In-Service Date) on or before a specified expiration date of January 1, 2024 and the NEO remaining employed by us or our affiliates through the applicable vesting / payment date:
NEO	MVP Award (# of PSUs)
Thomas F. Karam	379,260
Kirk R. Oliver	101,480
Diana M. Charletta	143,170
Stephen M. Moore	82,200
Brian P. Pietrandrea	23,530

➢
50% vests and is paid on the date selected by the Company that is not later than 90 days after the In-Service Date, but in no event prior to the first anniversary of the grant date;

➢
25% vests and is paid on the date selected by the Company that is not later than 30 days after the first anniversary of the In-Service Date; and

➢
25% vests and is paid on the date selected by the Company that is not later than 30 days after the second anniversary of the In-Service Date.

In addition to the vesting requirements described above, the MVP awards require our NEOs to hold all shares received under the award (excluding shares withheld for taxes) for at least one year following the applicable payment date, further aligning our NEOs’ interests with those of our shareholders. The MVP awards are also subject to the Company’s compensation recoupment policy. For information regarding the treatment of the PSUs upon the termination of an NEO or in connection with a Change of Control, see “Potential Payments Upon Termination or Change of Control” below.
We believe that this one-time award program will help to reward our employees for the achievement of our most significant milestone since the establishment of our Company as an independent, publicly traded entity, which we expect will create significant shareholder value, and promote retention of our employees and executive officers with respect to the potential completion and in-service of the MVP.
2019 PSUP Long-Term Incentive Awards
Our first PRSUs as a standalone company were awarded in 2019 for the 2019-2021 performance period. In February 2022, the Committee certified the performance under the 2019 PSUP, which resulted in no payout based upon the Company’s Relative TSR and Cumulative TSR over the performance period.
Other Considerations Important to Our Compensation Program
In general, our NEOs participate in the same retirement and health and welfare benefit plans offered to other Company employees. The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.
Stock Ownership Guidelines
The NEOs are subject to stock ownership guidelines requiring each NEO to hold a specified multiple of the NEO’s base salary (five times for the CEO and three times for all other NEOs). The NEOs are required to meet the ownership guidelines within a reasonable period of time from becoming an NEO; provided, however, in the event the individual ownership guidelines are not met within a five-year period, the net shares acquired through incentive compensation plans must be retained. As of December 31, 2021, Mr. Karam and Ms. Charletta met their respective ownership guidelines, as their Company stock holdings represented

38   Equitrans Midstream Corporation – 2022 Proxy Statement

approximately 14 and 4 times their base salaries, respectively. Our remaining NEOs are on track to satisfy the guidelines within the prescribed time period.
Retirement Program
Our NEOs participate in the same defined contribution 401(k) plan as all other Company employees. During 2021, we contributed an amount equal to 6% of each participant’s base salary and annual incentive award to an individual account for each employee (subject to Internal Revenue Service (IRS) regulations).
We also match every participant’s elective deferral contributions by an amount equal to 50% of each dollar contributed, subject to a maximum Company matching contribution of 3% of the employee’s base salary and annual incentive awards (subject to IRS regulations).
We do not provide separate executive retirement benefits for our NEOs.
Health Benefits
Our NEOs participate in the same health and welfare benefit plans as all other Company employees. We provide medical, prescription drug, dental, vision, short- and long-term disability, wellness and employee assistance programs. We also provide our NEOs and certain other senior members of management with access to an annual executive physical and modest additional life / accidental death & dismemberment insurance coverage reflecting their compensation levels. NEOs pay the same health benefit contribution amounts and have the same deductibles as applicable to all other Company employees.
Limited Perquisites
The perquisites program provides an executive physical and access to a concierge medical program as well as an annual stipend to offset the cost of financial planning services. During 2021, Mr. Karam also was reimbursed for the costs of his 2021 monthly dues for his club membership. The Company reflected the entire cost of the monthly dues for the membership in the Summary Compensation Table below. However, Mr. Karam’s use of the club is primarily for businesses purposes, and the Company therefore believes that only a portion of the cost represents a perquisite. See footnote (3) to the Summary Compensation Table below for a discussion of the perquisites provided to the NEOs during 2021. No tax gross-ups were provided on perquisites for our NEOs.
Compensation Policies and Practices and Risk Management
In early 2022, members of the Company’s management, with the assistance of the Committee’s independent compensation consultant, reviewed the risk assessment of the Company’s compensation programs for all employees. The results of such assessment were presented to the Committee. Based on the assessment, the Company and the Committee believe that the Company’s compensation programs are appropriate and do not create risks reasonably likely to have a material adverse impact on the Company.
Agreements with the Named Executive Officers
The Committee believes that severance protections play a valuable role in attracting, motivating and retaining highly talented executives. Accordingly, we provide such protections for the NEOs under their agreements that are described in detail under the caption “Potential Payments Upon Termination or Change of Control” below. Importantly, the executive agreements include covenants not to solicit employees, customers, potential customers, vendors or independent contractors from, or, with respect to all NEOs except Mr. Pietrandrea, compete with, the Company for a specified period of time and to maintain the confidentiality of the Company’s information. The Committee believes that these covenants are extremely valuable to the Company.

Equitrans Midstream Corporation – 2022 Proxy Statement   39

Report of the Management Development and Compensation Committee
We have reviewed and discussed the CD&A with the Company’s management. Based on our review and discussions, we recommend to the Board of Directors that the CD&A be included in the Equitrans Midstream Corporation Proxy Statement for 2022.
This report has been furnished by the Management Development and Compensation Committee
of the Board of Directors.
Margaret K. Dorman, Chair
Patricia K. Collawn
D. Mark Leland
Norman J. Szydlowski

40   Equitrans Midstream Corporation – 2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES
The following tables reflect the compensation of the Company’s NEOs.
Summary Compensation Table
The table below sets forth the compensation earned by or paid to our NEOs during the fiscal years ended December 31, 2021, 2020, and 2019, as applicable.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas F. Karam Chairman and Chief Executive Officer	2021	712,692	—	8,009,741	1,570,140	56,975	10,349,548
	2020	675,000	—	2,636,435	1,147,500	203,759	4,662,694
	2019	680,769	—	3,251,737	1,035,057	45,659	5,013,222
Kirk R. Oliver Senior Vice President and Chief Financial Officer	2021	500,001	—	2,143,226	823,500	45,220	3,511,947
	2020	500,001	—	520,883	765,000	44,772	1,830,656
	2019	500,001	—	642,317	693,000	44,500	1,879,818
Diana M. Charletta President and Chief Operating Officer	2021	482,980	—	3,023,767	887,550	45,186	4,439,483
	2020	450,000	—	878,811	765,000	44,656	2,138,467
	2019	429,940	—	963,476	641,812	44,371	2,079,599
Stephen M. Moore Senior Vice President and General Counsel	2021	403,270	—	1,736,005	592,920	45,003	2,777,198
	2020	375,001	—	471,177	510,000	44,487	1,400,665
	2019	252,405	—	596,994	462,000	23,378	1,334,777
Brian P. Pietrandrea Vice President and Chief Accounting Officer	2021	253,211	—	496,976	233,325	26,681	1,010,193
	2020	224,000	—	129,827	171,360	26,161	551,348
	2019	210,360	32,579	96,349	132,821	19,526	491,635

(1)
The amounts for 2021 in this column reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 using the assumptions described in Note 10 to the Company’s Consolidated Financial Statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022. With respect to stock awards granted in 2021, the table below sets forth the value attributable to performance restricted stock units under the 2021 Equitrans Midstream Corporation Performance Share Unit Program (2021 PSUP) valued at target achievement. Pursuant to SEC rules, the amounts included for awards subject to performance conditions are based on the probable outcome as of the date of grant, which would have amounted to the target total grant date fair values listed in the table below. These performance restricted stock units under the 2021 PSUP may pay out up to 200% of the target award, which would have amounted to the maximum total grant date fair values listed in the table below. Please see the 2021 Grants of Plan-Based Awards table below for more information regarding the 2021 MVP PSUP awards, which are payable solely at target.

Name	Target Total Grant Date Fair Value ($)	Maximum Total Grant Date Fair Value ($)
Thomas F. Karam	3,139,222	6,278,444
Kirk R. Oliver	839,991	1,679,982
Diana M. Charletta	1,185,090	2,370,180
Stephen M. Moore	680,377	1,360,754
Brian P. Pietrandrea	194,782	389,564
See “Long-Term Incentive Program (LTIP)” in the “Compensation Discussion and Analysis” above for further discussion of the 2021 PSUP, the 2021 MVP PSUP, and the 2021 Equitrans Midstream Corporation Restricted Share Awards.
(2)
The amounts for 2021 in this column reflect the annual performance incentives earned by each NEO pursuant to the terms of the ESTIP with respect to performance during the year ended December 31, 2021. These awards were paid to the NEOs in cash in the first quarter of 2022. See “2021 Annual Incentives (ESTIP)” in the “Compensation Discussion and Analysis” above for further discussion of the ESTIP for the 2021 plan year.

Equitrans Midstream Corporation – 2022 Proxy Statement   41

(3)
This column includes the dollar value of premiums paid by the Company for group life and accidental death and dismemberment insurance, the Company’s contributions to the 401(k) plan, and perquisites. For 2021, these amounts were as follows:

Name	Insurance Premiums ($)	401(k) Contributions ($)	Perquisites ($)(a)	Other ($)(b)	Total ($)
Thomas F. Karam	1,630	26,100	28,045	1,200	56,975
Kirk R. Oliver	1,140	26,100	17,980	—	45,220
Diana M. Charletta	1,106	26,100	17,980	—	45,186
Stephen M. Moore	923	26,100	17,980	—	45,003
Brian P. Pietrandrea	581	26,100	—	—	26,681

(a)
Amounts in the perquisite column include the following:

•
A stipend to be used for financial planning.

•
The cost of providing the executive physical benefit, which includes preferred access to healthcare professionals and related services for the executives.

•
For Mr. Karam, the total amount of 2021 monthly club dues, although the Company believes that only a portion of the cost represents a perquisite.

(b)
Represents the opt-out payment in connection with Mr. Karam’s waiver of Company medical benefits.

2021 Grants of Plan-Based Awards Table
The table below sets forth additional information regarding restricted shares and restricted share units granted to our NEOs during the 2021 fiscal year.
Name	Type of Award(1)	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)(3)	Maximum (#)(3)
Thomas F. Karam	ESTIP	—	—	429,000	858,000	1,716,000	—	—	—	—	—
	PSU	2/1/2021	1/22/2021	—	—	—	178,975	357,950	715,900	—	3,139,222
	RS	2/1/2021	1/22/2021	—	—	—	—	—	—	153,410	1,233,416
	MPSU	12/6/2021	12/6/2021	—	—	—	—	379,260	—	—	3,637,103
Kirk R. Oliver	ESTIP	—	—	225,000	450,000	900,000	—	—	—	—	—
	PSU	2/1/2021	1/22/2021	—	—	—	47,890	95,780	191,560	—	839,991
	RS	2/1/2021	1/22/2021	—	—	—	—	—	—	41,050	330,042
	MPSU	12/6/2021	12/6/2021	—	—	—	—	101,480	—	—	973,193
Diana M. Charletta	ESTIP	—	—	242,500	485,000	970,000	—	—	—	—	—
	PSU	2/1/2021	1/22/2021	—	—	—	67,565	135,130	270,260	—	1,185,090
	RS	2/1/2021	1/22/2021	—	—	—	—	—	—	57,920	465,677
	MPSU	12/6/2021	12/6/2021	—	—	—	—	143,170	—	—	1,373,000
Stephen M. Moore	ESTIP	—	—	162,000	324,000	648,000	—	—	—	—	—
	PSU	2/1/2021	1/22/2021	—	—	—	38,790	77,580	155,160	—	680,377
	RS	2/1/2021	1/22/2021	—	—	—	—	—	—	33,250	267,330
	MPSU	12/6/2021	12/6/2021	—	—	—	—	82,200	—	—	788,298
Brian P. Pietrandrea	ESTIP	—	—	63,750	127,500	255,000	—	—	—	—	—
	PSU	2/1/2021	1/22/2021	—	—	—	11,105	22,210	44,420	—	194,782
	RS	2/1/2021	1/22/2021	—	—	—	—	—	—	9,520	76,541
	MPSU	12/6/2021	12/6/2021	—	—	—	—	23,530	—	—	225,653

(1)
Type of Award:

ESTIP = 2021 Executive Short-Term Incentive Plan Award
PSU = 2021 PSUP Awards
RS = 2021 Restricted Share Awards
MPSU = 2021 MVP PSUP Awards
(2)
These columns reflect the annual incentive award target and maximum amounts payable under the ESTIP for the 2021 plan year. The payout amounts could range from no payment, to the percentage of base salary for 2021 identified as the target annual incentive award (target), to two times the target annual incentive award. See “2021 Annual Incentives (STIP)” in the “Compensation Discussion and Analysis” above for further discussion of the ESTIP for the 2021 plan year.

(3)
These columns reflect the (i) target and maximum number of units payable under the 2021 PSUP, which vest 100% on

42   Equitrans Midstream Corporation – 2022 Proxy Statement

the payment date following December 31, 2023, subject to continued employment with the Company, and (ii) the target number of units payable under the 2021 MVP PSUP, which vests 50% upon the payment date following the in-service date of MVP (but in no event prior to the first anniversary of the grant date); 25% on the payment date on or following the anniversary of such in-service date of MVP; and 25% on the payment date on or following the second anniversary of such in-service date of MVP, assuming such in-service date occurs on or before January 1, 2024 and subject to continued employment with the Company. For details of the 2021 PSUP and 2021 MVP PSUP awards, see “Long-Term Incentive Program (LTIP)” in the “Compensation Discussion and Analysis” above.
(4)
This column reflects the number of time-based restricted shares granted to the NEOs during 2021. For details of the restricted share awards, see “Long-Term Incentive Program (LTIP)” in the “Compensation Discussion and Analysis” above. The restricted share awards vest on January 1, 2024, subject to continued employment with the Company through the vesting date.

Narrative Disclosure to Summary Compensation Table and 2021 Grants of Plan-Based Awards Table
Confidentiality, Non-Solicitation and Non-Competition Agreements
Each of the Company’s NEOs (except Mr. Pietrandrea) have a confidentiality, non-solicitation and non-competition agreement with the Company (the non-competition agreements) and Mr. Pietrandrea has a confidentiality, non-solicitation and change of control agreement (the change of control agreement), pursuant to which the Company maintains protections regarding its confidential information and restrictions on customer and employee, vendor or independent contractor solicitation. In the non-competition agreements and Mr. Pietrandrea’s change of control agreement, the NEO agrees, among other things, to the following restrictive covenants:
➢
restrictions on competition for 24 months (no restriction for Mr. Pietrandrea);

➢
restrictions on customer solicitation for 24 months (12 months for Mr. Pietrandrea); and

➢
restrictions on employee, consultant, vendor or independent contractor recruitment for 36 months (12 months for Mr. Pietrandrea).

In order to receive any severance benefits under his or her agreement, the NEO must execute and deliver to the Company a general release of claims.
The agreements do not provide for any tax gross-ups. In the event the NEO would be subject to the 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code) (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the NEO would be reduced to the maximum amount that does not trigger the excise tax unless the NEO would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.
Please see “Compensation Discussion and Analysis” above for a discussion of the Company’s compensation programs.

Equitrans Midstream Corporation – 2022 Proxy Statement   43

Outstanding Equity Awards at Fiscal Year-End
The table below provides additional information regarding each outstanding equity award held by our NEOs as of December 31, 2021.
	Equity Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas F. Karam	—	—	109,134(e)	1,128,446
	—	—	357,950(f)	3,701,203
	—	—	379,260(g)	3,921,548
	80,919(a)	836,702	—	—
	34,559(b)	357,341	—	—
	121,260(c)	1,253,828	—	—
	153,410(d)	1,586,259	—	—
Kirk R. Oliver	—	—	21,558(e)	222,910
	—	—	95,780(f)	990,365
	—	—	101,480(g)	1,049,303
	15,984(a)	165,275	—	—
	6,827(b)	70,591	—	—
	23,960(c)	247,746	—	—
	41,050(d)	424,457	—	—
Diana M. Charletta	—	—	36,378(e)	376,149
	—	—	135,130(f)	1,397,244
	—	—	143,170(g)	1,480,378
	23,976(a)	247,912	—	—
	11,520(b)	119,117	—	—
	40,420(c)	417,943	—	—
	57,920(d)	598,893	—	—
Stephen M. Moore	—	—	19,506(e)	201,692
	—	—	77,580(f)	802,177
	—	—	82,200(g)	849,948
	13,616(a)	140,789	—	—
	6,177(b)	63,870	—	—
	21,670(c)	224,068	—	—
	33,250(d)	343,805	—	—
Brian P. Pietrandrea	—	—	5,376(e)	55,588
	—	—	22,210(f)	229,651
	—	—	23,530(g)	243,300
	2,398(a)	24,795	—	—
	1,702(b)	17,599	—	—
	5,970(c)	61,730	—	—
	9,520(d)	98,437	—	—
(1)
(a)
The identified awards in this column reflect restricted shares granted by the Company in March 2019 (April 2019 for Mr. Moore) that vested on January 1, 2022.

(b)
The identified awards in this column reflect 40% of the performance share units granted in March 2020 under the 2020 Performance Share Unit Program (2020 PSUP) for which the performance periods ended on December 31, 2021 and 2020, respectively; such performance units remain subject to continued service requirements through the vesting date, which will occur upon the payment date following December 31, 2022 and confirmation by the Compensation Committee.

(c)
The identified awards in this column reflect restricted shares granted by the Company in March 2020 that will vest on January 1, 2023, contingent upon continued service with the Company.

(d)
The identified awards in this column reflect restricted shares granted by the Company in February 2021 that will vest on January 1, 2024, contingent upon continued service with the Company.

(2)
This column reflects the payout value of unvested awards described in footnote (1) above. The payout value was determined by multiplying the number of shares by the closing price of the Company’s common stock as of December 31, 2021. The actual payout values depend upon, among other things, the Company’s closing stock price on the vesting dates and subject to the terms of the applicable awards.

44   Equitrans Midstream Corporation – 2022 Proxy Statement

(3)
(e)
The identified awards in this column reflect the remaining performance share units granted in March 2020 under the 2020 PSUP that will vest on the payment date following December 31, 2022, contingent upon continued service with the Company and the achievement of specified performance goals. Pursuant to SEC rules, the number of performance units reflects target award levels, because performance through December 31, 2021 exceeded threshold and was below target.

(f)
The identified awards in this column reflect performance share units granted in February 2021 under the 2021 PSUP that will vest on the payment date following December 31, 2023, contingent upon continued service with the Company and the achievement of specified performance goals. Pursuant to SEC rules, the number of performance units reflects threshold award levels, because performance through December 31, 2021 did not exceed threshold.

(g)
The identified awards in this column reflect the performance share units granted in December 2021 under the 2021 MVP PSUP that will vest 50% on the payment date following the in-service date of MVP (but in no event prior to the first anniversary of the grant date); 25% on the payment date on or following the anniversary of the in-service date of MVP; and 25% on the payment date on or following the second anniversary of the in-service date of MVP, contingent upon continued service with the Company and the achievement of specified performance goals. Pursuant to SEC rules, the number of performance units reflects target award levels.

(4)
This column reflects the payout values of the unvested awards described in footnote (3) above. The payout values were determined by multiplying the number of shares by the closing price of the Company’s common stock as of December 31, 2021. The actual payout values depend upon, among other things, achievement of performance goals and the Company’s closing stock price at the end of the applicable performance period.

Equitrans Midstream Corporation – 2022 Proxy Statement   45

Stock Vested
The table below sets forth the number of shares and cash acquired in the 2021 fiscal year as a result of the vesting of restricted stock units, restricted shares or performance awards.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas F. Karam	60,362*	1,155,330
	61,570	523,341
Kirk R. Oliver	8,852*	171,735
	9,178	82,881
Diana M. Charletta	5,410*	68,760
	2,840	22,832
Stephen M. Moore	—	—
Brian P. Pietrandrea	1,743*	29,144
	1,248	10,273

*
In connection with the Separation, each outstanding award held by our NEOs who were employees of EQT at the time of the Separation was converted into an award in respect of both shares of EQT common stock and Company common stock. The awards marked with an asterisk represent awards that were denominated in EQT common stock.

(1)
This column reflects the aggregate number of performance awards (including accrued dividends) that vested in 2021 under (a) Mr. Karam’s EQT Restricted Stock Award, (b) Mr. Oliver’s EQT Restricted Stock Unit Award, (c) the EQT 2018 Incentive Performance Share Unit Program for Ms. Charletta and Mr. Pietrandrea, (d) the EQT 2018 Restricted Stock Unit awards for Ms. Charletta and Mr. Pietrandrea and (e) Mr. Pietrandrea’s May 2018 EQT Restricted Stock Unit awards. All awards except Mr. Karam’s EQT Restricted Stock Award were distributed in cash.

(2)
This column reflects the value realized upon vesting of the awards described in footnote (1) above. The value realized on vesting is calculated based upon the closing price of the applicable common stock on the date of vesting.

Potential Payments Upon Termination or Change of Control
The tables below set forth the amount of compensation that may be paid to each NEO in the event of certain terminations of employment or a change of control of the Company. The amounts shown assume a termination date or change of control date, as applicable, of December 31, 2021.
Change of Control and Termination of Employment
Our NEOs may receive various forms of compensation or benefits in connection with a termination of employment. These benefits result primarily from the non-compete agreements and change of control agreement, as applicable, and the terms of equity-based grants received from the Company as described further below. For purposes of this discussion, certain defined terms are as follows.

46   Equitrans Midstream Corporation – 2022 Proxy Statement

Cause

The NEO’s:
➢
conviction of a felony, a crime of moral turpitude or fraud or the NEO having committed fraud, misappropriation or embezzlement in connection with the performance of the NEO’s duties;

➢
willful and repeated failures to substantially perform assigned duties; or

➢
violation of any provision of a written employment-related agreement or express significant policies of the Company.

Good Reason

The NEO’s resignation within 90 days after:
➢
a reduction in the NEO’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees);

➢
a reduction in the NEO’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees);

➢
a significant diminution in the NEO’s job responsibilities, duties or authority;

➢
a change in the geographic location of the NEO’s primary reporting location of more than 50 miles; and/or

➢
any other action or inaction that constitutes a material breach by the Company of the agreement.

Retirement

The NEO’s voluntary termination of employment with the Company after he or she has:
➢
a length of service of at least ten (10) years; and

➢
a combined age and length of service equal to at least sixty (60) years.

Change of Control

Generally means any of the following events:
➢
the sale of all or substantially all of the Company’s assets, unless the Company’s shareholders prior to the sale own at least 80% of the acquirer’s stock after the sale;

➢
the acquisition by a person or group of beneficial ownership of 30% or more of the Company’s outstanding common stock, subject to enumerated exceptions;

➢
the termination of the Company’s business and the liquidation of the Company;

➢
the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of the Company, unless the Company’s shareholders immediately prior to the transaction continue to hold more than 50% of the voting securities of the resulting entity, no person beneficially owns 30% or more of the resulting entity’s voting securities (subject to certain exceptions) and individuals serving on the Company’s Board immediately prior to the transaction constitute at least a majority of the resulting entity’s board; and

➢
a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

Confidentiality, Non-Solicitation and Non-Competition Agreements
Each of our NEOs, except Mr. Pietrandrea have entered into a non-competition agreement with the Company and Mr. Pietrandrea has entered into a change of control agreement with the Company. The non-competition agreements contain restrictive covenants that prohibit each applicable NEO from competing with or soliciting customers of the Company for 24 months or soliciting employees of the Company for 36 months following termination. Mr. Pietrandrea’s change of control agreement prohibits Mr. Pietrandrea from soliciting customers or employees of the Company for a period of 12 months following termination. The agreements provide for cash payments if the Company terminates employment of the NEO without cause or if the NEO terminates employment for good reason, regardless of whether the termination occurs before or after a change of control (with respect to Mr. Pietrandrea, such termination must occur after a change of control, and the EQM Merger

Equitrans Midstream Corporation – 2022 Proxy Statement   47

was expressly carved out of the definition of change of control for purposes of his change of control agreement). If such termination occurs, the NEO is entitled to a lump sum cash payment as follows:
Cash Payments*
Severance	Health Insurance
24 months base salary (12 months base salary for Mr. Pietrandrea)	18 X monthly COBRA rate for family coverage (12 X for Mr. Pietrandrea)
For each NEO (other than Mr. Pietrandrea), two times target annual incentive under the Company’s executive short-term incentive plan
A lump sum of $15,000 for Mr. Pietrandrea

*
These payments are in lieu of any benefit under the Company severance plan.

Annual Incentives
The ESTIP provides guidelines to determine awards when a participant’s status changed during the year as follows:
Resignation
➢ No payment if NEO resigns for any reason before awards are paid.

Death/Disability/ Retirement*
➢ Considered for pro-rata payment if NEO otherwise qualifies for payment of an incentive award.

Change of Control*

➢
The performance period will end on the date of the change of control, and the performance metrics will be deemed to be achieved for the pro-rata portion of the performance period that elapsed through the date of the change of control, at actual levels.

*
All awards will be paid in accordance with the terms of the ESTIP and are subject to the Compensation Committee’s discretion to reduce or eliminate the award.

Treatment of Outstanding Equity Awards
All outstanding equity awards will be paid in accordance with the terms of the plans and are subject to the Compensation Committee’s discretion to reduce or eliminate the award. If the NEO’s employment is terminated as a result of disability or death or the NEO Retires on or after January 1, 2021 but prior to the applicable vesting date, unvested equity awards would vest as follows:
PROGRAM	TERMINATION SCENARIO
	DEATH OR DISABILITY	QUALIFYING RETIREMENT
2019, 2020 and 2021 Restricted Share Awards (collectively, the RSAs)	If termination is due to death or disability, the RSAs vest in full.	A pro-rata portion* of the RSAs will vest, subject to the NEO’s continued employment with the Company through such retirement date.
2019, 2020 and 2021 PSUP Awards (collectively, the PSUPs)	If termination is due to death or disability, the PSUP shares vest in full at target performance.	NEO will retain a pro-rata portion* of the PSUPs, subject to achievement of the performance conditions and the NEO’s continued employment with the Company through such retirement date.

*
The pro-rata portion of the awards shall be equal to the number of restricted shares or performance units, as applicable, granted (or with respect to the 2020 PSUP, awards earned for each applicable performance period) multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company from the beginning of the vesting period for restricted shares or the beginning of the performance period for the performance restricted share units, as applicable, through the NEO’s date of retirement, and the denominator of which is 36.

48   Equitrans Midstream Corporation – 2022 Proxy Statement

Change of Control
In the event of a change of control of the Company, the treatment of outstanding equity awards depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction.
If awards are assumed by the acquirer or equitably converted and the executive dies, becomes disabled, is terminated without cause or resigns for good reason under the ETRN LTIP, within two years after the change of control, then upon such termination or resignation:
➢
All time-based vesting restrictions on restricted shares and units lapse; and

➢
The performance criteria and other conditions to payment of outstanding performance awards will be deemed to have been achieved at the actual performance level achieved as of the end of the applicable performance period under the ETRN LTIP, and such awards will be paid on that basis.

As a result of the EQM Merger, the Company experienced a change of control under the ETRN LTIP for purposes of the 2019 Equitrans Midstream Restricted Shares and Restricted Share Units and the 2019 PSUP. However, each NEO signed a letter agreement during the first quarter of 2020 pursuant to which each NEO agreed to waive the change of control resulting from the EQM Merger for purposes of his or her outstanding ETRN LTIP awards. Additionally, the EQM Merger was expressly carved out of the definition of Change of Control under the 2020 PSUP and the 2020 Restricted Share and Unit Awards.
If awards are not assumed by the acquirer or equitably converted in the transaction (a Qualifying Change of Control):
➢
All time-based vesting restrictions on restricted shares and units lapse; and

➢
The performance criteria and other conditions to payment under the outstanding performance awards will be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control and such awards will be paid on that basis.

MVP PSUP Awards
In no event will the MVP PSUP awards vest prior to the In-Service Date of the MVP. If the NEO’s employment is terminated the unvested MVP PSUP awards would vest as follows:
TERMINATION SCENARIO	PRIOR TO MVP IN-SERVICE	AFTER MVP IN-SERVICE
Death, Disability or Retirement
A pro-rata* portion of the MVP PSUs will vest on or following the MVP In-Service date on a date selected by the Company that is no later than ninety days after the MVP In-Service date (but in no event prior to the anniversary of the grant date).
All unvested MVP PSUs will vest in full on the date that is thirty days following the NEO’s termination of employment (but in no event prior to the first anniversary of the grant date).
Qualifying Change of Control	100% of the MVP PSUs will be forfeited.	100% of the unvested MVP PSUs will vest upon the closing of such Qualifying Change of Control (but in no event prior to the first anniversary of the grant date).
Change of Control that is not a Qualifying Change of Control and NEO is terminated without cause or resigns for good reason within two years after the change of control	The MVP PSUs will vest in full on or following the MVP In-Service date (but in no event prior to the first anniversary of the grant date).	The unvested PSUs will vest in full on the date of such termination without cause or resignation for good reason (but in no event prior to the first anniversary of the grant date).

*
The pro-rata portion of the MVP PSUP awards shall be equal to the number PSUs granted multiplied by a fraction, the numerator of which is the number of months of continuous employment with the Company from grant date through the

Equitrans Midstream Corporation – 2022 Proxy Statement   49

date of the NEO’s retirement, death or disability and the denominator of which is the total number of full months from the grant date to the MVP In-Service date.
In all cases described above, vesting is contingent upon the MVP In-Service date occurring on or before the specified expiration date of January 1, 2024. If the NEOs employment is terminated for any other reason on or after the MVP In-Service date, all unvested performance share units awarded to the NEO will be forfeited on the date of termination.
Other Matters
The NEOs’ outstanding equity awards provide that if following a voluntary termination (other than for good reason) the executive remains on the board of directors of the Company, then awarded share units continue to vest for so long as the NEO remains on such board.
Life Insurance Benefits
The Company provides a life insurance benefit equal to one times base salary for all employees. Each NEO receives an additional one times base salary life insurance benefit.
Payments on Termination or Change of Control
The tables below reflect the estimated compensation payable to each NEO upon a hypothetical termination of employment or change of control on December 31, 2021. In calculating potential payments, we have quantified our equity-based payments using the Company’s closing stock price on December 31, 2021, which was $10.34. For purposes of the analysis, the Company has assumed that (i) no NEO will remain on the Board following termination of employment; (ii) in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the ETRN LTIP (a Qualifying Change of Control) and therefore such awards accelerate and pay out upon the change of control; and (iii) with respect to the 2021 MVP PSUP, MVP in-service occurred prior to December 31, 2021. In addition, the Company has not factored in any reduction that may apply as a result of the potential reduction to avoid an excise tax imposed on individuals who received compensation in connection with a change of control that exceeds certain specified limits. For performance share units, the Company assumed performance at the end of the applicable performance period remains unchanged from performance as of December 31, 2021. In an actual termination scenario, the Company’s actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all Company employees holding such awards, if at all.
There would be no compensation paid to an NEO if the executive is terminated by the Company for cause or the executive resigns without good reason.

50   Equitrans Midstream Corporation – 2022 Proxy Statement

Executive Benefits and Payments Upon Termination	Termination by Company Without Cause ($)	Resignation by Executive for Good Reason ($)	Death ($)	Disability ($)	Retirement ($)	Qualifying Change of Control ($)
THOMAS F. KARAM
Cash Severance Payments	3,176,909	3,176,909	1,570,140	1,570,140	—	3,176,909
LTIP	—	—	12,015,283	12,015,283	—	8,942,789
Life Insurance	—	—	1,430,000	—	—	—
Total	3,176,909	3,176,909	15,015,423	13,585,423	—	12,119,698

KIRK R. OLIVER
Cash Severance Payments	1,930,909	1,930,909	823,500	823,500	—	1,930,909
LTIP	—	—	2,776,811	2,776,811	—	2,158,816
Life Insurance	—	—	1,000,000	—	—	—
Total	1,930,909	1,930,909	4,600,311	3,600,311	—	4,089,725

DIANA M. CHARLETTA
Cash Severance Payments	1,970,909	1,970,909	887,550	887,550	887,550	1,970,909
LTIP	—	—	4,160,690	4,160,690	1,094,833	3,188,804
Life Insurance	—	—	970,000	—	—	—
Total	1,970,909	1,970,909	6,018,240	5,048,240	1,982,383	5,159,713

STEPHEN M. MOORE
Cash Severance Payments	1,488,909	1,488,909	592,920	592,920	—	1,488,909
LTIP	—	—	2,338,374	2,338,374	—	1,799,989
Life Insurance	—	—	810,000	—	—	—
Total	1,488,909	1,488,909	3,741,294	2,931,294	—	3,288,898

BRIAN P. PIETRANDREA
Cash Severance Payments	137,803	—	233,325	233,325	233,325	290,606
LTIP	—	—	613,096	613,096	151,190	491,137
Life Insurance	—	—	510,000	—	—	—
Total	137,803	—	1,356,421	846,421	384,515	781,743

Equitrans Midstream Corporation – 2022 Proxy Statement   51

Pay Ratio Disclosure
The following is an estimate of the relationship of the annual total compensation of Mr. Karam, the CEO, on December 31, 2021, and the median of the annual total compensation of all employees (other than the CEO), calculated in accordance with SEC rules. In making this pay ratio disclosure, other companies may use assumptions, estimates and methodologies different than the Company; as a result, the following information may not be comparable to the information provided by other companies.
For 2021:
➢
the total compensation of Mr. Karam was $10,349,548; and

➢
the median of the annual total compensation of all employees of the Company (other than the CEO) was $128,415.

Based on this information, the ratio of the total compensation of Mr. Karam to the median of the annual total compensation of all other employees was 81 to 1.
The compensation identified above for both Mr. Karam and the median employee was calculated using the same methodology used for the NEOs as set forth in the 2021 Summary Compensation Table. See “Compensation Discussion and Analysis” above for a discussion of Mr. Karam’s compensation.
In light of the promotion of our median employee in 2021, the Company elected to identify a new median employee. The Company identified the median employee by selecting total cash compensation as the compensation measure. Total cash compensation is annual base salary plus target annual bonus or, in the case of hourly employees, annualized regular earnings including actual overtime earned plus target annual bonus. The Company did not make any other assumptions, adjustments, or estimates with respect to total cash compensation. The Company believes total cash compensation is an appropriate compensation measure because the Company does not widely distribute annual equity awards to employees. The Company then selected the median employee, having identified the 2021 total cash compensation for all of its employees (excluding the CEO) on the measurement date, December 31, 2021, the last day of the payroll year.
Employee, Officer and Director Hedging
Under the Company’s Corporate Stock Trading Policy, no officer, director or employee may engage in any short sale or hedging transaction involving, or purchase or sell options in, Equitrans Midstream securities. For purposes of the policy, prohibited hedging transactions are transactions designed to hedge or offset any change in the market value of Equitrans Midstream securities held, directly or indirectly, by the officer, director or employee (including incentive and other compensation awards) and include, but are not limited to, the use of financial instruments such as prepaid variable forwards, equity swaps, puts, calls, forwards, collars, exchange funds and other derivative instruments. Additionally, under the policy, no executive officer or director of Equitrans Midstream may pledge (or otherwise allow a lien to be imposed upon) Equitrans Midstream securities including through the use of a margin account with a broker. The holding of securities in a brokerage account that permits margining is not a violation of the policy so long as the owner of the account does not engage in any transaction that results in a lien upon the Equitrans Midstream securities held in the account.

52   Equitrans Midstream Corporation – 2022 Proxy Statement

ITEM NO. 2 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2021 (SAY-ON-PAY)
The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers for 2021.
We are seeking an advisory vote to approve the compensation of our named executive officers for 2021.
This proposal, commonly known as a say-on-pay proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.
After our shareholders voted in 2019, the Board determined that the Company will hold an advisory vote on executive compensation every year until the next shareholder advisory vote on the frequency of say-on-pay proposals, which we expect will be conducted at our 2025 annual meeting of shareholders.
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, the Board and the Compensation Committee value the opinions of the Company’s shareholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.
As discussed in the “Compensation Discussion and Analysis” above, our Board believes that the Company’s compensation program, policies and practices drive performance, and align our executives’ interests with those of our shareholders.
Our Board invites you to review the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation included under the “Executive Compensation” section of this proxy statement.
Our Board recommends that you vote FOR the following advisory resolution:
“Resolved, that the shareholders approve the compensation of the Company’s named executive officers for 2021, as discussed and disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement.”

Equitrans Midstream Corporation – 2022 Proxy Statement   53

ITEM NO. 3 — APPROVAL OF THE EQUITRANS MIDSTREAM CORPORATION EMPLOYEE STOCK PURCHASE PLAN
The Board of Directors recommends a vote FOR the approval of the Equitrans Midstream Corporation Employee Stock Purchase Plan.
General
In January 2022, our Board, upon the recommendation of our Compensation Committee, approved the adoption of the Equitrans Midstream Corporation Employee Stock Purchase Plan, which we refer to as the ESPP. The Company intends the ESPP to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code and, further, intends that any ambiguity in the ESPP or any related offering be resolved to effect such intent. We are submitting the ESPP for shareholder approval pursuant to the requirements of Section 423 of the Code. The ESPP will become effective on May 1, 2022, subject to approval by the Company’s shareholders.
The purpose of the ESPP is to provide eligible employees of the Company and each of its designated subsidiaries with the opportunity to purchase shares of common stock of the Company at a discount through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company through stock ownership. A total of 5,000,000 shares of the Company’s common stock will be available for issuance under the ESPP.
The ESPP is administered by the Compensation Committee of the Board or its duly-authorized delegate (Administrator). The Administrator has the power in connection with the administration of the ESPP to interpret the ESPP, to establish rules and procedures it deems appropriate to administer the ESPP, and to take such other action in connection with such administration as it deems necessary or equitable under the circumstances. Members of the Compensation Committee are appointed and removed by the Board and serve at the discretion of our Board and the Compensation Committee members do not receive any compensation from the assets of the ESPP.
Summary of the ESPP
The following is a summary of the material terms of the ESPP. The following description is only a summary and is qualified in its entirety by reference to the ESPP, a copy of which is attached to this proxy statement as Appendix A.
Eligibility and Participation
In general, each regular full and part-time employee of the Company or a designated subsidiary is eligible to participate in offerings under the ESPP. A part-time employee is generally one who is regularly scheduled to work at least twenty (20) hours per week for the Company or a designated subsidiary. Each U.S. subsidiary of the Company which is a corporation for U.S. tax purposes and each other U.S. subsidiary of the Company which is permitted to participate in the ESPP pursuant to Code Section 423 is a designated subsidiary.
Eligible employees exclude any employee who:
➢
would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries,

➢
is customarily employed 20 hours or less per week (or such lesser period of time as may be determined by the Administrator), or

➢
is customarily employed for not more than 5 months in any calendar year (or such lesser period of time as may be determined by the Administrator), and

➢
any individual who is classified as an independent contractor.

In addition, the Administrator may, prior to an enrollment period for an offering, exclude the following employees from offerings under the ESPP with respect to such offering:
➢
an employee who has been employed less than 2 years,

54   Equitrans Midstream Corporation – 2022 Proxy Statement

➢
an employee who is a highly-compensated employee and/or is an officer or subject to disclosure requirements of Section 16(a) of the Exchange Act, or some other sub-category of highly compensated employees above a designated grade level, and

➢
an employee who is a citizen or resident of a foreign jurisdiction if the grant of an option under the ESPP or offering to such person is prohibited under the laws of such foreign jurisdiction or if compliance with the laws would cause the ESPP or offering to violate the requirements of Code Section 423.

Purchase of Shares
Eligible employees may acquire shares of the Company’s common stock through payroll deductions, which may not exceed 10% of their eligible compensation during any pay period. For each offering, the Administrator will establish the definition of eligible compensation from which a participant’s contributions will be taken. The qualified offering periods generally last for a one-month period, with the first qualified offering period expected to begin on or after June 1, 2022 and ending on or after June 30, 2022. Subsequent one-month offering periods shall begin on the first of each month following the first offering period. Unless otherwise provided by the Administrator with respect to an offering, offering periods will run in consecutive, non-overlapping cycles. Unless otherwise provided by the Administrator, if the first day of an offering period is not a business day, then the offering period shall begin on the next following business day; and if the last day of an offering period is not a business day, then the offering period shall end on the most recent business day before such day. The Administrator may, in its discretion, modify the terms of future offering periods, provided that no offering period may be shorter than one month or longer than 27 months.
Amounts contributed by a participant will be used to purchase shares of the Company’s common stock on the last business day of each offering period. The purchase price of the shares in each qualified offering will be 85% of the closing price (fair market value) of a share of the Company’s common stock on the last business day of the applicable offering period. The Administrator may adjust the purchase price for future offering periods in its sole discretion, provided the purchase price shall not be less than 85% of the lower of the fair market value of a share of the Company’s common stock for the first day of the offering period or on the last business day of the offering period.
No employee shall be permitted to purchase common stock with a value greater than $25,000 in any calendar year. In addition, the maximum number of shares of the Company’s common stock that may be purchased by any participant in a single offering will be five hundred thousand (500,000) shares.
Withdrawal and Termination of Employment
If a participant’s employment terminates before the last business day of an offering period for any reason whatsoever, the payroll deductions credited to his or her account will be distributed to the participant in cash (without interest) as soon as administratively practicable after the date his or her employment terminates. If a participant otherwise ceases to be an eligible employee with respect to an offering on or before the last business day of an offering period, the participant’s aggregate contributions for such offering shall be distributed to the participant in cash (without interest) as soon as administratively practicable after the date he or she ceases to be eligible. Payment shall occur as soon as administratively practicable (and in any event by no later than March 15th of the year following the year in which the applicable offering period ends).
Rights not Transferrable
Neither the balance credited to a participant’s contribution account nor any rights to the exercise of an option, or to receive shares of the Company’s common stock under the ESPP, may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, the Administrator in its discretion may treat any such action as an election by the participant to cease future contributions to his or her account.
Adjustment to Shares
The number of shares of the Company’s common stock covered by outstanding options granted pursuant to the ESPP, the related purchase price, the number of shares of the Company’s common stock available under

Equitrans Midstream Corporation – 2022 Proxy Statement   55

the ESPP, the maximum limitation on shares of the Company’s common stock purchasable during an offering period, and any other similar terms shall be adjusted by the Board in an equitable manner to reflect any stock split, stock dividend or other similar change in the capitalization of the Company without the receipt of consideration by the Company. Any adjustment made by the Board shall be conclusive and binding on all affected persons.
Amendment or Termination
The Company’s Board may amend the ESPP from time to time to the extent that the Board deems necessary or appropriate, and any such amendment shall be subject to the approval of the Company’s shareholders to the extent such approval is required under Section 423 of the Code, other applicable law or stock exchange listing requirements. The Board also may terminate the ESPP or any offering made under the ESPP at any time.
Change of Control
In the event of a Change of Control as defined in the ESPP (which definition is consistent with the definition of Change of Control under the 2018 Plan), any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding options or may substitute similar options for outstanding options, or otherwise, all outstanding options under the ESPP will automatically be exercised immediately prior to the consummation of such Change of Control by causing all amounts credited to each participant’s account to be applied to purchase as many shares of the Company’s common stock pursuant to the participant’s option as possible at the purchase price, subject to the limitations set forth in the ESPP.
Federal Income Tax Consequences
The following is a general summary of the material U.S. federal income tax consequences of the ESPP and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not considered tax advice to any person and is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. Accordingly, participants in the ESPP should consult their respective tax advisors to determine the tax consequences of their participation.
The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan, an eligible employee recognizes no taxable income upon either the grant or the exercise of the option. The employee does not recognize taxable income until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.
If the participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the purchase period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares. The Company will be entitled to a corresponding income tax deduction for the taxable year in which such disposition occurs equal to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.
If a participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the purchase period in which the shares were acquired and more than one (1) year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of  (i) the amount by which the closing selling price of the shares on the sale or disposition date exceeded the purchase price for those shares or (ii) 15% of the closing price of the shares on the

56   Equitrans Midstream Corporation – 2022 Proxy Statement

participant’s entry date into that purchase period. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.
If a participant dies before disposing of the shares purchased under the ESPP, he or she will be deemed to have realized compensation income taxable as ordinary income in the taxable year closing with his or her death in an amount equal to the lesser of the excess of the fair market value over the purchase price value of the shares at the beginning of the offering period or the excess over the purchase price of the fair market value of the shares on the date of death. The participant is deemed not to have realized any capital gain or loss because of death.
Plan Benefits
Because the amount of benefits to be received by each employee in the ESPP is determined by his or her discretionary election and depends upon the fair market value of the Company’s common stock at various future dates, the amount of future benefits to be allocated to any individual or group of individuals under the plan in any particular year is not determinable.
Our executive officers are permitted to participate in the ESPP on the same terms as all employees.

Equitrans Midstream Corporation – 2022 Proxy Statement   57

REPORT OF THE AUDIT COMMITTEE
The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s accounting and financial reporting processes. In doing so, the Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm and has oversight for its qualification, independence and performance. The Audit Committee’s charter guides the Committee’s duties and responsibilities. The Audit Committee charter, which was amended in December 2021, is available on the Company’s website at www.equitransmidstream.com. As described in the charter, management is responsible for the internal controls and accounting and financial reporting processes of the Company. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. Our responsibilities include monitoring and overseeing these processes.
The Committee is composed of three non-employee, independent members of the Board of Directors. No member currently serves on more than two other public company audit committees. The Board has determined that each of Kenneth M. Burke, D. Mark Leland and Robert F. Vagt is an audit committee financial expert, as that term is defined by the SEC. The members of the Committee are not professionally engaged in the practice of auditing or accounting. The Committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”
In fiscal year 2021, we fulfilled, through the following, our oversight responsibilities with respect to financial statement and disclosure matters (including oversight of the Company’s processes and policies regarding risks to the financial reporting process, financial risks, risks to the Company’s internal control system and information technology and cybersecurity risks), the Company’s relationship with its independent registered public accounting firm, the Company’s internal audit function and compliance matters:
➢
held private sessions, during our regularly scheduled meetings, with the Company’s Chief Financial Officer, Chief Accounting Officer, Vice President, Internal Audit and independent public accountants, providing an opportunity for candid discussions regarding financial management, accounting, auditing and internal controls;

➢
reviewed and discussed with management the Company’s earnings releases and financial results for each quarterly period in 2021 and the audited financial statements of the Company for the fiscal year ended December 31, 2021;

➢
received periodic reports on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

➢
met with Ernst & Young LLP, the Company’s independent registered public accounting firm, with and without management present;

➢
discussed with Ernst & Young LLP the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) and SEC standards and such other matters as we deemed to be appropriate, including the overall scope and plans for the audit;

➢
received the written disclosures and the letter from Ernst & Young LLP required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence;

➢
discussed with Ernst & Young LLP the firm’s independence from management and the Company;

➢
reviewed and pre-approved the amount of fees paid to Ernst & Young LLP for both audit and non-audit services;

➢
reviewed and discussed with senior management the Company’s risk management guidelines and policies and the Company’s process for assessing major risk exposures and the guidelines and policies management has implemented to monitor and control such exposures, including the Company’s financial risk exposures, including financial statement risk, and such other risk exposures as were delegated by the Board to the Committee for oversight;

58   Equitrans Midstream Corporation – 2022 Proxy Statement

➢
received quarterly reports from the Company’s General Counsel (or the General Counsel’s designee) on compliance matters and reviewed, as an annual matter, the Company’s compliance program;

➢
received and discussed, together with the Board and the HSSE Committee of the Board, reports throughout 2021 from management regarding risks related to information technology and cybersecurity;

➢
reviewed and discussed with senior management major financial risk exposures; and

➢
reviewed the Company’s internal audit plan, which was developed, in part, in connection with the Company’s enterprise risk management process, received individual audit reports and discussed with management measures implemented in response to internal audits, and reviewed the performance of the Company’s internal audit function.

Based on the reports and discussions above, we recommended to the Board of Directors that the audited financial statements be included in the Equitrans Midstream Corporation 2021 Annual Report on Form 10-K.
This report has been furnished by the Audit Committee of the Board of Directors.
Kenneth M. Burke, Chair
D. Mark Leland
Robert F. Vagt

Equitrans Midstream Corporation – 2022 Proxy Statement   59

ITEM NO. 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022.
The Audit Committee is responsible for the appointment and oversight of our independent registered public accounting firm and is involved in the selection of the lead engagement partner. The Committee has appointed Ernst & Young LLP (Ernst & Young) as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2022. Ernst & Young has audited our financial statements since we became an independent publicly traded company in 2018, was the auditor of EQM, our subsidiary, from its initial public offering in 2012 until it ceased being publicly traded in June of 2020, and was the auditor of our former parent company for many years. As an annual matter, in deciding whether to reappoint Ernst & Young, the Audit Committee evaluates the firm’s qualifications and performance, considering, among other things, the quality of services, sufficiency of resources, effectiveness of communications, and knowledge of the industry and the Company including its personnel, processes, accounting systems and risk profile, as well as its independence.
Shareholder approval is not required for the appointment of our independent accounting firm. However, the Board is submitting the appointment for ratification by the Company’s shareholders as a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will consider the appointment of another independent accounting firm for the following year. Whether or not our shareholders ratify the appointment of Ernst & Young, the Audit Committee may appoint a different independent accounting firm at any time if it determines that such a change would be appropriate.
Representatives of Ernst & Young are expected to participate in the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.
The following chart details the fees billed for services rendered to the Company by Ernst & Young during 2021 and 2020 (excluding the fees billed to EQM prior to the closing of the EQM Merger, as described below):
	2021	2020
Audit Fees(1)	$2,275,433	$1,391,073
Audit-Related Fees(2)	$56,005	$51,850
Tax Fees	—	—
All Other Fees(3)	$35,424	$193,819
Total	$2,366,862	$1,636,742

(1)
Includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements, consents and comfort letter procedures.

(2)
Includes fees for audits of, and consents related to, employee benefit plans and attest engagements not required by statute or regulation.

(3)
Includes fees related to permissible enterprise resource planning system pre-implementation risk assessment services. In all cases, this did not include any services or recommendations associated with the design or implementation of systems, processes or controls.

60   Equitrans Midstream Corporation – 2022 Proxy Statement

The Audit Committee has adopted a Policy Relating to Services of Registered Public Accountant under which the Company’s independent accounting firm is not allowed to perform any service that may have the effect of jeopardizing the independent accounting firm’s independence. Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:
➢
Bookkeeping or other services related to the accounting records or financial statements

➢
Financial information systems design and implementation

➢
Appraisal or valuation services, fairness opinions or contribution-in-kind reports

➢
Actuarial services

➢
Internal audit outsourcing services

➢
Management functions

➢
Human resources functions

➢
Broker-dealer, investment adviser or investment banking services

➢
Legal services

➢
Expert services unrelated to the audit

➢
Prohibited tax services

All audit and permitted non-audit services for the Company and its subsidiaries (other than for EQM, its consolidated subsidiaries, related parties and affiliates prior to the closing of the EQM Merger) must be pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority with respect to audit and permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate audit and permitted non-audit services fees pre-approved under such policy since the last Audit Committee meeting are not more than $75,000. The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings. In 2021, 100% of the professional fees required to be pre-approved complied with the above policy.
Ernst & Young also served as the independent accounting firm for EQM during 2020. Prior to the closing of the EQM Merger on June 17, 2020, the Audit Committee of the Board of Directors of EQM’s general partner approved all audit and permitted non-audit services pertaining to EQM, its consolidated subsidiaries, related parties and affiliates. All fees associated with such services were reported to the Company’s Audit Committee at its next meeting. In connection with such services, the following fees were billed by Ernst & Young:
➢
For EQM during 2020 and prior to the closing of the EQM Merger $1,669,750, all of which were for the audit of EQM’s annual financial statements and internal control over financial reporting, reviews of financial statements included in EQM’s quarterly reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements, comfort letter procedures and consents.

Equitrans Midstream Corporation – 2022 Proxy Statement   61

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)	(B)	(C)
Equity Compensation Plans Approved by Shareholders(1)	10,237,492(3)	38.55(5)	16,578,523(6)
Equity Compensation Plans Not Approved by Shareholders(2)	59,757(4)	N/A	37,863
Total	10,297,249	N/A	16,616,386

(1)
Includes the ETRN LTIP approved by EQT as sole shareholder prior to the Separation while the Company was a wholly owned subsidiary of EQT. Also includes 3,592,386 shares, which represent the unused share reserve under the Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, which were assumed in connection with the EQM Merger.

(2)
Includes the Director Plan (as described below).

(3)
Represents the number of underlying shares of common stock associated with 464,876 outstanding options; 1,393,401 restricted share units; 2,659,196 performance awards assuming a maximum payout at two times target awards; 2,608,140 performance awards under the MVP PSUP; and 452,683 directors’ deferred stock units awarded under the ETRN LTIP or granted by EQT and assumed by the Company in connection with the Separation to be paid out under the ETRN LTIP.

(4)
Represents the number of underlying shares of common stock associated with deferred stock units allocated to non-employee directors’ accounts in respect of deferred fees payable in shares of common stock under the Director Plan.

(5)
Represents the weighted-average exercise price of the outstanding stock options only. The outstanding restricted share units, performance shares, and deferred stock units are not included in this calculation.

(6)
Represents the number of common shares available for future issuance of the types of securities outstanding under column (A), as well as awards of restricted shares.

Equitrans Midstream Corporation Directors’ Deferred Compensation Plan
The Director Plan was adopted by the Board in connection with the Separation and subsequently amended and restated in April 2020, to provide an opportunity for the members of the Board to defer payment of all or a portion of the fees to which they are entitled as compensation for their services as members of the Board. The Director Plan also administers the payment of stock units and phantom stock awarded to non-employee directors pursuant to the ETRN LTIP (or, as applicable, pursuant to long-term incentive plans administered by EQT prior to the Separation and converted into Company stock units and phantom stock in connection with the Separation).
Amounts in deferral accounts under the EQT Corporation 2005 Directors’ Deferred Compensation Plan of any individuals who became members of the Board upon the Separation were transferred into a deferral account under the Director Plan in connection with the Separation.

62   Equitrans Midstream Corporation – 2022 Proxy Statement

ADDITIONAL INFORMATION
Proposals, Board Recommendations, Vote Required, and Broker Non-Votes
Only holders of record at the close of business on February 18, 2022, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. Each share of Equitrans Midstream common stock and each Series A Preferred Share (on an as-converted basis) that you own as of the record date represents one vote, and shareholders do not have cumulative voting rights. At the close of business on February 18, 2022, Equitrans Midstream had 434,323,189 shares of common stock outstanding and 30,018,446 Series A Preferred Shares outstanding. A quorum is necessary to conduct business at the annual meeting. A majority of the outstanding shares (including Series A Preferred Shares on an as-converted basis), present or represented by proxy, constitutes a quorum. You are part of the quorum if you have returned a proxy.
If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares. If you do not provide voting instructions, your shares will not be voted on any proposal for which the holder of record does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker, bank or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under NYSE rules.
The following summarizes the voting requirements for each proposal:
Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed
Item No. 1: Election of directors, each for a one-year term expiring at the 2023 annual meeting of shareholders	FOR EACH NOMINEE	Majority of votes cast.*	No
Item No. 2: Approval, on an advisory basis, of the compensation of our named executive officers for 2021	FOR	Majority of votes cast.	No
Item No. 3: Approval of the Equitrans Midstream Corporation Employee Stock Purchase Plan	FOR	Majority of votes cast.	No
Item No. 4: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022	FOR	Majority of votes cast.	Yes

*
If a nominee receives a greater number of votes AGAINST than votes FOR election, the Board will consider whether to accept the nominee’s previously submitted conditional resignation.

For purposes of the approval of the proposals above, in accordance with our governing documents and applicable state law, abstentions, broker non-votes and the failure to vote are not votes cast and, accordingly, have no effect on the outcome of such proposals, although brokers do have discretionary authority to cast a vote on Item No. 4 if no instructions are received.
Corporate Secretary Contact Information
You may contact the Company’s Corporate Secretary by sending correspondence to: Equitrans Midstream Corporation, 2200 Energy Drive, Canonsburg, Pennsylvania 15317, Attention: Corporate Secretary.
Notice of Internet Availability of Proxy Materials
The SEC permits us to electronically distribute proxy materials to shareholders. We have elected to provide access to our proxy materials and annual report to certain of our shareholders on the Internet instead of

Equitrans Midstream Corporation – 2022 Proxy Statement   63

mailing the full set of printed proxy materials. On or about March 9, 2022, we will mail to certain shareholders a notice of Internet availability of proxy materials (eProxy Notice) containing instructions regarding how to access our proxy statement and annual report and how to submit your vote over the Internet. If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them. If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials, follow the instructions for requesting such materials included in the eProxy Notice.
Voting Instructions
Voting Instructions for Shareholders of Record
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the shareholder of record of those shares. The proxy materials have been sent directly to you by Broadridge Financial Solutions, Inc. You may vote your shares at our annual meeting or by submitting your proxy by:
➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.
If you vote by submitting your proxy card, your shares will be voted as indicated on your properly completed unrevoked proxy card. If you return your proxy card but do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked proxy card will be voted as recommended by the Board. If you do not return a properly completed proxy card and do not vote electronically during the virtual annual meeting, by telephone or on the Internet, your shares will not be voted.
You may also vote electronically during the virtual meeting using your 16-digit control number included on your eProxy Notice or proxy card. In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail. Even if you plan to participate in the virtual annual meeting, we encourage you to vote by proxy as soon as possible.
See “Notice of Internet Availability of Proxy Materials” above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.
Voting Instructions for Beneficial Owners
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in street name. You should receive an eProxy Notice or a vote instruction form (VIF) together with copies of the proxy statement and annual report from your broker, bank or other holder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by following the instructions included in the mailing on how to submit your voting instructions, including by:
➢ Mail: completing the VIF as outlined in the instructions on the form and mailing the form in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www.proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.

64   Equitrans Midstream Corporation – 2022 Proxy Statement

See “Proposals, Board Recommendations, Vote Required, and Broker Non-Votes” above for the right of brokers, banks and other holders of record to vote on routine matters for which they have not received voting instructions.
Please review your VIF for the date by which your instructions must be received in order for your shares to be voted. You may also vote electronically during the virtual annual meeting using the instructions provided by your broker, bank, trustee or other nominee. In the case of Internet or telephone voting, you should have your VIF in hand and retain the form until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the VIF by mail.
If your shares are held through the Equitrans Midstream Corporation Employee Savings Plan (the Employee Savings Plan) or the ETRN LTIP, see “Voting Shares Held Through the Employee Savings Plan” and “Voting Restricted Shares Held Through the ETRN LTIP” below for instructions regarding how to vote your shares and the right of the holders of record to vote your shares on matters for which they have not received voting instructions.
See “Notice of Internet Availability of Proxy Materials” above if you received an eProxy Notice. If you receive an eProxy notice, you will only be able to vote over the Internet unless you request paper copies of the proxy materials.
Voting Shares Held Through the Employee Savings Plan
If you hold shares through the Employee Savings Plan, you will receive a separate proxy card, proxy statement and annual report. You must use this separate proxy card to instruct the trustee of the Employee Savings Plan regarding how to vote your shares held in the plan. You may instruct the trustee to vote your shares by:
➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www. proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.
If you do not return a proxy card or if you return a proxy card with no instructions, the trustee will vote your shares in proportion to the way other plan participants vote their shares. Please note that the proxy cards for the Employee Savings Plan have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your Employee Saving Plan shares to be voted.
In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.
Voting Restricted Shares Held Through the ETRN LTIP
If you hold restricted shares through the ETRN LTIP, you will receive a separate proxy card, proxy statement, and annual report. You must use this separate proxy card to instruct the ETRN LTIP administrator regarding how to vote your restricted shares held in the plan. You may instruct the administrator to vote your shares by:
➢ Mail: completing the proxy card as outlined in the instructions on the card and mailing the card in the prepaid envelope provided;
➢ Internet: following the instructions at the Internet site http://www. proxyvote.com; or
➢ Telephone: following the instructions for telephone voting after calling 1-800-690-6903 in the United States or 1-718-921-8500 from foreign countries.
If you return a proxy card with no instructions, the administrator or its designee will vote your shares as recommended by the Board. If you do not return a proxy card, your shares will not be voted. Please note that

Equitrans Midstream Corporation – 2022 Proxy Statement   65

the proxy cards for the ETRN LTIP have an earlier return date. Please review your proxy card for the date by which your instructions must be received in order for your shares to be voted.
In the case of Internet or telephone voting, you should have your proxy card in hand and retain the card until you have completed the voting process. If you vote by Internet or telephone, you do not need to return the proxy card by mail.
How to Change Your Vote
If you are a shareholder of record, you may revoke your proxy before polls are closed at the meeting by:
➢
voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

➢
voting electronically during the virtual annual meeting; or

➢
notifying the Company’s Corporate Secretary in writing that you are revoking your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. Your last validly submitted vote is the vote that will be counted. If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting. You will be able to change or revoke your proxy until it is voted.
Receiving More Than One Proxy Card and/or VIF
If you receive more than one proxy card as a shareholder of record, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219, at its toll free number (1-800-937-5449), by email at help@astfinancial.com, or on its website www.astfinancial.com. If you receive more than one proxy card, it is important that you return each proxy card with voting instructions for your votes to be counted.
If you receive more than one VIF, please contact the broker, bank or other holder of record holding your shares to determine whether you can consolidate your accounts.
Voting on Other Matters Not Included in this Proxy Statement that May be Presented at the Annual Meeting
Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the annual meeting in accordance with the advance notice provision in the Bylaws, the Board is not aware of any other proposals for the meeting. If another proposal is properly presented, the persons named as proxies will vote your returned proxy in their discretion.
Participating in the Annual Meeting
You may participate in the virtual annual meeting if you were a shareholder on February 18, 2022. You will be able to participate in the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ETRN2022. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the ETRN LTIP or the Employee Savings Plan, which must be voted prior to the meeting). Information regarding the rules of conduct at the annual meeting will be available on the virtual meeting platform during the annual meeting.
To participate in the annual meeting, you will need the 16-digit control number included on your eProxy Notice, on your proxy card or on the VIF that accompanied your proxy materials. The annual meeting webcast will begin promptly at 9:00 a.m. Eastern Time on April 26, 2022, and shareholders will be able to log in beginning at 8:45 a.m. Eastern Time on April 26, 2022. We encourage you to access the meeting prior to the start time.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

66   Equitrans Midstream Corporation – 2022 Proxy Statement

Voting During the Annual Meeting
Shares registered directly in your name as the shareholder of record may be voted electronically during the annual meeting. If you choose to vote your shares online during the annual meeting, please follow the instructions provided on your eProxy Notice or the proxy card to log in to www.virtualshareholdermeeting.com/ETRN2022. You will need the 16-digit control number included on your eProxy Notice or on your proxy card. If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you may also vote electronically during the virtual annual meeting using your 16-digit control number provided by your bank, broker or other holder of record.
Even if you plan to participate in the annual meeting, the Company strongly recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to participate in the annual meeting.
Questions
During the live question and answer portion of the annual meeting, shareholders may submit questions, which will be answered as they come in, as time permits. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/ETRN2022, type your question into the “Ask a Question” field, and click “Submit.” Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.
Technical Difficulties
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual annual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.
Other Matters
Solicitation of Proxies
We are soliciting proxies primarily by use of the mails. However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means. To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation. D.F. King & Co. Inc. assists us with the solicitation for a fee of  $10,000 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. The Company bears all costs associated with this proxy solicitation.
Shareholder Proposals and Director Nominations
Under SEC rules, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2023 annual meeting. Shareholder proposals must comply with the requirements established by the SEC and must be submitted in writing and received by our Corporate Secretary on or before the close of business on November 9, 2022 (for them to be considered for inclusion in the 2023 proxy statement).
If you would like to present a matter not included in our proxy statement for consideration at our 2023 annual meeting, including nominations for director candidates, you must send advance written notice to our Corporate Secretary. According to our Bylaws, the Corporate Secretary must receive notice of any matter or nominations to be presented at the 2023 annual meeting no earlier than the close of business on December 27, 2022 (the 120th day prior to April 26, 2023, the one-year anniversary of this year’s annual meeting) and no later than the close of business on January 26, 2023 (the 90th day prior to April 26, 2023). Any matter or nomination must comply with our Bylaws.
Under our proxy access Bylaws provision, a shareholder, or group of twenty or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by us and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy statement

Equitrans Midstream Corporation – 2022 Proxy Statement   67

director nominees constituting the greater of  (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by our Corporate Secretary no earlier than the close of business on October 10, 2022 (the 150th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting) and no later than the close of business on November 9, 2022 (the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the prior annual meeting).
In addition, the Corporate Governance Committee will consider in its normal course candidates recommended by the Company’s shareholders. If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the Company’s slate for the next annual proxy statement. To make such a recommendation, you must comply with the requirements described under “Corporate Governance and Board Matters — Director Nominations” on page 14 of this proxy statement.
Cautionary Statements
Disclosures in this proxy statement may contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the matters discussed regarding the expectation of performance under compensation plans and anticipated financial and operational performance of the Company and its subsidiaries. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judiciary and other risks and uncertainties, many of which are difficult to predict and are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2021.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements unless required by securities law, whether as a result of new information, future events or otherwise.
Websites
Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

68   Equitrans Midstream Corporation – 2022 Proxy Statement

APPENDIX A
Equitrans Midstream Corporation Employee Stock Purchase Plan
EQUITRANS MIDSTREAM CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
1.
Purpose

The purpose of the Plan is to provide Eligible Employees of Equitrans Midstream Corporation (the “Company”) and each of its Designated Subsidiaries with the opportunity to purchase Stock in the Company through payroll deduction, thereby encouraging employees to share in the economic growth and success of the Company through Stock ownership. The Company intends that the Plan constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code and, further, intends that any ambiguity in the Plan or any related Offering be resolved to effect such intent.
2.
Effective Date

This Plan shall become effective on May 1, 2022, subject to approval by the Company’s shareholders.
3.
Definitions

3.1
“Account” shall mean the separate bookkeeping account which shall be established and maintained by the Administrator for each Participant for each Offering Period to record the Contributions made on his or her behalf to purchase Stock under the Plan.

3.2
“Administrator” shall mean the Management Development and Compensation Committee of the Board or its duly-authorized delegate.

3.3
“Board” shall mean the Board of Directors of the Company.

3.4
“Change of Control” shall mean any of the following events:

(a)
The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding shares of Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of Stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding shares of Stock and voting power immediately prior to such sale or disposition;

(b)
The acquisition in one (1) or more transactions by any person or group, directly or indirectly, of beneficial ownership of thirty percent (30%) or more of the outstanding shares of Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, that the following shall not constitute a Change of Control: (i) any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries and (ii) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding shares of Stock or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds (2/3) of the Continuing Directors (as defined below) then in office;

(c)
The Company’s termination of its business and liquidation of its assets;

(d)
There is consummated a merger, consolidation, reorganization, share exchange or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction: (i) all or substantially all of the persons who were the beneficial owners of the outstanding shares of Stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding shares of Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one (1) or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the Stock and other voting securities of the Company immediately prior to the consummation of the transaction, (ii) no person (other than (1) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (i) is satisfied in connection with the transaction, such Parent Company, or (2) any person or group that satisfied the requirements of the foregoing Section (b)(ii)) beneficially owns, directly or indirectly, thirty percent (30%) or more of the outstanding Stock or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (iii) individuals who were members of the Board immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (i) is satisfied in connection with the transaction, such Parent Company); or
(e)
The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved.

3.5
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

3.6
“Contributions” shall mean the payroll deductions that a Participant contributes to fund the exercise of an Option pursuant to the Offering.

3.7
“Designated Subsidiary” shall mean each U.S. Subsidiary of the Company which is a corporation for U.S. tax purposes and each other U.S. Subsidiary entity of the Company, which is permitted to participate in the Plan pursuant to Code Section 423.

3.8
“Effective Date” shall mean the date described in Section 2.

3.9
“Eligible Employee” shall mean each regular full-time employee and part-time I employee (a part-time employee of the Company regularly scheduled to work at least twenty (20) hours per week for the Company or a Designated Subsidiary (as determined by the Company based upon its own internal rules and procedures)) of the Company or a Designated Subsidiary. Eligible Employee shall exclude any employee who (i) would own (immediately after the grant of an Option under the Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries based on the rules set forth in Section 423(b)(3) and Section 424 of the Code, (ii) is customarily employed (within the meaning of Code Section 423(b)(4)(B)) 20 hours or less per week (or such lesser period of time as may be determined by the Administrator), or (iii) is customarily employed (within the meaning of Code Section 423(b)(4)(C)) for not more than 5 months in any calendar year (or such lesser period of time as may be determined by the Administrator), and (iv) any individual who is classified as an independent contractor in the Company’s or a Designated Subsidiary’s regular payroll system. In addition, with respect to any Offering, the Administrator may, prior to an Enrollment Period for an Offering under the Plan and in an identical manner to all employees of every corporation whose employees are granted Options under the Offering, determine that the Eligible Employees with respect to such Offering will not include:

(a)
an employee who has been employed less than 2 years (within the meaning of the Code Section 423(b)(4)(A)) (or such lesser period of time as may be determined by the Administrator);

(b)
an employee who is a highly-compensated employee within the meaning of Code Section 414(q) with compensation above a certain level, and/or is an officer or subject to disclosure requirements of Section 16(a) of the Exchange Act, or some other sub-category of highly compensated employees above a designated grade level; and

(c)
an employee who is a citizen or resident of a foreign jurisdiction if the grant of an Option under the Plan or Offering to such person is prohibited under the laws of such foreign jurisdiction or if compliance with the laws would cause the Plan or Offering to violate the requirements of Code Section 423.

3.10
“Enrollment Period” shall mean a period preceding an Offering Period during which Eligible Employees may elect to participate in the Plan for such Offering Period. The Administrator shall establish the timing and duration of each Enrollment Period.

3.11
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

3.12
“Fair Market Value” as of any date shall mean the closing sales price for a share of Stock as reported on the New York Stock Exchange on such date; provided, if any given day for which the Fair Market Value of a share of Stock is to be determined is not a business day, the Fair Market Value shall be deemed to be the closing sales price for a share of Stock on the most recent business day before such day.

3.13
“Offering” shall mean an offer under the Plan to purchase shares of Stock on a Purchase Date.

3.14
“Offering Period” shall mean a period established by the Administrator during which Contributions shall be made pursuant to an Offering under the Plan. The first Offering Period shall begin on or after June 1, 2022, and end on June 30, 2022. Subsequent one-month Offering Periods shall begin on the first of each month following the first Offering Period. Unless otherwise provided by the Administrator with respect to an Offering, Offering Periods shall run in consecutive, non-overlapping cycles. In addition, unless otherwise provided by the Administrator with respect to an Offering, if the first day of an Offering Period is not a business day, then the Offering Period shall begin on the next following business day; and if the last day of an Offering Period is not a business day, then the Offering Period shall end on the most recent business day before such day. Subject to the foregoing, in no event shall any Offering Period be shorter than one (1) month or longer than twenty-seven (27) months.

3.15
“Option” shall mean a Participant’s right to purchase shares of Stock in an Offering under the Plan, in accordance with and subject to the terms of such Offering.

3.16
“Participant” shall mean, for each Offering, an Eligible Employee who has satisfied the requirements set forth in Section 7 to participate in such Offering.

3.17
“Participating Employer” shall mean, for each Participant as of any date, the Company or a Designated Subsidiary, whichever employs such Participant as of such date.

3.18
“Payroll Deduction Authorization” shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete and timely file with the Administrator to participate in the Plan for the related Offering Period. The Administrator shall establish rules and procedures relating to how Eligible Employees may submit Payroll Deduction Authorizations (which may include online or electronic enrollment) and the times during which Payroll Deduction Authorizations must be submitted.

3.19
“Plan” shall mean this Equitrans Midstream Corporation Employee Stock Purchase Plan as set forth herein and as hereafter amended from time to time.

3.20
“Purchase Date” shall mean, for each Offering Period, the last business day of such Offering Period.

3.21
“Purchase Price” shall mean the price at which shares of Stock shall be purchased in an Offering, which shall be eighty-five percent (85%) of the Fair Market Value of a share of Stock on the last day of the applicable Offering Period. The Administrator may adjust the Purchase Price in its sole discretion with respect to an Offering; provided that the Purchase Price shall not be less than the lower of  (a) eighty-five percent (85%) of the Fair Market Value of a share of Stock on the first day of the Offering Period or (b) eighty-five percent (85%) of the Fair Market Value of a share of Stock on the Purchase Date.

3.22
“Stock” shall mean the common stock of the Company.

3.23
“Subsidiary” shall mean a subsidiary entity of the Company.

4.
Offerings

Offerings to purchase shares of Stock shall be made to Eligible Employees in accordance with the Plan from time to time at the discretion of the Administrator. The Administrator will determine the terms of each Offering, which will be set forth in writing (or electronic form), provided that all employees granted Options shall have the same rights and privileges in accordance with the requirements of Section 423(b)(5) of the Code. For each Offering, Options will be granted to all Eligible Employees of any corporation whose employees are granted any of such Options by reason of their employment by that corporation in such Offering. The maximum number of shares of Stock that may be purchased by any Participant in a single Offering shall be five hundred thousand (500,000) shares of Stock.
5.
Shares of Stock Available Under the Plan

Subject to adjustment as provided in Section 14, as of the Effective Date, a maximum of five (5) million total shares of Stock shall be reserved for purchase upon the exercise of Options granted under Section 9 of the Plan. Any shares of Stock which are subject to Options granted as of the first day of an Offering Period but which are not purchased on the related Purchase Date shall again become available under the Plan. Shares of Stock purchased under the Plan will be, at the Company’s discretion, either newly issued shares of Stock, shares of Stock already owned by the Company (treasury stock), or shares of Stock purchased for Participants in the open market, or any combination of the foregoing.
6.
Administration

The Administrator shall be responsible for the administration of the Plan and shall have the power in connection with such administration to interpret the Plan, to establish rules and procedures it deems appropriate to administer the Plan, and to take such other action in connection with such administration as it deems necessary or equitable under the circumstances. The Administrator also shall have the power to delegate the duty to perform such administrative functions as the Administrator deems appropriate under the circumstances and any action taken in accordance with such delegation shall be considered the action of the Administrator. Any person or management committee to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Administrator for such function. Any action or inaction by or on behalf of the Administrator under the Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under the Plan based on the rights, if any, of any such Eligible Employee or Participant under the Plan.
7.
Participation

(a)
An Eligible Employee may become a Participant in the Plan by submitting a properly completed Payroll Deduction Authorization to the Plan’s recordkeeper on or before the last day of the Enrollment Period for an Offering. Unless otherwise provided by the Administrator, only employees who are Eligible Employees on the first day of an Enrollment Period, and whose employment as an Eligible Employee continues until the start of the related Offering, may participate in the Offering. Employment as an Eligible Employee shall not be treated as interrupted by a transfer directly between the Company and any Designated Subsidiary which is participating in the Offering or between one Designated Subsidiary participating in the Offering and another Designated Subsidiary participating in the same Offering.

(b)
A Payroll Deduction Authorization shall require an Eligible Employee to provide such information and to take such action as the Administrator in its discretion deems necessary or helpful to the orderly administration of the Plan, including specifying (in accordance with Section 8) his or her Contributions to purchase shares of Stock pursuant to the Offering. Unless a Participant files a new Payroll Deduction Authorization during a subsequent Enrollment Period, stops (or otherwise modifies) his or her Contributions in accordance with Section 8(b), or terminates employment or otherwise ceases to be an Eligible Employee pursuant to Section 12, he or she will remain a Participant and his or her Payroll Deduction Authorization will continue in effect at the same Contribution rate for future Offering Periods under the Plan as long as the Plan remains in effect. The Administrator may establish procedures (applied on a uniform and nondiscriminatory basis) for enrolling newly hired Eligible Employees or employees who otherwise become Eligible Employees during an Enrollment Period (before the start of the related Offering Period). Otherwise, an Eligible Employee who is hired or who otherwise becomes eligible after the start of an Enrollment Period for an Offering must wait until the Enrollment Period for the next Offering to enroll.
8.
Contributions

(a)
Payroll Deduction Authorization.   Each Payroll Deduction Authorization made under Section 7 shall specify the Participant’s Contributions for the Offering, which shall be a whole-number percentage of compensation (unless the Administrator determines that Contributions may be designated as a specific dollar amount) which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay period (as such pay period is determined in accordance with his or her Participating Employer’s standard payroll policies and practices) during the Offering Period for which such Payroll Deduction Authorization is in effect. For each Offering, the Administrator shall establish the definition of eligible “compensation” from which a Participant’s Contributions will be taken, which for any Offering will be applicable to all Participants in the Offering on an identical basis. The Administrator shall determine the elements of pay to be included in compensation for purposes of an Offering in compliance with Code Section 423 and may change the definition on a prospective basis (provided it shall apply to Participants on an identical basis). Unless otherwise provided by the Administrator with respect to an Offering, eligible “compensation” for purposes of each Offering under the Plan will consist of compensation as defined in the Equitrans Midstream Corporation Employee Savings Plan, as amended and restated, but modified to exclude cash short-term incentive payments. In general and subject to the Administrator’s determination, eligible compensation will include the Participant’s base compensation, including overtime, and pay in lieu of vacation and exclude, among other elements, severance payments. In addition, for any Offering, the Administrator may establish uniform rules regarding (i) required minimum Contribution levels and (ii) limitations on the dollar amounts (or percentages of compensation) that may be contributed, provided that all such limitations shall satisfy the requirements of Code Section 423(b)(5) with respect to any Offering. Unless otherwise provided by the Administrator with respect to an Offering, the maximum percentage of compensation that a Participant may elect to contribute for any Offering shall equal ten percent (10%) of the Participant’s eligible compensation per payroll period and all contribution elections shall be denominated in full percentages.

(b)
Modifications.   Unless otherwise provided by the Administrator with respect to an Offering, a Participant shall have the one-time right to amend his or her Payroll Deduction Authorization after the end of an Enrollment Period to stop the Contributions which he or she previously had authorized for an Offering Period, in which case the accumulated Contributions through the date of such adjustment shall not be distributed to the Participant but instead shall be used to purchase shares of Stock at the end of the Offering Period in accordance with the terms of the Offering. Any such adjustment to a Participant’s Contributions shall be effective as soon as administratively practicable after the Administrator receives the amended Payroll Deduction Authorization. No payroll deduction Contributions will be taken for future Offering Periods unless the Participant submits a new Payroll Deduction Authorization during a subsequent Enrollment Period in accordance with Section 7. Unless otherwise provided for by the Administrator with respect to an Offering, a Participant shall not otherwise have the right to increase or decrease the Contributions which he or she previously had authorized for an Offering Period after the end of the Enrollment Period for such Offering Period. The Administrator may establish procedures and deadlines by which Participants must make such amendments to a Payroll Deduction Authorization.

(c)
Account Credits, General Assets and Taxes.   All Contributions made for a Participant shall be credited to his or her Account as soon as practicable following the payday as of which the Contribution is made. All Contributions shall be held by the Company, by the Company’s agent or by one, or more than one,

Designated Subsidiary (as determined by the Administrator) as part of the general assets of the Company or any such Designated Subsidiary, and each Participant’s right to the Contributions credited to his or her Account shall be those of a general and unsecured creditor. No interest or earnings shall be credited to a Participant’s Account. All Contributions shall be taken on an after-tax basis.
9.
Granting of Option

(a)
General Rule.   Subject to the remaining provisions of this Section 9, each person who is a Participant for an Offering Period automatically shall be deemed to have been granted an Option to purchase the number of whole shares of Stock as may be purchased with the Contributions credited to the Participant’s Account during the applicable Offering Period, subject to the limit in Section 4, if applicable, and the Statutory Limit (as defined in Section 9(c) below). No fractional shares of Stock will be purchased; unless otherwise provided by the Administrator, any Contributions accumulated in a Participant’s Account which are not sufficient to purchase a full share of Stock will be retained in the Participant’s Account for the subsequent Offering, subject to earlier withdrawal in accordance with Section 12 or as permitted by the Administrator.

(b)
Option Terms.   Each such Option shall be exercisable only in accordance with the terms of the Plan and the applicable Offering pursuant to which the Option has been granted.

(c)
Statutory Limitation.   No Option granted under the Plan to any Eligible Employee shall permit his or her rights to purchase shares of Stock under the Plan or under any other “employee stock purchase plan” (within the meaning of Section 423 of the Code) of the Company or any of its Subsidiaries to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate which exceeds $25,000 of the Fair Market Value of such Stock for any calendar year (the “Statutory Limit”). Such Fair Market Value shall be determined as of the first day of the Offering Period for which the Option is granted.

(d)
Insufficient Available Shares of Stock.   If the number of shares of Stock available for purchase for any Offering Period is insufficient to cover the number of whole shares of Stock which Participants have elected to purchase, then each Participant’s Option to purchase shares of Stock for such Offering Period shall be reduced to the number of whole shares of Stock which the Administrator shall determine by multiplying the number of shares of Stock available for Options for such Offering Period by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an Option under Section 9(a) if sufficient shares of Stock were available and the denominator of which shall be the total number of shares of Stock for which Options would have been granted to all Participants under Section 9(a) if sufficient shares of Stock were available.

10.
Exercise of Option

Unless a Participant terminates employment or otherwise ceases to be an Eligible Employee pursuant to Section 12, in each case on or before the Purchase Date for an Offering Period for which he or she has made Contributions, his or her Option shall be exercised automatically on such Purchase Date for the purchase of as many whole shares of Stock as the balance credited to his or her Account as of that date will purchase at the Purchase Price for such shares of Stock.
11.
Delivery of Shares of Stock; Holding Period

Whole shares of Stock purchased upon the exercise of an Option under the Plan may be registered in book entry form or represented in certificate form and shall be held for the Participant in an investment account maintained by the Plan’s third-party custodian and may not be transferred from such third-party custodian account. The shares of Stock in a Participant’s investment account shall be registered in the Participant’s name (or, to the extent permitted under procedures established by the third-party custodian, jointly in the names of the Participant and the Participant’s spouse or beneficiary). No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an Option until such Option has been exercised and the related shares of Stock have been registered in the Participant’s investment account. The Administrator may impose restrictions on the sale or transfer of shares of Stock held in a Participant’s investment account, in accordance with Code Section 423, with respect to any shares of Stock purchased under the Plan if the purchase discount exceeds 5%.
In addition, unless otherwise provided by the Administrator, no shares of Stock purchased in any Offering under the Plan may be sold by the Participant until six (6) months after completion of the relevant Offering

Period; provided that the Participant may still direct the sale of any shares of Stock in his or her Plan investment account during the applicable period, as long as any otherwise applicable restrictions with respect to such shares have elapsed. Any fees associated with the sale or transfer of any shares of Stock shall be borne by the Participant.
12.
Termination of Employment or Other Service; Death

If a Participant’s employment with the Company or with a Designated Subsidiary terminates before the Purchase Date for an Offering Period for any reason whatsoever (including death but in such case only if the Administrator has timely notice of such death), then his or her Account shall be distributed to the Participant in cash (without interest) as soon as administratively practicable after the date his or her employment terminates. If a Participant otherwise ceases to be an Eligible Employee with respect to an Offering on or before the Purchase Date with respect to such Offering, the Participant’s aggregate Contributions for such Offering shall be distributed to the Participant in cash (without interest) as soon as administratively practicable after the date he or she ceases to be eligible. Payment shall occur as soon as administratively practicable (and in any event by no later than March 15th of the year following the year in which the applicable Offering Period ends). However, if a Participant is transferred directly between the Company and a Designated Subsidiary participating in an Offering or between one Designated Subsidiary participating in an Offering and another Designated Subsidiary participating in the same Offering, his or her employment shall not be treated as having terminated merely because of such transfer. In the case of a leave of absence, the Administrator shall have the authority to determine if and when a Participant’s employment has terminated in its sole discretion.
13.
Transferability

Neither the balance credited to a Participant’s Account nor any rights to the exercise of an Option or to receive shares of Stock under the Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Administrator in its absolute discretion may treat any such action as an election by a Participant to cease future Contributions in accordance with Section 8(b).
14.
Adjustment

The number of shares of Stock covered by outstanding Options granted pursuant to the Plan, the related Purchase Price, the number of shares of Stock available under the Plan, the maximum limitation on shares of Stock purchasable during an Offering Period, and any other similar terms shall be adjusted by the Board in an equitable manner to reflect any Stock split, Stock dividend or other similar change in the capitalization of the Company without the receipt of consideration by the Company. An adjustment made under this Section 14 by the Board shall be conclusive and binding on all affected persons.
15.
Amendment or Termination

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate, and any such amendment shall be subject to the approval of the Company’s shareholders to the extent such approval is required under Section 423 of the Code, other applicable law or stock exchange listing requirements. The Board also may terminate the Plan or any Offering made under the Plan at any time.
16.
Change of Control

In the event of a Change of Control, (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Options or may substitute similar options for outstanding Options, or (ii) otherwise, all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such Change of Control by causing all amounts credited to each Participant’s Account to be applied to purchase as many shares of Stock pursuant to the Participant’s Option as possible at the Purchase Price, subject to the limitations set forth in the Plan.
17.
Acquisitions and Dispositions

The Administrator may, in its sole and absolute discretion, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of a controlling interest in another company or business by a stock acquisition, merger, reorganization or purchase of assets and, notwithstanding anything in the Plan to the contrary, may provide for special Purchase Dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and Purchase Dates granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Administrator considers appropriate under the circumstances.
18.
Indemnity

The Company shall, consistent with applicable law, indemnify members of the Administrator from any liability, loss or other financial consequence with respect to any act or omission relating to his or her conduct in the performance of his or her duties under the Plan, except in relation to matters as to which he or she acted fraudulently or in bad faith in the performance of such duties.
19.
Notices

All Payroll Deduction Authorizations and other communications from a Participant to the Administrator under, or in connection with, the Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such authorizations and communications.
20.
Electronic Forms

To the extent permitted by applicable law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator may prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
21.
Employment

No offer under the Plan shall constitute an offer of employment, and no acceptance of an offer under the Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and the Company or any subsidiary of the Company, including a Designated Subsidiary.
22.
Payment of Expenses Related to Plan

The Administrator may require that the cost, if any, for the delivery of shares of Stock to a Participant or commissions upon the sale of Stock be paid by the Participant using such service. Other expenses associated with the Plan, if any, at the discretion of the Administrator, will be allocated as deemed appropriate by the Administrator.
23.
Optionees Not Shareholders

Neither the granting of an Option to an employee, nor the deductions from his or her pay shall cause such employee to be a shareholder of the Stock covered by an Option until such shares of Stock have been purchased by and issued to him or her.
24.
Taxes

As a condition of participating in the Plan, a Participant shall make such arrangements as the Company or the Participating Employer may require for the satisfaction of any applicable U.S. federal, state, local or foreign tax withholding, and any other required deductions or payments that may arise in connection with the grant or exercise of an Option under the Plan or the sale or disposition of any shares of Stock acquired upon exercise thereof. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied. At any time, the Company may, but shall not be obligated to, withhold from a Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Stock by the Participant.

25.
Compliance with Applicable Law

No Options may be exercised to any extent unless the shares of Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended, and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan.
26.
Headings, References and Construction

The headings to Sections in the Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to Sections (Section) in the Plan shall be to Sections (Section) of the Plan. This Plan shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.
*   *   *   *   *

IN WITNESS WHEREOF, Equitrans Midstream Corporation has caused this Plan to be duly executed in its name and on its behalf as of the date set forth below.
EQUITRANS MIDSTREAM CORPORATION
By:
/s/ Anne M. Naqi

Name: Anne M. Naqi
Title: VP & Chief Human Resources Officer
Date:
February 7, 2022

APPENDIX B
Related Person Transactions with EQT
Separation-Related Agreements with EQT
As of February 11, 2022, EQT held a 5.3% ownership interest in the Company (excluding the Company’s Series A Preferred Shares). Therefore, EQT is a related person of the Company under SEC rules.
Separation and Distribution Agreement. On November 12, 2018, the Company, EQT and EQT Production Company (EPC) entered into a separation and distribution agreement (the Separation and Distribution Agreement), pursuant to which, among other things, EQT effected the Separation. The Separation and Distribution Agreement provides for, among other things, indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to the midstream business that was transferred to the Company, whether incurred prior to or after the Separation.
Tax Matters Agreement.   On November 12, 2018, in connection with the Separation, the Company and EQT entered into a tax matters agreement (the Tax Matters Agreement) that governs the parties’ respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of EQT’s distribution of 80.1% of the then outstanding shares of the Company’s common stock to EQT shareholders (the Distribution) made in connection with the Separation and certain related transactions to qualify as generally tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation with respect to tax matters. The Tax Matters Agreement provides special rules that allocate tax liabilities in the event that the Distribution made in connection with the Separation, together with certain related transactions, are not tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes, whether imposed on the Company or EQT, that arise from (i) the failure of the Distribution, together with certain related transactions, to qualify for tax-free treatment, or (ii) if certain related transactions were to fail to qualify for their intended tax treatment, in each case, to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.
Employee Matters Agreement.   On November 12, 2018, in connection with the Separation, the Company and EQT entered into an employee matters agreement (the Employee Matters Agreement). Pursuant to the Employee Matters Agreement, the Company and EQT allocated liabilities and responsibilities related to employment and compensation and benefits matters and generally agreed to the Company’s assumption of liabilities associated with employees transferred from EQT to the Company (and certain former employees associated with the midstream business) in connection with the Separation. The Company also agreed to establish certain retirement and welfare plans that mirrored similar plans in effect at EQT, and EQT and the Company agreed to the adjustment and replacement of equity compensation awards denominated in EQT common stock in part with awards denominated in Equitrans Midstream common stock.
Shareholder and Registration Rights Agreement.   On November 12, 2018, in connection with the Separation, the Company entered into a shareholder and registration rights agreement (the Registration Rights Agreement) with EQT, pursuant to which the Company agreed that, upon the request of EQT, the Company would use commercially reasonable efforts to effect the registration of the shares of the Company retained by EQT in connection with the Separation (the Retained Interest), and EQT agreed to vote any shares comprising the Retained Interest then held by the Company in proportion to the votes cast by the Company’s other shareholders. EQT granted the Company a proxy to vote its shares comprising the Retained Interest then held by the Company in such proportion. The Registration Rights Agreement also includes provisions to facilitate the transferability of the Retained Interest.
EQGP’s, EQM’s and RMP’s Omnibus Agreements with EQT.   Prior to the Separation, EQGP (now a subsidiary of EQM), EQM and RM Partners, LP (then known as Rice Midstream Partners LP and now an operating subsidiary of the Company) (RMP) each had an omnibus agreement with EQT. Pursuant to the omnibus agreements, EQT performed centralized corporate general and administrative services for EQGP, EQM and RMP. EQGP, EQM and

RMP reimbursed EQT for the expenses incurred by EQT in providing these services. EQM’s and RMP’s omnibus agreements also provided for certain indemnification obligations between EQM and RMP on the one hand, and EQT on the other hand. On November 12, 2018, EQT terminated the EQGP, EQM and RMP omnibus agreements. Certain indemnification obligations of EQT, EQM and RMP remain in effect following the termination and have been memorialized pursuant to (i) the amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQM and EQM’s former general partner, and (ii) the second amended and restated omnibus agreement, dated November 13, 2018, among EQT, EQT RE, LLC, RMP, EQM Midstream Management LLC, the general partner of RMP, and EQM Poseidon Midstream LLC. The Company is generally responsible for these surviving obligations of EQT pursuant to the Separation and Distribution Agreement.
Shared Use Agreement.   In connection with the Separation, EQM executed a shared use agreement with EPC, pursuant to which, subject to the terms and conditions thereof, each party is entitled to access and use certain real property (including rights-of-way), equipment, facilities and records identified therein of the other party.
Commercial Agreements with EQT
In the ordinary course of business, the Company engages in transactions with EQT and its subsidiaries, including, but not limited to, gas gathering agreements, transportation service and precedent agreements, storage agreements, and water service agreements. For the year ended December 31, 2021, the Company’s operating revenues under these agreements were approximately $777.5 million. These agreements under which 2021 operating revenues were recognized by the Company are described below.
EQT Global GGA.   On February 26, 2020, the Company and EQT entered into the EQT Global GGA, a gas gathering and compression agreement for the provision of certain gas gathering services to EQT in the Marcellus and Utica Shales of Pennsylvania and West Virginia, which was subsequently amended at various points through 2020 and 2021. The EQT Global GGA expires on December 31, 2035 and will renew annually thereafter unless terminated by EQT or the Company pursuant to its terms. The EQT Global GGA provides for, among other things, a 3.0 Bcf per day minimum volume commitment (MVC), which gradually steps up to a 4.0 Bcf per day through December 2031 following the full in-service date of the MVP, and the dedication of a substantial majority of EQT’s core acreage in Pennsylvania and West Virginia to the Company. Under the EQT Global GGA, EQT will (subject to the EQT Cash Option discussed below) receive certain gathering fee relief  (as described below). Additionally, the EQT Global GGA provides for potential cash bonus payments payable by EQT to the Company during the period beginning on the first day of the calendar quarter in which the MVP in-service date occurs through the calendar quarter ending December 31, 2024. The potential cash bonus payments are conditioned upon the quarterly average of certain Henry Hub natural gas prices exceeding certain price thresholds. The gathering fees payable by EQT to the Company set forth in the EQT Global GGA are subject to potential reductions (i.e., the gathering fee relief) for certain contract years as set forth in the EQT Global GGA, conditioned to begin the first day of the quarter in which the full in-service date of MVP occurs, which provide for estimated aggregate fee relief of approximately $270 million in the first twelve-month period, approximately $230 million in the second twelve-month period and approximately $35 million in the third twelve-month period. Further, the EQT Global GGA provides for a fee credit to the gathering rate for certain gathered volumes that also receive separate transmission services under certain transmission contracts. In addition, given that the MVP full in-service date did not occur by January 1, 2022, EQT has an option, exercisable through December 31, 2022, to forgo approximately $145 million of the fee relief in such first twelve-month period and approximately $90 million of the fee relief in such second twelve-month period in exchange for a cash payment from the Company to EQT in the amount of approximately $196 million (the EQT Cash Option). As consideration for the additional rate relief subject to the EQT Cash Option, the Company purchased certain shares of the Company’s common stock that were held by EQT. In addition, in connection with the EQT Global GGA, the Company and EQT have entered into various letter agreements to address, among other things, gas buybacks and gas quality issues, the value of which in some cases has or is expected to exceed $120,000.
As a result of the 2017 merger (the Rice Merger) among EQT, its wholly-owned merger subsidiary, and Rice Energy, the surviving entity acquired all of Rice Energy’s rights and assumed all of Rice Energy’s obligations under a second amended and restated gas gathering and compression agreement executed on March 31, 2017 with Rice Olympus Midstream LLC (the Ohio Gathering Agreement), which became a wholly-owned subsidiary of EQM on May 22, 2018. Pursuant to the Ohio Gathering Agreement, EQM provides gathering services to EQT in Belmont County, Ohio. The agreement has a 15-year term that began on December 22, 2014 (with month-to-month rollovers). Under the agreement, Rice Energy initially subscribed for total guaranteed capacity of approximately 100 MMcf per day to the Dominion East Ohio delivery point. Over the course of the agreement, new delivery points came online: Texas Eastern Pipeline (April 30, 2015; 200 MMcf per day), Rockies Express Pipeline (December 31, 2015; 225 MMcf per day), ET Rover Pipeline (September 1, 2017; 100 MMcf per day) and Leach Xpress Pipeline (November 1, 2017; 200 MMcf per day). With the foregoing expansion, the total guaranteed capacity under the agreement increased to approximately 825 MMcf per day across all delivery points. EQT also delivers gas to the Goliath delivery point on an interruptible basis. EQT pays a fixed fee (based on the applicable receipt and delivery points) per dekatherm of natural gas delivered. In addition to gathering services, EQM agreed to provide interconnection and compression services for an additional fee. On February 18, 2021, EQM Olympus Midstream LLC (formerly known as Rice Olympus Midstream LLC) and Rice Drilling D LLC (RDD) entered into a letter agreement pursuant to which RDD agreed to perform certain dehydration services on the Walking Tall pad. Such letter agreement expired by its terms on August 1, 2021.
On June 8, 2017, EQT and two then third-party producers entered into a 15-year (with year-to-year rollovers) gas gathering agreement with EQM Gathering Opco, LLC, an indirect wholly owned subsidiary of the Company (EQM Gathering Opco), for gathering services on the Marianna Gathering System (the Marianna Gas Gathering Agreement), pursuant to which EQT pays a fixed fee per dekatherm of natural gas, subject to certain annual and other adjustments, gathered by EQM Gathering Opco. Under the Marianna Gas Gathering Agreement, EQT and the other current producer on the system have dedicated approximately 14,200 acres and any future acreage EQT acquires within the dedication area during the term to EQM Gathering Opco.
EQT Energy, LLC (EQT Energy), an indirect wholly owned subsidiary of EQT, is a party to a gas gathering agreement with EQM for interruptible service on EQM’s FERC-regulated low pressure gathering system. The agreement has a primary term of one year and renews automatically for one-month periods, subject to 30 days prior written notice by either party to terminate. Service under this gathering agreement is fee based at the rate specified in EQM’s tariff.
On February 12, 2018, EQT Energy and EPC executed a gas gathering agreement (the Hammerhead Gas Gathering Agreement) with EQM Gathering Opco to provide certain gathering services on EQM’s Hammerhead pipeline to EQT in southwestern Pennsylvania and northwestern West Virginia. The Hammerhead Gas Gathering Agreement has a 20-year term (with year-to-year rollovers). The Hammerhead pipeline is a 1.6 Bcf per day gathering header pipeline that is primarily designed to connect natural gas produced in Pennsylvania and West Virginia to the MVP, Texas Eastern Transmission and Dominion Transmission. Under the agreement, EQT has subscribed for approximately 1,200 million dekatherm (MDth) per day of firm gathering capacity during the life of the contract. The capacity reservation charge under the contract is fixed, subject to certain annual and other adjustments. EQT has agreed to pay a usage fee for each dekatherm of natural gas gathered in excess of firm capacity. Effective as of June 1, 2019, the parties agreed that the western receipt point on Jupiter would be removed from the Hammerhead project, and that associated capital would be redeployed in order to (i) connect the Hammerhead pipeline to the DTI TL-360 downstream pipeline, (ii) add a receipt point at Throckmorton with an associated maximum daily quantity of 600,000 Dth per day, and (iii) add incremental compression on the gathering system up to 1440 psig and extending high pressure-low pressure system upstream of the Throckmorton receipt point. These amendments were made in connection with other agreements of the parties relative to the Claysville (Pisces) development area. The Company’s and EQT’s obligations under the Hammerhead Gas Gathering Agreement were subject to a contractual dispute which was subject to binding arbitration. On October 25, 2021, the three-member panel appointed to arbitrate the dispute issued a binding arbitration decision in favor of the Company. See “Hammerhead Pipeline” under “Outlook” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022, for additional information.
NWV Gathering Contribution Agreement and Preferred Interest.   On March 10, 2015, EQM entered into a Contribution and Sale Agreement pursuant to which, on March 17, 2015, EQT contributed its Northern West Virginia Gathering System (NWV Gathering) to EQM Gathering Opco. The Contribution and Sale Agreement also contemplated the sale to EQM of a preferred interest in EQT Energy Supply, LLC (EES), which is an indirect wholly owned subsidiary of EQT. EES generates revenue from services provided to a local distribution company.

This sale was completed on April 15, 2015. During the year ended December 31, 2021, the Company received $11.0 million of distributions from EES in respect of its preferred interest.
Eureka Gas Gathering Agreement.   EQT (as assignee of Stone Energy Company) is party to a gas gathering agreement with Eureka Midstream, LLC (as successor-in-interest to Eureka Hunter Pipeline, LLC) (Eureka), a wholly owned subsidiary of Eureka Midstream Holdings, LLC (in which the Company owns a 60% ownership interest), dated February 17, 2012, for gathering services subject to two separate Individual Transaction Confirmations (each an ITC). Under ITC No. EHP-Stone-005, Eureka provides gathering services on the Lewis Wetzel Low Pressure Gas Gathering System and produced liquids gathering for an eight-year term (with year-to-year rollovers). Under the agreement, Eureka gathers EQT’s gas from the Mills Wetzel production area and delivers gas to a central production facility (Carbide Facility) for compression, dehydration, metering and delivery to the MarkWest Mobley Gas Processing Plant. Eureka is also responsible for separation of produced liquids at the Carbide Facility. Under ITC No. EHP-Stone-004, Eureka provides interruptible gathering services on its TCP Residue Lateral line, by accepting residue gas at the MarkWest Mobley Gas Processing Plant and delivering the same to the Smithfield — Mobley TCO meter. The term of such service is month to month. On February 10, 2021, the parties entered into a Third Amendment, pursuant to which Eureka provides interruptible gathering services on its TCO Residue Lateral gathering system. The term of such service was effective starting March 1, 2021 continuing for two years and thereafter month to month until terminated by either party with prior written notice 30 days’ prior to the end of the primary term or month thereafter.
Transportation Service and Precedent Agreements.   EQT Energy has contracted with Equitrans, L.P., an indirect wholly owned subsidiary of EQM (Equitrans), for firm transmission capacity under that certain Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS, Contract No. EQTR 20242-852, dated as of September 24, 2014 (as amended, restated, extended, supplemented or otherwise modified from time to time, the Existing Agreement).
On December 6, 2021, Equitrans, entered into two amendments (collectively, the Amendments) to the Existing Agreement.
The Amendments provide, among other things, that: (i) effective as of January 1, 2022, (a) the primary term of the Existing Agreement will expire on the first day of the month immediately following the date on which Equitrans is authorized by the Federal Energy Regulatory Commission (FERC) to commence service on the Company’s Ohio Valley Connector Expansion (OVCx) project (the OVCx In-Service Date), which in-service is anticipated to occur in the fourth quarter of 2023; (b) the current maximum daily quantity (MDQ) of throughput on the mainline Equitrans transmission system provided for under the Existing Agreement of 1,035,000 dekatherms (Dth) per day will continue through the OVCx In-Service Date at its current rate (instead of the MDQ and its associated rate stepping down at certain dates as previously contractually provided); and (c) receipt and delivery points will be updated; and (ii) effective upon and subject to the OVCx In-Service Date, the primary term would be extended through December 31, 2030, at the contract MDQ of 1,035,000 Dth per day and without change to the rate, and receipt and delivery points would be further updated.
EQT Energy’s firm transportation agreement will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate.
The potential extension of the primary term of the Existing Agreement through December 31, 2030 is a result of the binding open season conducted by the Company during the summer of 2021, which primarily related to the OVCx project. Equitrans and EQT Energy entered into an associated Precedent Agreement on December 6, 2021 setting out the terms and conditions governing the construction of the OVCx project and contemplated execution of FTS 1876, in which EQT Energy will receive firm transportation service up to 250,000 Dth/Day at listed negotiated rates for 10 years from the OVCx In-Service Date in the fourth quarter of 2023. Equitrans and EQT Energy also entered into a credit agreement in which EQT Energy agrees to provide financial assurance in the event EQT Energy is no longer creditworthy (per the standards set forth in the Credit Agreement). The Company filed with the FERC an application in respect of the OVCx project on January 28, 2022.
In addition, during 2017, EQT Energy assumed a contract for 20 BBtu per day of firm transmission capacity with a primary term through June 30, 2024 which will automatically renew for one year periods upon the expiration of the primary term, subject to six months prior written notice by either party to terminate. On November 13, 2017, EQT acquired a contract for 105 BBtu per day of firm transmission capacity with a primary term through October 31, 2018, which automatically renewed on November 1, 2018, 2019, 2020, and 2021 and will continue to automatically renew for one year periods upon the expiration of the then-current term, subject to six months prior written notice by either party to terminate. Equitrans has also entered into agreements with EQT Energy to provide (i) interruptible transmission service, which is currently renewing automatically for one year periods, subject to six months prior written notice by either party to terminate; (ii) interruptible wheeling service, which is currently renewing automatically for one year periods, subject to one month prior written notice by either party to terminate; and (iii) loan and parking service, effective March 1, 2020 through June 30, 2022.
In January 2016, EQT Energy entered into a firm transportation agreement, which was subsequently amended on December 6, 2021, for 650 BBtu per day of firm transmission capacity on the Company’s Ohio Valley Connector pipeline. The firm transmission capacity became available when the pipeline began service on October 1, 2016. This agreement has a primary term through September 30, 2036.
EQT Energy is also party to a precedent agreement and service agreement with Equitrans for 300 BBtu per day of firm transmission capacity for a 20-year term utilizing capacity that was created by the Company’s Equitrans Expansion project (EEP). The firm reservation charges and EQT Energy’s associated capacity commitment for EEP will commence once MVP is placed in service. A portion of the EEP commenced operations with interruptible service in the third quarter of 2019.
On July 25, 2017, EQT Energy entered into a 10-year (with year-to-year rollovers) transportation service agreement with Equitrans for approximately 30 MMcf per day of firm transportation capacity. The firm transmission capacity became available in the second quarter of 2018.
Storage Agreements.   The Company is not currently a party to any firm storage agreements with EQT. The Company does, however, provide balancing, lending and parking services to EQT pursuant to Rate Schedule LPS.
EQM Water Services Agreements.   On June 18, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with well drilling, hydro-fracturing and extraction operations at EQT’s Carpenter well pad located in Greene County, Pennsylvania. The agreement has an initial term of five years, beginning on the in-service date of the water system, which occurred on July 17, 2018, and may be extended by the written agreement of the parties thereafter. Under the agreement, EQM receives a fixed fee for freshwater deliveries by pipeline directly to the Carpenter well pad. EQM and EQT entered into an Amended and Restated Water Services Agreement for the Carpenter well pad effective December 3, 2018 (Amended Carpenter Agreement). Pursuant to the Amended Carpenter Agreement, EQM provides fresh water from its Washington and Greene County and Southwestern Pennsylvania Water Authority (SPWA) systems to the Carpenter well pad at a fixed rate paid by EQT. EQM’s service is provided on an interruptible basis, although EQT has committed to exclusively use EQM’s water for the Carpenter well pad up to the required daily volume (on days EQT withdraws water). The Amended Carpenter Agreement had an in-service date of June 1, 2019, has an initial term of five years from the effective date and may be extended by written agreement of the parties thereafter.
Effective July 13, 2018, EQM executed a water services agreement with EQT whereby EQM agreed to provide, on an interruptible basis, fresh water for use in connection with hydraulic fracturing and drilling operations and other related operations in EQT’s Claysville (Pisces) development area, subject to a minimum annual volume commitment. Under the agreement, EQM agreed to construct and operate a fresh water system connecting the SPWA’s water system to each well within the Claysville (Pisces) development area for the delivery of fresh water under the water services agreement. EQM and EQT entered into a First Amendment to the Water Services Agreement for the Claysville (Pisces) development area effective January 1, 2020 (First Claysville Amendment). The First Claysville Amendment redefines the contract start date and contract year to correspond with the in-service date of the Claysville fresh water system. The First Claysville Amendment provided EQT a full calendar year to reach an established annual minimum volume commitment. The term of agreement is ten years from the contract start date of January 1, 2020 and will continue from year to year thereafter. Under the agreement, EQM will receive, in addition to certain other fees, (i) fixed fees per gallon based upon the volume of fresh water deliveries over the term of the agreement, subject to annual consumer price index adjustments, (ii) fees assessed by SPWA or another third party to source fresh water for delivery through the fresh water system; and (iii) reimbursement for all operational costs and fees to provide water to EQT.

In December 2018, EQM executed three additional water services agreements with EPC to design, construct, operate and maintain fresh water systems for the purpose of providing fresh water services to support EQT’s well drilling, hydraulic fracturing and extraction work at several of its operations at various locations in Washington and Greene Counties, Pennsylvania:
➢
Third Amended and Restated Water Services Agreement, dated December 3, 2018 (Kevech/Smith Agreement).   Pursuant to the Kevech/Smith Agreement, EQM provides fresh water from its Washington and Greene County system to EQT’s SR-917, Xman, Cashdollar, Kevech, Smith and Mojo well pads and charges a fixed rate paid that varies by delivery point. EQM’s service is provided on an interruptible basis, although EQT has committed to exclusively using EQM’s water provided from the Smith and Kevech delivery points. EQT must provide 60 days’ notice prior to required service at the Cashdollar, Smith and Kevech delivery points and 45 days’ notice prior to required service for all other delivery points. The Kevech/Smith Agreement has an initial term expiring October 21, 2022, which may be extended annually by EQT with prior notice for up to four periods of one year each. On November 18, 2020, EQM and EQT amended the Kevech/Smith Agreement to add service to EQT’s Wherry Pad.

➢
Water Services Agreement, dated December 3, 2018 (Steelhead Agreement).   Pursuant to the Steelhead Agreement, EQM provides fresh water from the SPWA system to EQT’s Hunter, Gahagan, Gregor, Lacko and Sanders well pads (and any additional delivery points added within 2,500 feet of each pad) and charges a tiered rate paid based upon water volumes provided. EQM’s service is provided on a firm basis up to EQT’s agreed minimum annual water volume commitment and on an interruptible basis thereafter. The Steelhead Agreement had an in-service date of December 1, 2018 and has an initial term of ten years which can be extended year to year thereafter.

➢
Water Service Agreement, dated December 10, 2018 (SGL-179 Agreement).   Pursuant to the SGL-179 Agreement, EQM provides fresh water from the SPWA system to EQT’s State Game Lands 179 well pad (and any additional delivery points that are added within a 1.5 mile radius around the SGL-179 pad) and charges a tiered rate paid based upon water volumes provided. EQM’s service is provided on a firm basis up to EQT’s agreed minimum annual water volume commitment and on an interruptible basis thereafter. The SGL-179 Agreement had an in-service date of August 7, 2019 and has an initial term of ten years which can be extended year to year thereafter.

EQM Gathering Opco and EQT also entered into a letter agreement dated December 3, 2018 memorializing EQM’s commitment in furtherance of existing water services agreements between subsidiaries of EQM and EQT to provide and transfer fresh water from EQM-owned and operated impoundments in Ohio and Pennsylvania to EQT operations (Impoundment Agreement). Pursuant to the Impoundment Agreement, EQM provides this service on an interruptible basis and EQM has the sole right to agree to, limit or reject EQT service requests. EQT is responsible for all costs incurred to provide this service and pays EQM a fixed rate for supplied water. EQT is obligated to provide as much notice as reasonably possible prior to required in-service dates, and the Impoundment Agreement will remain effective until the parties mutually agree to terminate it.
In May of 2020, EQM entered into a base produced water services agreement with EQT to govern produced water transportation transactions. During 2020 and 2021, EQM and EQT entered into several immaterial transactions under the base produced water services agreement to deliver mixed water to EQT well pads.
In March of 2021, EQM and EQT entered into an agreement to accelerate water service to an EQT well pad. Under the agreement, EQT paid EQM a fixed dollar amount to cover cost to accelerate expansion of water system to EQT well pad.
Legacy RMP Water Services Agreements.   As a result of the EQM-RMP Merger, the surviving entity assumed RMP’s obligations under water services agreements executed on November 4, 2015 with Rice Energy (which was acquired by EQT as a result of the Rice Merger), pursuant to which EQM provides certain fluid handling services to EQT, including the exclusive right to provide fresh water for well completions operations in the Marcellus and Utica Shales and to collect and recycle or dispose of flowback and produced water within areas of dedication in defined service areas in Pennsylvania and Ohio (the RMP Water Services Agreements). The initial term of the RMP Water Services Agreements expires in December 2029 and continues from month to month thereafter. Under the agreements, EQM receives (i) a variable fee, based on volumes of water supplied, for freshwater deliveries by pipeline directly to the well site, subject to annual consumer price index adjustments, and (ii) a produced water hauling fee of actual out-of-pocket cost incurred by it, plus a 2% margin. On March 27, 2021, the parties executed an amendment to the RDB Water Services Agreement, one of the RMP Water Services Agreements, which expedited the work to provide services on the Franklin Denny pad by May 10, 2021 for a fee in excess of  $120,000.
Water Services Letter Agreement and 2021 Water Services Agreement.   On February 26, 2020, the Company entered into a letter agreement with EQT relating to the provision of water services in Pennsylvania (such letter agreement, the Water Services Letter Agreement). Subject to the effect of the 2021 Water Services Agreement (as defined below), the Water Services Letter Agreement would have been effective as of the first day of the first month following the MVP full in-service date and would have expired on the fifth anniversary of such date. During each year of the Water Services Letter Agreement, EQT had agreed to pay the Company a minimum $60 million per year annual revenue commitment (ARC) for volumetric water services provided in Pennsylvania, all in accordance with existing water service agreements and new water service agreements entered into between the parties pursuant to the Water Services Letter Agreement (or the related agreements).
On October 22, 2021, the Company and EQT entered into a new 10-year, mixed-use water services agreement covering operations within a dedicated area in southwestern Pennsylvania (as subsequently amended, the 2021 Water Services Agreement). The 2021 Water Services Agreement, which upon its effectiveness replaces the Water Services Letter Agreement and certain other existing Pennsylvania water services agreements, will become effective with the earlier of the commencement of water delivery service to a certain EQT well pad (anticipated in the first quarter of 2022). Pursuant to the 2021 Water Services Agreement, EQT has agreed to pay the Company a minimum ARC for water services equal to $40 million in each of the first five years of the 10-year contract term and equal to $35 million per year for the remaining five years of the contract term.
The Company and EQT have entered into and are currently in negotiations regarding several water agreements including produced and freshwater sharing agreements and reclamation and reimbursement agreements the value of which in some cases exceeded or is expected to exceed $120,000.
Other Agreements with EQT
Rice Water Services Acquisition.   As a result of the EQM-RMP Merger, EQM acquired RMP’s interest in certain subsidiaries of RMP (the Rice Water Entities) and, until December 31, 2025, (i) the exclusive right to develop water treatment facilities in the areas of dedication defined in the RMP Water Services Agreements and (ii) an option to purchase any water treatment facilities acquired by certain subsidiaries of EQT in such areas at the acquisition cost (collectively, the Option). RMP executed a Purchase and Sale Agreement with Rice Energy on November 4, 2015, pursuant to which RMP acquired from Rice Energy all of the outstanding limited liability company interests of the Rice Water Entities (the Rice Water Services Acquisition). The acquired business included Rice Energy’s Pennsylvania and Ohio fresh water distribution systems and related facilities that provided access to 59.0 MMgal per day of fresh water from the Monongahela River, the Ohio River and other regional water sources in Pennsylvania and Ohio as of December 31, 2018. In connection with the Rice Water Services Acquisition, Rice Energy also granted RMP the Option. The closing of the Rice Water Services Acquisition occurred on November 4, 2015.
EQT Corporation Guaranty.   EQT has guaranteed the payment obligations of certain of its subsidiaries, up to a maximum amount of  $115 million, $131 million and $30 million related to gathering, transmission and water services, respectively, across all applicable contracts, for the benefit of the subsidiaries of EQM providing such services.
Credit Letter Agreement.   On February 26, 2020, in connection with the execution of the EQT Global GGA, the Company and EQT entered into a letter agreement (the Credit Letter Agreement) pursuant to which, among other things, (a) the Company relieved certain credit posting requirements for EQT, in an amount up to approximately $250 million, under certain commercial agreements with the Company, subject to EQT maintaining a minimum credit rating from two of three rating agencies of  (i) Ba3 with Moody’s Investors Service, (ii) BB- with S&P Global Ratings and (iii) BB- with Fitch Investor Services and (b) the Company agreed to use commercially reasonable good faith efforts to negotiate similar credit support arrangements for EQT in respect of its commitments to Mountain Valley Pipeline, LLC.
Transmission Acreage Dedication.   Pursuant to an acreage dedication to EQM by EQT, EQM has the right to elect to transport, at a negotiated rate, which will be the higher of a market or cost of service rate, all natural gas produced from wells drilled by EQT on the dedicated acreage, which is an area covering approximately

60,000 acres surrounding EQM’s storage assets in Allegheny, Washington and Greene counties in Pennsylvania and Wetzel, Marion, Taylor, Tyler, Doddridge, Harrison and Lewis counties in West Virginia. The acreage dedication is contained in a sublease agreement in which EQM granted to EQT all of the oil and gas interests, including the exclusive rights to drill, explore for, produce and market such oil and gas, EQM had received as part of certain of its oil and gas leasehold estates EQM uses for gas storage and protection. Furthermore, if EQT acquires acreage with natural gas storage rights within the area of mutual interest established by the acreage dedication, then EQT will enter into an agreement with EQM to permit it to store natural gas on such acreage. Likewise, if EQM acquires acreage within the area of mutual interest with natural gas or oil production, development, marketing and exploration rights, such acreage will automatically become subject to EQT’s rights under the acreage dedication.
The Company and its subsidiaries have also entered into certain immaterial land agreements with EQT. Equitrans is currently in discussions with EQT regarding the proposed sale and full assignment of an oil and gas lease in which Equitrans owns right, title and interest, with cash consideration expected to be in excess of $120,000.

APPENDIX C
Non-GAAP Financial Information
Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow
As used in this proxy statement, Adjusted EBITDA means, as applicable, net income (loss), plus income tax expense (benefit), net interest expense, loss on extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets and equity method investment, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense and less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments and adjusted EBITDA attributable to noncontrolling interest. As used in this proxy statement, Economic Adjusted EBITDA means Adjusted EBITDA plus deferred revenue. Deferred revenue is the difference between the cash received from the contractual minimum volume commitments and the revenue recognized over a contract’s term. Additionally, as used in this proxy statement, Free Cash Flow means net cash provided by operating activities plus principal payments received on the Preferred Interest, and less net cash provided by operating activities attributable to noncontrolling interest, premiums paid on debt extinguishment, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka Midstream Holdings, LLC (Eureka Midstream)capital expenditures), capital contributions to Mountain Valley Pipeline, LLC (the MVP JV) and dividends paid to Series A Preferred shareholders. Free Cash Flow as defined in the 2021 STIP Program further allows for certain items to be adjusted for. These include the interest cost savings realized as a result of the purchase an aggregate principal amount of  $500 million of EQM’s outstanding 4.75% notes due 2023 (2023 Notes) pursuant to tender offers for certain of EQM’s outstanding indebtedness (such tender offers, the Tender Offer), premiums paid on debt extinguishment (associated with the Tender Offer) and delayed capital contributions to MVP JV. Adjusted EBITDA and Free Cash Flow are non-GAAP supplemental financial measures that management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:
➢
the Company’s operating performance as compared to other publicly traded corporations in the midstream energy industry without regard to historical cost basis or, in the case of Adjusted EBITDA financing methods;

➢
The ability of the Company’s assets to generate sufficient cash flow to pay dividends to Company shareholders;

➢
The Company’s ability to incur and service debt and fund capital expenditures and capital contributions; and

➢
The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Company believes that Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow provide useful information to investors in assessing the Company’s results of operations and financial condition. Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow should not be considered as alternatives to the Company’s net income, operating income, or net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income, operating net income and net cash provided by operating activities. Additionally, because these non-GAAP measures may be defined differently by other companies in the Company’s industry, the Company’s definitions of Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free Cash Flow should not be viewed as indicative of the actual amount of cash that the Company has available for dividends or that the Company plans to distribute and is not intended to be a liquidity measure. The tables below reconcile Adjusted EBITDA, Economic Adjusted EBITDA and Free Cash Flow with net income and net cash provided operating activities, as applicable, as derived from the statements of consolidated comprehensive income and the statements of consolidated cash flows included in the Company’s annual report on Form 10-K for the year ended December 31, 2021.

C-1

Adjusted EBITDA and Economic Adjusted EBITDA
($ in thousands)
Year Ended December 31, 2021
Net loss	$(1,365,948)
Add (deduct):
Income tax benefit	(345,091)
Net interest expense	378,650
Loss on extinguishment of debt	41,025
Depreciation	270,404
Amortization of intangible assets	64,819
Impairments of long-lived assets and equity method investments	1,982,580
Preferred Interest payments	10,984
Non-cash long-term compensation expense	14,921
Equity income	(17,579)
AFUDC-equity	(319)
Unrealized loss on derivative instruments	16,362
Adjusted EBITDA attributable to non-controlling interests(1)	(38,383)

Adjusted EBITDA	$1,012,425

Add:
Deferred revenue	423,666

Economic Adjusted EBITDA	$1,436,091

(1)
Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third party ownership interest in Eureka Midstream. Adjusted EBITDA attributable to noncontrolling interest was calculated as net income of $14.5 million, plus depreciation of  $11.9 million, plus amortization of intangible assets of  $8.4 million and plus interest expense of  $3.6 million.

Free Cash Flow
($ in thousands)
Year Ended December 31, 2021
Net cash provided by operating activities	$1,168,768
Add back (deduct):
Principal payments received on the Preferred Interest	5,217
Net cash provided by operating activities attributable to noncontrolling interest(1)	(27,898)
Series A Preferred Shares dividends	(58,512)
Premiums paid on debt extinguishment	(36,250)
Capital expenditures(2)	(275,538)
Capital contributions to MVP JV	(287,665)

Free cash flow	$488,122

Interest cost savings associated with the Tender Offer	(4,000)
Premiums paid on debt extinguishment (associated with the Tender Offer)	36,250
Delayed capital contributions to MVP JV	(424,630)

Free cash flow as adjusted for the 2021 STIP Program	$95,742

(1)
Reflects 40% of  $69.7 million, which was Eureka’s standalone net cash provided by operating activities for the year ended December 31, 2021, which represents the noncontrolling interest portion for the year ended December 31, 2021.

(2)
Does not reflect amounts related to the noncontrolling interest share of Eureka Midstream.

C-2

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EQUITRANS MIDSTREAM CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Against	Abstain
1a. Vicky A. Bailey	☐	☐	☐
1b. Sarah M. Barpoulis	☐	☐	☐
1c. Kenneth M. Burke	☐	☐	☐
1d. Patricia K. Collawn	☐	☐	☐
1e. Thomas F. Karam	☐	☐	☐
1f. D. Mark Leland	☐	☐	☐
1g. Norman J. Szydlowski	☐	☐	☐
1h. Robert F. Vagt	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCAN TOVIEW MATERIALS & VOTE EQUITRANS MIDSTREAM CORPORATION ATTN: CORPORATE SECRETARY2200 ENERGY DRIVECANONSBURG, PA 15317 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on the cut-off date or the day before the meeting date, as applicable. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/ETRN2022You may participate in the meeting via the Internet and vote electronically during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on the cut-off date or the day before the meeting date, as applicable. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D69975-P65824-Z81726 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D69976-P65824-Z81726EQUITRANS MIDSTREAM CORPORATIONProxy for Annual Meeting of Shareholders to be held April 26, 2022 Solicited on Behalf of the Board of DirectorsThe undersigned hereby appoints Stephen M. Moore, Nathaniel D. DeRose and Lisa M. Lind, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Equitrans Midstream Corporation Common Stock and/or Series A Perpetual Convertible Preferred Stock which the undersigned would be entitled to vote if electronically present and acting at the Annual Meeting of Shareholders of EQUITRANS MIDSTREAM CORPORATION, to be held April 26, 2022 at 9:00 a.m. Eastern Time, via live webcast at www.virtualshareholdermeeting.com/ETRN2022, and at any adjournments or postponements thereof.In their discretion, the proxies are authorized, in accordance with their best judgment, to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. A vote FOR the election of nominees herein includes discretionary authority to vote for a substitute nominee if any nominee becomes unavailable for election for any reason. If no direction is made, the proxies will vote in accordance with the Board of Directors' recommendations on all matters listed on this proxy card.If you hold shares in the Equitrans Midstream Corporation Employee Savings Plan (401(k) Plan) or the Equitrans Midstream Corporation 2018 Long-Term Incentive Plan, as amended, your vote must be received by 11:59 P.M. Eastern Time on April 18, 2022.This card also serves as voting instructions to the applicable Trustee and administrator of the 401(k) Plan or LTIP, respectively. This card, when properly executed, directs the Trustee or administrator, as applicable, to vote the Equitrans Midstream Corporation shares related to your 401(k) Plan shares or restricted shares, as applicable, at such Annual Meeting as indicated on the reverse side. If this card is returned signed with no direction given or not returned at all, your 401(k) Plan shares will be voted by the Trustee of the 401(k) Plan in proportion to how other participants vote their shares. If this card is returned signed with no direction given, the administrator of the LTIP will vote your restricted shares as recommended by the Board of Directors of the Company. If you do not return this card, the administrator of the LTIP will not vote your restricted shares. All voting instructions will be kept confidential. You may not vote your 401(k) Plan shares or restricted shares at the Annual Meeting. The Trustee or the administrator, as applicable, must receive your proxy instructions no later than 11:59 p.m. Eastern Time on April 18, 2022 to be counted in the final tabulation.(Continued and to be signed on the reverse side.)